UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Prologis, Inc.

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PROLOGIS

Prologis Proxy Statement

Notice of annual meeting of stockholders

The date of this proxy statement is **March 24, 2023**

Prologis Park Datteln DC1, Datteln, Germany

Notice of 2023 Annual Meeting of Stockholders

March 24, 2023

To our stockholders:

I invite you to attend the 2023 annual meeting of stockholders of Prologis, Inc. at 1:30 p.m. on May 4, 2023. Our annual meeting will be held in a virtual format only. You will not be able to attend the annual meeting physically.

Items of business. The following items of business will be conducted at our 2023 annual meeting of stockholders:

1.	Elect eleven directors to our Board to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2.	Advisory vote to approve the company’s executive compensation for 2022.

3.	Advisory vote on the frequency of future advisory votes on the company’s executive compensation.

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2023.

5.	Consider any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Record Date. If you were a holder of shares of our common stock at the close of business on March 7, 2023, you are entitled to receive this notice and to vote at the annual meeting and any adjournment(s) or postponement(s) of the annual meeting.

How to Vote. You can vote your shares by proxy through the Internet, by telephone or by mail using the instructions on the proxy card or you can vote during the virtual annual meeting. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the annual meeting.

Meeting Attendance. To be admitted to the annual meeting at www.virtualshareholdermeeting.com /PLD2023, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the annual meeting by following the instructions available on the meeting website during the meeting.

Proxy Materials. On or about March 24, 2023, we intend to distribute to our stockholders:

(i)

Either in printed form by mail or electronically by email, a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on: (a) how to electronically access our 2023 Proxy Statement and 2022 Annual Report to Stockholders, which includes our 2022 Annual Report on Form 10-K; (b) how to vote; and (c) how to request printed proxy materials (if desired).

(ii)	If requested or required, printed proxy materials, which will include our 2023 Proxy Statement, our 2022 Annual Report on Form 10-K and a proxy card.

On behalf of the Board of Directors, EDWARD S. NEKRITZ Chief Legal Officer, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2023. This proxy statement and accompanying form of proxy are first being made available to you on or about March 24, 2023. Proxy materials are available at www.proxyvote.com.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023

1	Proxy Summary

1	2022 Business Highlights

2	2022 Compensation Highlights

3	2022 Environmental, Social and Governance (ESG) Highlights

4	Proposals Submitted to Vote at the 2023 Annual Meeting

5	Board of Directors and Corporate Governance

6	Prologis Corporate Governance Tear Sheet

7	Election of Directors (Proposal 1)

8	Board Evaluations and Process for Selecting Directors

10	Director Qualifications

13	Director Nominees

19	Director Independence

19	Board Leadership Structure

21	Board Committees

23	Other Governance Matters

28	Executive Officers

30	Environmental, Social and Governance Priorities

39	Executive Compensation

39	Compensation Discussion and Analysis

40	CD&A Highlights

41	Letter from the Talent and Compensation Committee

42	Stockholder Outreach and Compensation Program Improvements

45	Prologis Business Overview

51	Compensation Benchmarking Peer Group

53	Our Compensation Philosophy

55	2022 Chief Executive Officer Compensation

60	Core Compensation: Annual Bonus Opportunity

68	Core Compensation: Annual LTI Equity Awards

71	Outperformance Compensation

79	Other Compensation Elements and Considerations

83	Talent and Compensation Committee Report

84	Summary Compensation Table for Fiscal Year 2022

88	Grants of Plan-Based Awards in Fiscal Year 2022

95	Outstanding Equity Awards at Fiscal Year-End (December 31, 2022)

99	Option Exercises and Stock Vested in Fiscal Year 2022

102	Nonqualified Deferred Compensation in Fiscal Year 2022

106	Potential Payments Upon Termination or Change in Control

110	CEO Pay Ratio

111	Pay Versus Performance

114	Advisory Vote to Approve the Company’s Executive Compensation for 2022 (Proposal 2)

115	Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation (Proposal 3)

116	Director Compensation

118	Nonqualified Deferred Compensation Plans for Directors

119	Director Compensation for Fiscal Year 2022

121	Security Ownership

124	Equity Compensation Plans

125	Audit Matters

126	Audit Committee Report

127	Independent Public Accountant

128	Ratification of the Appointment of the Independent Public Accountant (Proposal 4)

129	Additional Information

130	Proxy and Annual Meeting FAQ

136	Submitting Stockholder Proposals

138	Delinquent Section 16(a) Reports

139	Annual Report to Stockholders and Corporate Governance Documents

A-1	Appendix A: Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting of the Stockholders. Please read it carefully.

The following summary highlights information contained in this proxy statement. This summary does not contain all the information you should consider and you should read the entire proxy statement before voting. For more complete information regarding our 2022 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2022. All company operational information in this proxy statement is for the year ended or as of December 31, 2022, unless otherwise noted. See Appendix A for definitions and discussion of non-GAAP measures and reconciliations to GAAP measures and for additional detail regarding definitions of terms as generally explained in the proxy statement. References in this proxy statement to “we,” “us,” “our,” the “company,” and “Prologis” refer to Prologis, Inc. and its subsidiaries, unless the context otherwise requires.

PROXY SUMMARY

2022 BUSINESS HIGHLIGHTS

Our Business Model Delivers Long-Term Growth Across Cycles

In 2022, we delivered strong operational performance in the face of volatile macroeconomic circumstances, which continued our industry outperformance and earned record Promote income from our Strategic Capital business.

Sector-Leading Financial Performance	Strategic Capital is a Powerful Differentiator
23.4% net earnings per share(1) and 11.7% Core FFO per share ten-year CAGRs,(1) 15.7% and 4.28% higher than the Large-Cap REIT Group ten-year CAGR average,(2) respectively.

In 2022 alone, we earned over $1 billion of fees and Promotes from vehicles, driven largely by a significant Promote from Prologis European Logistics Fund (PELF), one of our largest Strategic Capital vehicles.

(1)

Ten-year compound annual growth rate (CAGR). Core funds from operations (FFO) per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure and for a calculation of the CAGR of our Core FFO per share. See footnote 3 on page 48 for further detail regarding our net earnings per share CAGR calculation.

(2)

The “Large-Cap REIT Group” is our historical REIT compensation comparison group (American Tower Corporation, AvalonBay Communities, Inc., Boston Properties, Inc., Crown Castle International Corp., Digital Realty Trust, Inc., Equinix, Inc., Equity Residential, Public Storage, Inc., Simon Property Group, Inc., Ventas, Inc. and Welltower Inc.) The average rates of the Large-Cap REIT Group are weighted by market capitalization. See footnotes to page 48 for further detail on the calculation of the Large-Cap REIT Group average.

For further detail, please see “Compensation Discussion and Analysis.”

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	1

PROXY SUMMARY

2022 COMPENSATION HIGHLIGHTS

Compensation Program Improvements

In response to stockholder feedback, we adopted various improvements to our compensation program, including:

Prologis Promote Program (PPP)	NEO Succession Planning
Enhanced Disclosure on Performance Hurdle for Significant PELF Promote in 2022 and regarding future Promote earning opportunities.	Recalibration of Compensation Anticipated for NEO Successors to be commensurate with new executives’ tenure and experience.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	2

PROXY SUMMARY

2022 ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS

We Have a Long-Standing Record of ESG Leadership

Net Zero Emissions By 2040	#1 in ESG The top REIT ESG program by Institutional Investor 2022.
Commitment, announced in 2022, includes entire value chain and is aligned with the Science Based Targets initiative’s Net-Zero Standard.
20 Consecutive Years	Top 10% in World
A leading REIT in corporate governance by Green Street.	Global sustainable companies recognized by the DJSI World Index 2022.

For further detail, please see “Board of Directors and Corporate Governance”, “Environmental, Social and Governance Priorities” and “Compensation Discussion and Analysis.”

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	3

PROXY SUMMARY

Proposals Submitted to Vote at the 2023 Annual Meeting

We are asking our stockholders of record on March 7, 2023, to vote on the following matters at our 2023 annual meeting of stockholders to be held on May 4, 2023. Please see the section entitled “Additional Information” for details on how to vote and the vote required to approve these matters.

Proposal	Board Recommendation

PROPOSAL 1: Election of Directors

At the annual meeting you will be asked to elect to the board of directors (the “Board”) of Prologis, Inc. the eleven persons nominated by the Board. The directors will be elected to one-year terms and will hold office until the 2024 annual meeting and until their successors are duly elected and qualified.

PROPOSAL 2: Advisory Vote to Approve the Company’s Executive Compensation for 2022

At the annual meeting you will be asked to approve a resolution on the company’s executive compensation for 2022 as reported in this proxy statement.

PROPOSAL 3: Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation

At the annual meeting you will be asked to vote on whether future advisory votes on the company’s executive compensation should occur every year, every two years or every three years. The Board recommends voting “for” holding future advisory votes on the company’s executive compensation annually.

PROPOSAL 4: Ratification of the Appointment of our Independent Registered Public Accounting Firm

At the annual meeting you will be asked to ratify the appointment of KPMG LLP by the Audit Committee (the “Audit Committee”) of the Board as the company’s independent registered public accounting firm (“independent public accountant”) for the year 2023.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	4

Board of Directors and Corporate Governance

6	Prologis Corporate Governance Tear Sheet

7	Election of Directors (Proposal 1)

8	Board Evaluations and Process for Selecting Directors

10	Director Qualifications

13	Director Nominees

19	Director Independence

19	Board Leadership Structure

21	Board Committees

23	Other Governance Matters

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Prologis Corporate Governance Tear Sheet

DIRECTOR INDEPENDENCE AND COMPLIANCE	DIRECTOR COMPOSITION AND EVALUATION PROCESS

• 91% of our Board is independent: All directors, other than our chairman, are independent.

• No related-party transactions.

• No hedging or pledging of our securities.

• All directors attended 75% or more of Board and Board committee meetings.(1)

• All directors are in compliance with our stock ownership guidelines (5x annual cash retainer).

• Annual Board evaluation process involving Board, Board committee and individual director assessments: Administered by the chair of our Board Governance and Nomination Committee (the “Governance Committee”) and our lead independent director, with a third-party evaluation every other year.

• Age/tenure policy: 75 years maximum age limit and 15-year maximum tenure limit.(2)

• Our mix of director tenure, skills and background provides a balance of experience and institutional knowledge with fresh perspectives.

• Three directors are female, and three are ethnically diverse.

BOARD LEADERSHIP • Lead independent director role with significant authority and responsibilities. • Chairman and CEO policy gives Board flexibility to determine best candidate for the positions.

STRONG STOCKHOLDER RIGHTS

• All directors elected annually since IPO. Irrevocably opted out of Maryland staggered board provisions in 2014.

• Adopted proxy access with 3/3/20/20 market standard in 2016.(3)

• No stockholder rights plan.

• Majority vote is the standard in uncontested director elections (adopted in 2007).

• Stockholders can amend bylaws with majority vote (adopted in 1997).

ESG GOVERNANCE

• Formal board oversight over ESG efforts through Board Governance and Nomination Committee charter and updates to the full Board and other committees.

• Energy, Sustainability, Mobility and ESG group reporting directly to C-suite (COO).

• Accountability structure and ESG bonus metrics to incentivize success of ESG.

RISK GOVERNANCE

• Financial risk oversight: Evidenced by A3/A credit ratings.(4)

• Operational risk oversight: Annual enterprise level risk analyses with board; climate risk assessment platform; rigorous investment committee processes; local team property-level management.

• Reputational risk oversight: Extensive employee learning and development platform requiring ethics, cybersecurity, diversity and other training.

(1)	Mr. Connor, who was appointed to the Board in October 2022, attended all Board meetings subsequent to his appointment.

(2)

Our governance guidelines provide that directors will not be nominated or appointed to the Board if they are, or would be, 75 years or older or with 15 or more years of board tenure at the time of the election or appointment. Our board tenure policy applies to any director newly appointed or elected after the tenure policy was implemented (for purposes of calculating tenure limits, tenure of the directors incumbent as of the day of policy adoption started on the date of adoption).

(3)	See “Additional Information” for further detail on proxy access.

(4)	Ratings by Moody’s/S&P. A securities rating is not a recommendation to buy, sell or hold securities and is subject to withdrawal at any time by the rating agency.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	6

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1

Election of Directors

The Board is currently comprised of twelve directors, all of whom, other than William D. Zollars, are standing to be elected to the Board at the 2023 annual meeting of stockholders to hold office until the 2024 annual meeting and until their successors are duly elected and qualified. This includes Mr. Connor, whom the Board appointed as a new director in October 2022 in connection with the consummation of the Duke merger and has been nominated to stand for election to the Board at our 2023 annual meeting.

•   The eleven nominees for election to the Board at the 2023 annual meeting, all proposed by the Board, are listed below in the section titled “Director Nominees,” along with brief biographies.

•   The Board has affirmatively determined that all of our director nominees, other than Hamid Moghadam, are independent directors in accordance with New York Stock Exchange (“NYSE”) rules, our governance guidelines and our bylaws.

•   We do not know of any reason why any nominee would be unable or unwilling to serve as a director, if elected. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the Board as a substitute or the Board may reduce the number of directors. Each of the director nominees has consented to be named in this proxy statement and to serve as a director if elected.

•   Information about each director nominee’s share ownership is presented below under “Security Ownership.”

Our bylaws provide for a majority voting standard for the election of directors. See “Additional Information—Majority Voting” for further detail.

The shares represented by the proxies received will be voted for the election of each of the eleven nominees named below, unless you indicate in the proxy that your vote should be cast against any or all of the director nominees or that you abstain from voting. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, retirement or death.

The Board unanimously recommends that the stockholders vote FOR the election of each nominee.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	7

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Evaluations and Process For Selecting Directors

Rigorous Board evaluation and refreshment process

Our annual Board evaluation process involves assessments at the Board, Board committee and individual director levels. Through this process, the Board determines who should be nominated to stand for election based on current company and Board needs.

•   Directors identify key skills and characteristics currently needed for the Board, as well as to provide information relating to Board composition and planning.

•   Director interview questions are prepared based on current areas of focus as well as feedback from our stockholder outreach efforts.

•   Annual one-on-one director interviews are conducted by our lead independent director and chair of the Governance Committee and, every other year, by an independent third party.

•   The results of the director interviews are aggregated by our lead independent director, Governance Committee chair, and if applicable, the independent third party, and reported to the Governance Committee and then to our full Board. Our Board follows up on items identified in the evaluation process.

Our Governance Committee discusses Board succession and reviews potential candidates. This process is based on the results of annual board evaluations and takes place throughout the course of the year.

•   Our director candidate search process actively identifies and assesses a pool of potential candidates through a variety of sources, primarily through internal references. Although the committee may retain third parties to assist in identifying potential nominees, it prefers internal references by directors who understand the needs and dynamics of the Board with a particular focus on inclusion and diversity of ideas and background.

•   In 2021, we implemented a director/CEO recruitment diversity policy that requires the Governance Committee to consider (and any staffing agencies to recruit) ethnic and gender diverse candidates in formal director searches and recruitment for external CEO candidates.

•   Our governance guidelines also ensure regular board refreshment, providing that directors will not be nominated or appointed to the Board if they are, or would be, 75 years or older or with 15 or more years of board tenure at the time of the election or appointment.

2023 Board evaluation feedback

Key feedback from our Board evaluation process:

•   Noted the high-functioning nature of the Board and strong leadership of our lead independent director and committee heads.

•   Focused on executive succession planning.

•   Also focused on director succession planning and an orderly transition of key leadership positions and directors with institutional knowledge (coordinated with executive succession planning).

•   Recognized the strength of our CEO and management.

•   Determined that there were no concerns about Board independence or longer tenured directors.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	8

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Regular Board refreshment

The Board is committed to regular refreshment to maintain an optimal balance of different perspectives, skills and backgrounds. We have onboarded six new directors in the past eight years, increasing the ethnic, gender and geographical diversity of the Board as well as breadth of experience. As a priority, the Board continues to be particularly focused on ethnic and gender diverse candidates who meet the current needs of the company.

The Board was completely refreshed and rebuilt at the time of the Merger(2) in 2011. The Merger essentially created a new company with a new operating and corporate platform. At that time, all directors underwent intensive review to determine which directors would best fit the newly created combined company. Each director selected in this rebuilding process was onboarded as a new director to the newly established company. These directors were required to perform in a new governance environment, with new structures, processes, committees, charters and guidelines.

We have continued to refresh the Board since the Merger. David O’Connor onboarded as a new director in 2015, Olivier Piani in 2017, Cristina Bita and Philip Hawkins in 2018, Avid Modjtabai in 2020 and James Connor in 2022. (In 2020, Mr. Hawkins took a position as executive chairman of a U.S. industrial real estate portfolio company and, as a result, decided to step down from our Board).

As a result of our regular board refreshment, the Board comprises an appropriate mix of tenures: four directors with up to six years of tenure, three directors with tenure between six and twelve years and four with over twelve years of tenure. This mix provides an even balance of experience and institutional knowledge with fresh perspectives.

The Board is focused on director succession planning as a priority. As directors approach the maximum age and/or tenure limit set forth in our director age and tenure policy, the Board proactively formulates a plan to transition key leadership positions and maintain the appropriate balance of institutional knowledge on the Board. As discussed in “Board Qualifications,” the Board continually assesses the current needs of the Board based on the strategic priorities of the company and actively recruits candidates with a focus on the diversity and skill set needs of the Board.

EVEN DISTRIBUTION OF DIRECTOR TENURE(1)(2)

6	new directors in last eight years.(3)

(1)	Directors nominated for election at our 2023 annual meeting of shareholders.

(2)

The entire Board was rebuilt in 2011 at the time of the merger (the “Merger”) between AMB Property Corporation and ProLogis (the “Trust”) and the tenure of the rebuilt Board started at that time. However, we include Mr. Moghadam, Ms. Kennard, Mr. Webb and Mr. Skelton in the 12+ year category as they were directors of the legal acquirer prior to the Merger.

(3)	Includes Philip Hawkins, who joined our Board in 2018 and stepped down from our Board in 2020 to assume an executive chairman position at a U.S. industrial real estate company.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	9

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Qualifications

Director skills and experience support our business strategy

We have deep experience on our Board covering all components of our business model. The Board believes a balance of perspectives from other industries is critical to well-rounded oversight and insight into our customers’ perspectives.

BUSINESS STRATEGY	DIRECTOR EXPERIENCE SUPPORTING OUR BUSINESS	FINANCIAL RESULTS(1)

Global presence in the heart of the world’s most vibrant and active consumption centers results in outperformance	82% of our directors have global management experience	Strong long-term performance 23.4% earnings per share CAGR and 11.7% Core FFO per share CAGR,(2) 1,566 bps and 428 bps above the Large-Cap REIT Group average

Scale drives efficiency	100% of our directors have large scale company executive management experience	Significant and durable growth 306% AUM growth while G&A(3) as a percentage of AUM decreased

Development enhances the bottom line	55% of our directors have real estate and logistics experience	Building an irreplaceable portfolio $7.9B in value created by our development business(4)

Strategic Capital boosts growth through fees and Promotes	100% of our directors have investment and/or finance experience	A high return business $4.1B delivered in strategic capital fees and Promotes

Essentials, our platform offering logistics solutions, services and products, provides new revenue streams and strengthens customer relationships	36% of our directors have experience with customer products, services and solutions	Additional earnings opportunities Total Essentials contracted sales grew by 150% from 2021 to 2022

(1)	Over ten-year period 2013-2022, unless noted otherwise.

(2)

Our global platform outperformed the average of the “Large-Cap REIT Group” in net earnings per share and Core FFO per share CAGR by 1,566 bps and 428 bps, respectively, over the last ten years. The average rates for the Large-Cap REIT Group are weighted by market capitalization. See footnotes to page 48 for further detail on the calculation of the Large-Cap REIT Group average. Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure and a calculation of the CAGR of our Core FFO per share. See footnote 3 on page 48 for further detail regarding our net earnings per share CAGR calculation.

(3)	“G&A” are our general and administrative expenses.

(4)

Value created over our total expected investment through development and leasing activities based on current projections. Please see Appendix A for further detail regarding how we calculate “Value creation.” Development value creation is calculated across our owned and managed portfolio.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	10

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board composition and diversity

Our board diversity policy centers on our commitment to maintaining Board diversity in thought, background and experience—a mix of gender, ethnic background, geographic origin and professional experience that supports our business strategy and the current needs of the Board. As such, the Governance Committee focuses on identifying and nominating qualified and diverse director candidates with commensurate experience and background and each of our director nominees was chosen on this basis.

Our directors nominated for election at our 2023 annual meeting support this mix of diversity in gender, ethnicity and background (see the director demographics/skills matrix below). We are continually seeking new, diverse candidates to add to our Board—our current pipeline of potential candidates is comprised of mostly diverse individuals. Our board diversity policy (which is published on our website in our Governance Guidelines) requires that in any formal search for new directors, the Board will consider, and will instruct any third-party search firm to include, candidates from diverse backgrounds, including in its initial list both gender and racial/ethnic diverse director candidates.

In making its nominations, the Governance Committee also assesses each director nominee by key characteristics, including courage to voice opinions, integrity, experience, accountability, good judgment, supportiveness in working with others and willingness to commit the time needed to satisfy the requirements of Board and committee membership.

PROLOGIS BOARD DIVERSITY(1)

(1)	Directors nominated for election at our 2023 annual meeting of shareholders.

(2)	One director has self-identified as African American and two directors have self-identified as West Asian/Middle Eastern/Asian American.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	11

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director skills and experience support our business strategy

We have deep experience on our Board covering all components of our business model. The Board believes a balance of perspectives from other industries is critical to well-rounded oversight and insight into the perspectives of our customers covering a wide range of industries.

Along with the fundamental characteristics necessary for all directors, such as courage, wisdom and good judgment, below are qualifications of our Board identified in our Board evaluation process as important to support our current business strategy. These characteristics, coupled with diversity of thought and background, are critical to strong oversight and proven long-term results.

We also seek directors with skillsets that support our emerging areas of focus, including cybersecurity, data and energy. We consider whether candidates possess experience in such areas when evaluating potential directors.

(1)	Includes development, operations, real estate investments and fund management.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	12

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nominees

Hamid R. Moghadam • Chairman of the Board since January 2000; Director since November 1997 • Board Committees: Executive • Other public directorships: None

Mr. Moghadam, 66, has been our chief executive officer since the end of December 2012 and was our co-chief executive officer from June 2011 to December 2012. He is the co-founder of AMB Property Corporation and was AMB’s chief executive officer from November 1997 (from the time of AMB’s initial public offering) to the Merger in June 2011.

Other relevant qualifications: Mr. Moghadam is on the board of the Stanford Management Company and formerly served as its chairman. He is a former trustee of Stanford University and previously served on the Executive Committee of the Board of Directors of the Urban Land Institute. Mr. Moghadam holds Bachelor’s and Master’s degrees in engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the Graduate School of Business at Stanford University.

Skills related to company opportunities and risks: Mr. Moghadam co-founded our company 40 years ago. He brings unique value as a founder who has built an unparalleled platform that has consistently outperformed both the REIT industry and S&P 500. Mr. Moghadam has unmatched experience running the largest publicly traded industrial REIT in the world with real estate operations and development across 19 countries. Mr. Moghadam built our Strategic Capital business (including two public companies and seven private vehicles), which is unrivaled in the REIT industry. His vision has further positioned the company for growth by creating an ecosystem of products, services and solutions for our customers via our Essentials platform. See page 55 for more information regarding Mr. Moghadam’s exceptional contributions to Prologis over the past four decades.

Irving F. Lyons III

•   Lead independent director since June 2011 (prior to the Merger served as a trustee of the Trust from September 2009 to June 2011 and from March 1996 to May 2006)

•   Board Committees: Executive

•   Other public directorships: Equinix, Inc. and Essex Property Trust, Inc.

Mr. Lyons, 73, has been a principal with Lyons Asset Management, a private equity firm, since January 2005. In 2004, Mr. Lyons retired from the Trust where he served as chief investment officer from 1997 until his retirement. He joined the Trust in 1993 and served as president from 1999 to 2001 and vice chairman from 2001 to 2004. Mr. Lyons is a member of the boards of Equinix, Inc., a global data center operator, and Essex Property Trust, Inc., a real estate investment trust that invests in apartment communities. Mr. Lyons previously served as chairman of the board of BRE Properties, Inc.

Other relevant qualifications: Mr. Lyons joined the Trust when King & Lyons, an industrial real estate management and development company, was acquired by the Trust in 1993. Mr. Lyons had been the managing general partner in that firm since its inception in 1979 and was one of its principals at the time of the acquisition. Mr. Lyons holds a Master in Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley.

Skills related to company opportunities and risks: Mr. Lyons’ service as an executive in the logistics real estate industry, including as chief investment officer and president of the Trust, as a principal of a private equity firm and in leadership roles on the boards of other publicly traded REITs guide his oversight as our Board’s lead independent director.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	13

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Cristina G. Bita • Director since May 2018 • Board Committees: Audit • Other public directorships: None

Ms. Bita, 44, is a vice president of finance at Google and serves as the business finance officer for Google’s Devices and Services and Global Marketing organizations. Ms. Bita leads global finance activities for consumer hardware, consumer paid services as well as for the company’s marketing investments globally. Ms. Bita has held several finance leadership roles over the course of her 15+ year career at Google that also included Sales and Business Development, Consumer Products, Platforms and Ecosystems, G&A, and Technical Infrastructure and Enterprise. She has also served as the chair of the Google Sustainability Board. Prior to Google, Ms. Bita held various positions at Siemens/Osram in the Business Unit Controllership and Corporate FP&A groups.

Other relevant qualifications: Ms. Bita holds a Master of Science in Finance from the Boston College Wallace E. Carroll School of Management and a Bachelor of Science in Business Administration (Accounting) from Salem State University. Ms. Bita is also a Certified Management Accountant (CMA).

Skills related to company opportunities and risks: Ms. Bita’s experience in innovation and technology gained from her tenure at Google supports our strategic initiatives to stay ahead of the evolution of the supply chain and our customers’ needs by integrating data systems and technology across both our core real estate and Essentials platforms. Ms. Bita also served as the chair of the Google Sustainability Board, which provides valuable insights in support of our ESG initiatives.

James B. Connor • Director since October 2022 • Board Committees: Executive • Other public directorships: EPR Properties and Healthpeak Properties, Inc.

Mr. Connor, 64, was most recently chairman and chief executive officer of Duke Realty Corporation, a NYSE-listed company that specialized in modern, bulk warehouse and logistics facilities and was acquired by Prologis in October 2022. Mr. Connor joined Duke Realty in 1998 and served in several leadership positions before being named CEO in 2016. Before joining Duke Realty, Mr. Connor held numerous executive and brokerage positions with Cushman & Wakefield. Additionally, Mr. Connor is a member of the board of trustees of EPR Properties, a publicly traded REIT focused on real estate venues that facilitate out of home leisure and recreation experiences and the board of directors of Healthpeak Properties, Inc., a publicly traded REIT focused on real estate related to the healthcare industry.

Other relevant qualifications: Mr. Connor is a member of the Executive Board of Governors of the National Association of Real Estate Investment Trusts (Nareit). Mr. Connor holds a Bachelor of Business Administration degree with a minor in Real Estate Finance from Western Illinois University.

Skills related to company opportunities and risks: Mr. Connor brings over a quarter century of experience in the logistics REIT industry, including seven years as a public company CEO. His deep experience guides all aspects of our business related to the logistics real estate industry.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

George L. Fotiades

•   Director since June 2011 (prior to the Merger served as a trustee of the Trust from December 2001 to June 2011)

•   Board Committees: Compensation (Chair)

•   Other public directorships: AptarGroup, Inc.

Mr. Fotiades, 69, served as president and chief executive officer of Cantel Medical Corp., a provider of infection prevention and control products, from 2019 until his retirement in 2021. Mr. Fotiades was an operating partner at Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 until March 2019. From April 2007 to April 2017, Mr. Fotiades was a partner, healthcare investments at Diamond Castle Holdings LLP, a private equity firm. Mr. Fotiades was chairman of Catalent Pharma Solutions, Inc., a provider of advanced technologies for pharmaceutical, biotechnology and consumer health companies, from June 2007 to February 2010. Mr. Fotiades is chairman of the board of AptarGroup, Inc., a global dispensing systems company. He previously served on the boards of Cantel Medical Corp. and Alberto-Culver Company, a consumer products company specializing in hair and skincare products.

Other relevant qualifications: Mr. Fotiades was previously the president and chief operating officer of Cardinal Health, Inc. and also served as president and chief executive officer of Cardinal’s Pharmaceutical Technologies and Services segment. Mr. Fotiades also served as president of Warner-Lambert’s consumer healthcare business, as well as in other senior positions at Bristol-Myers Squibb, Wyeth, and Procter & Gamble. Mr. Fotiades holds a Master of Management from The Kellogg School of Management at Northwestern University and a Bachelor of Arts from Amherst College.

Skills related to company opportunities and risks: Mr. Fotiades brings experience as a public company CEO who ran large scale global operations as well as years of experience in the private equity industry. Mr. Fotiades’ experience at various consumer products and services companies adds valuable insights as we continue to grow our Essentials business.

Lydia H. Kennard • Director since August 2004 • Board Committees: Governance • Other public directorships: Freeport-McMoRan Copper & Gold Inc., AECOM and Vulcan Materials Company

Ms. Kennard, 68, is the founder and chief executive officer of KDG Construction Consulting, a provider of project and construction management services, a principal of KDG Aviation, an aviation focused real estate operating and development company, the owner of KDG Holdings, Inc., parent of Quality Engineering Solutions, Inc., a pavement management analytics and construction inspection company, and a principal with 1031 N. Brand Boulevard, Glendale, LLC, and 690 N. 2nd Street, Reno, LLC, both single-purpose real estate entities. Ms. Kennard is a member of the boards of Freeport-McMoRan Copper & Gold Inc., a natural resource company, AECOM, an infrastructure consulting firm, and Vulcan Materials Company, a leading producer of construction aggregates. Ms. Kennard was previously a member of the boards of URS Corporation, a provider of engineering, construction and technical services, and Intermec, Inc., an automated identification and data collection company.

Other relevant qualifications: Ms. Kennard served as chief executive officer of Los Angeles World Airports, a system of airports comprising Los Angeles International, Ontario International Airport, Palmdale Regional and Van Nuys General Aviation Airports from 1999 to 2003 and again from 2005 to 2007. From 1994 to 1999, she served as the system’s deputy executive for design and construction. Ms. Kennard holds a Juris Doctor degree from Harvard University, a Master’s degree in city planning from the Massachusetts Institute of Technology, and a Bachelor of Science in urban planning and management from Stanford University.

Skills related to company opportunities and risks: Ms. Kennard’s deep experience in the construction industry and urban planning supports our robust development platform. Ms. Kennard’s background as CEO of Los Angeles World Airports guides our efforts to grow our global logistics real estate business. As the owner of a construction analytics and solutions company, Ms. Kennard also provides experience in customer services and solutions.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Avid Modjtabai • Director since February 2020 • Board Committees: Audit • Other public directorships: Avnet, Inc.

Ms. Modjtabai, 61, served as the senior executive vice president and head of the Payments, Virtual Solutions and Innovation Group at Wells Fargo from 2016 to her retirement in March 2020. Prior to that, she served in various leadership roles at Wells Fargo, including group head for Wells Fargo Consumer Lending from 2011 to 2016, chief information officer and head of Technology and Operations Group from 2008 to 2011, chief information officer and head of technology from 2007 to 2008, and director of human resources from 2005 to 2007. Ms. Modjtabai is a member of the board of Avnet, Inc., a global technology solutions provider.

Other relevant qualifications: Ms. Modjtabai holds a Master in Business Administration in finance from Columbia University and a Bachelor of Science in industrial engineering from Stanford University.

Skills related to company opportunities and risks: As the former chief information officer and head of technology of Wells Fargo, Ms. Modjtabai brings her experience overseeing core technology functions to our board. Ms. Modjtabai’s knowledge and skill in these areas supports the company’s own data and technology initiatives as well as our cybersecurity program. Ms. Modjtabai’s tenure as head of Payments, Virtual Solutions and Innovation at Wells Fargo brings additional customer solutions experience to our board.

David P. O’Connor • Director since January 2015 • Board Committees: Compensation • Other public directorships: Regency Centers Corporation

Mr. O’Connor, 58, is a private investor, managing partner of High Rise Capital Partners, LLC, a private real estate investment firm, and a non-executive co-chairman of HighBrook Investors LLC. He was the co-founder and senior managing partner of High Rise Capital Management LP, a real estate securities hedge fund manager that operated from 2001 to 2011. Mr. O’Connor is a member of the board of Regency Centers Corporation, a publicly traded real estate investment trust specializing in shopping centers. He previously served on the boards of Songbird Estates plc, the former majority owner of Canary Wharf in London, UK and Paramount Group, Inc., a publicly traded real estate investment and management company specializing in office buildings.

Other relevant qualifications: Mr. O’Connor was previously a principal, co-portfolio manager and investment committee member of European Investors, Inc., a large dedicated real estate investment trust investor, from 1994 to 2000. Mr. O’Connor received a Master of Science in real estate from New York University and holds a Bachelor of Science degree from the Boston College Wallace E. Carroll School of Management.

Skills related to company opportunities and risks: Mr. O’Connor brings extensive knowledge in real estate investment to our Board, which supports all aspects of our global real estate operations, Strategic Capital business and capital markets activity.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Olivier Piani • Director since May 2017 • Board Committees: Audit • Other public directorships: None

Mr. Piani, 69, is the chief executive officer and founder of OP Conseils, a consulting company in real estate and finance that Mr. Piani started in January 2016. Mr. Piani is also a senior consultant with Ardian, a major European private equity group. From September 2008 to December 2015, Mr. Piani was chief executive officer of Allianz Real Estate, the real estate and asset management investment platform for the Allianz Group.

Other relevant qualifications: From 1998 to 2008, Mr. Piani built the pan-European platform for GE Capital Real Estate spanning seven different countries. Prior to joining GE in 1998, Mr. Piani was chief executive officer of UIC-Sofal, a real estate bank. From 1982 to 1995, Mr. Piani held various leadership positions in the Paribas Group in Paris, New York and London. Mr. Piani is a graduate of Paris Ecole Superieure de Commerce de Paris and received a Master of Business Administration from Stanford University.

Skills related to company opportunities and risks: Mr. Piani’s experience in real estate and finance gained through his career in private equity, asset management and banking supports our long-term investment strategy and our Strategic Capital business. Mr. Piani’s financial expertise and deep knowledge of the European real estate market guides our operations and growth in that region as well as our expansion into new markets.

Jeffrey L. Skelton • Director since November 1997 • Board Committees: Governance (Chair), Executive (Chair) • Other public directorships: None

Mr. Skelton, 73, retired in 2009 as president and chief executive officer of Symphony Asset Management, a subsidiary of Nuveen Investments, Inc., an investment management firm. After his retirement in 2009 and until 2013, Mr. Skelton co-founded and served as managing partner of Resultant Capital Partners, an investment management firm.

Other relevant qualifications: Prior to founding Symphony Asset Management in 1994, Mr. Skelton was with Wells Fargo Nikko Investment Advisors from 1984 to 1993, where he served in a variety of capacities, including chief research officer, vice chairman, co-chief investment officer and chief executive officer of Wells Fargo Nikko Investment Advisors Limited in London. Previously, Mr. Skelton was also an assistant professor of finance at the University of California at Berkeley, Walter A. Haas School of Business. Mr. Skelton holds a Ph.D. in mathematical economics and finance and a Master of Business Administration from the University of Chicago.

Skills related to company opportunities and risks: Mr. Skelton’s significant leadership experience in the asset management industry supports our Strategic Capital business and forms a strong foundation for his oversight responsibilities as chair of our Governance and Executive Committees.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Carl B. Webb • Director since August 2007 • Board Committees: Audit (Chair) • Other public directorships: Hilltop Holdings Inc.

Mr. Webb, 73, is currently a co-managing member of Ford Financial Fund II, L.P. and Ford Financial Fund III, L.P., private equity firms focusing on equity investments in financial services, a position he has held since February 2012 and March 2019, respectively. Mr. Webb has served as chairman of the Mechanics Bank board since April 2015. From June 2008 until December 2012, Mr. Webb was a senior partner of Ford Management, L.P. Mr. Webb was also the chief executive officer and a board member of Pacific Capital Bancorp and chairman of Santa Barbara Bank and Trust from August 2010 until December 2012. Mr. Webb has also served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. Additionally, Mr. Webb is a member of the board of Hilltop Holdings Inc., a publicly traded financial services holding company.

Other relevant qualifications: Mr. Webb previously served on the boards of Plum Creek Timber Company, M & F Worldwide Corp. and Triad Financial SM LLC, where he was co-chairman from July 2007 to October 2009 and served as interim president and chief executive officer from August 2005 to June 2007. Since 1983, Mr. Webb held executive positions at banking institutions, including Golden State Bancorp, Inc. and its subsidiary, California Federal Bank, FSB, First Madison Bank, FSB, First Gibraltar Bank, FSB and First National Bank at Lubbock. Mr. Webb holds a Bachelor of Business Administration from West Texas A&M University and a graduate banking degree from Southwestern Graduate School of Banking at Southern Methodist University.

Skills related to company opportunities and risks: Mr. Webb’s extensive finance experience gained over his career in private equity and banking supports our Strategic Capital business and his financial oversight role as chair of our Audit Committee.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

We require that a majority of the Board be independent in accordance with NYSE rules. To determine whether a director is independent, the Board must affirmatively determine that there is no direct or indirect material relationship between the company and the director.

91% of the Board is independent. (1)

The Board has determined that all our directors, with the exception of our chairman, Mr. Moghadam, are independent.

The Board reached this determination after considering all relevant facts and circumstances, reviewing director questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the directors, members of each of their immediate families and their affiliates.

Audit, Governance and Talent and Compensation Committees are 100% independent.

The Board has also determined that all members of the Audit, Governance and Talent and Compensation Committees of the Board are independent in accordance with NYSE and Securities and Exchange Commission (“SEC”) rules.

Board Leadership Structure

Our governance guidelines do not specify a leadership structure for the Board, allowing the Board the flexibility to choose the best option for the company as circumstances warrant. The Board believes that strong independent leadership ensures effective oversight over the company. Such independent oversight is maintained through:

•	our lead independent director;

•	our independent directors;

•	the Audit, Governance and Talent and Compensation Committees, which are all comprised entirely of independent directors;

•	annual review of the Board leadership structure and effectiveness of oversight through the Board evaluation process; and

•	strong adherence to our governance guidelines.

All of our independent directors have the ability to provide input for meeting agendas and are encouraged to raise topics for discussion by the Board. In addition, the Board and each Board committee has complete and open access to any member of management.

Each committee has the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only independent directors in order to promote free and open discussion among the independent directors.

Chairman and CEO assessment

Our chairman and CEO and our lead independent director act together in a system of checks and balances, providing both strong oversight and operational insight.

Our CEO, Mr. Moghadam, serves as chairman of the Board. The lead independent director role is focused on ensuring independent oversight of the company. Mr. Moghadam’s roles as both CEO and chairman enable him to act as a bridge between management and the Board, ensuring that the Board understands our business when making its decisions.

(1)	Directors nominated for election at our 2023 annual meeting of shareholders.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Mr. Moghadam has the breadth of experience to execute our unique business plan and to provide special insights to the Board.

Very few have experience running a public company with extensive global real estate operations and substantial Strategic Capital and development businesses. Mr. Moghadam co-founded the company and has served on the Board since the company’s initial public offering in November 1997. As one of our founders, Mr. Moghadam has extensive knowledge and expertise in the real estate and REIT industries, as well as history and knowledge of our company.

Considering all of these factors, the Board believes that a structure that combines the roles of CEO and chairman, along with an independent lead director, independent chairs for each of the Board committees and independent non-employee directors, provides the best leadership for the company at this time and places the company in a competitive position to provide long-term value to our stockholders. Through its annual board evaluation process (led by an independent third-party evaluator every other year), the board regularly assesses this structure and determines whether it continues to be in the best interests of the company and its stockholders.

Lead independent director

If the offices of chairman and CEO are held by the same person or if the chairman is otherwise not independent, the independent members of the Board will annually elect an independent director to serve in a lead capacity. The lead independent director is generally expected to serve for more than one year. Mr. Lyons has been selected as the lead independent director by our Governance Committee and the independent members of our Board.

The lead independent director coordinates the activities of the other independent directors and performs other duties and responsibilities as determined by the Board.

The specific responsibilities of the lead independent director are currently as follows:

Executive Sessions/ Committee Meetings

•   Presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors (generally held at every regular Board meeting)

•   Attends meetings of the various Board committees regularly

Meetings of Independent Directors	• Has the authority to call meetings of the independent directors and set the agenda

Board Evaluations

•   Oversees, with the chair of the Governance Committee and, when applicable, an independent third party, annual evaluations of the Board, Board committees and individual directors, including an evaluation of the chairman’s effectiveness as both chairman and CEO

Liaison with Chairman and CEO	• Serves as liaison between the independent directors and the chairman • Meets regularly between Board meetings with the chairman and CEO

Board Processes and Information

•   Ensures the quality, quantity, appropriateness and timeliness of information provided to the Board and provides input to create meeting agendas

•   Ensures that feedback is properly communicated to the Board and chairman

•   Ensures the institution of proper Board processes, including the number, frequency and scheduling of Board meetings and sufficient time for discussion of all agenda items

Communications with Stockholders	• Responds to stockholder inquiries and communicates with stockholders when appropriate

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Committees

Pursuant to the Maryland General Corporation Law and our bylaws, our business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of our business through our executive management team.

The four standing committees of the Board are: Audit, Governance, Talent and Compensation and Executive Committee (the “Executive Committee”). The Board has determined that each member of the Audit, Governance and Talent and Compensation Committees is an independent director in accordance with NYSE and SEC rules.

The current membership information for our Board committees is presented below.

Each committee has a charter which generally states the purpose of the committee and outlines the committee’s structure and responsibilities. The committees, other than the Executive Committee, must review their charter on an annual basis.

PROLOGIS BOARD COMMITTEES

Audit Committee

Members: Carl Webb (Chair) Cristina Bita Avid Modjtabai Olivier Piani	Meetings in 2022: 9	Independence: The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules.

Role and Responsibilities:

•	Oversees the financial accounting and reporting processes of the company.

•	Responsible for the appointment, compensation and oversight of our public accountants.

•

Monitors: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants.

•	Oversees financial and cybersecurity risks relating to the company.

•	Oversees company process for developing data systems and disclosures related to emerging climate disclosure regimes.

•

All committee members are designated by the Board as “audit committee financial experts” in accordance with SEC regulations and meet the independence, experience and financial literacy requirements of the NYSE and Section 10A of the Securities Exchange Act of 1934, as amended.

Talent and Compensation Committee

Members: George Fotiades (Chair) David O’Connor William Zollars	Meetings in 2022: 5	Independence: The Board has determined that all members of the Talent and Compensation Committee are independent in accordance with NYSE and Securities and Exchange Commission rules.

Role and Responsibilities:

•	Discharges the Board’s responsibilities relating to compensation of directors and executives and produces an annual report on executive compensation for inclusion in the proxy statement.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•	Approves and evaluates our director and officer compensation plans, policies and programs.

•	Reviews and recommends to the Board corporate goals and objectives relative to the compensation of our CEO.

•	Evaluates our CEO’s performance in light of corporate goals and objectives and sets the CEO’s compensation level based on this evaluation, including incentive and equity-based compensation plans.

•	Sets the amount and form of compensation for the executive officers who report to the CEO.

•

Makes recommendations to the Board (including recommendations for non-employee directors) on general compensation practices, including incentive and equity-based compensation plans, and adopts, administers and makes awards under annual and long-term incentive compensation and equity-based compensation plans, including any amendments to the awards under any such plans, and reviews and monitors awards under such plans.

•

Reviews and approves any new employment agreements, change in control agreements and severance or similar termination payments proposed to be made to the CEO or any other executive officer of the company.

•	Confirms that relevant reports are made to the Board or in periodic filings as required by governing rules and regulations of the SEC and NYSE.

•	Reviews and discusses with management the Compensation Discussion and Analysis and determines whether to recommend its inclusion in the proxy statement to the Board.

•	Participates in succession planning for key executives.

•	Focuses on risks relating to remuneration of our officers and employees and administers our equity compensation plans, our nonqualified deferred compensation arrangements and our 401(k) plan.

•

Advises management in human capital strategies and practices, attracting, developing and retaining key employees, including annual review of Diversity, Equity, Inclusion and Belonging initiatives, metrics and information and related risks.

Board Governance and Nomination Committee

Members: Jeffrey Skelton (Chair) Lydia Kennard William Zollars	Meetings in 2022: 3	Independence: The Board has determined that all members of the Governance Committee are independent in accordance with NYSE and SEC rules.

Role and Responsibilities:

•	Reviews and makes recommendations to the Board regarding Board organization and succession matters.

•	Assists the full Board in evaluating the effectiveness of the Board and its committees.

•	Reviews and makes recommendations for committee appointments to the Board.

•	Identifies individuals qualified to become Board members consistent with any criteria approved by the Board and proposes to the Board a slate of nominees for election to the Board.

•	Assesses and makes recommendations to the Board on corporate governance matters.

•	Develops and recommends to the Board a set of corporate governance principles applicable to the company.

•

Oversees ESG matters, assesses ESG and climate change risks and assists the Board in reviewing and approving the company’s ESG and sustainability activities, goals and policies (including our carbon reduction goals and strategies).

•	Reviews the adequacy of our governance guidelines on an annual basis and focuses on reputational and corporate governance risks.

•	Reviews company political lobbying activity and spending.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Executive Committee

Members: Jeffrey Skelton (Chair) James Connor Irving Lyons III Hamid Moghadam	Meetings in 2022: None	Independence: The Board has determined that James Connor, Jeffrey Skelton and Irving Lyons III are independent in accordance with NYSE and SEC rules.

Role and Responsibilities:

•	Acts only if action by the Board is required, the Board is unavailable, and the matter is time sensitive.

•	Has all of the powers and authority of the Board, subject to such limitations as the Board, the committee’s charter and/or applicable law, rules and regulations may from time to time impose.

Other Governance Matters

Board’s role in risk oversight

Risk awareness is embedded throughout our operations, underpinned by an integrated framework for identifying, assessing and managing risk.

The Board has the primary responsibility for overseeing risk management of the company. Oversight for certain specific risks falls under the responsibilities of our Board committees.

•	The Audit Committee focuses on financial and cybersecurity risks relating to the company

•	The Talent and Compensation Committee focuses on risks relating to human capital management, talent retention and remuneration of our officers and employees

•	The Governance Committee focuses on reputational, corporate governance and ESG and climate change risks

These committees regularly advise the full Board of their risk oversight activities.

Critical components of our risk oversight framework include regular communication among the Board, our management executive committee and our risk management infrastructure to identify, assess and manage risk.

Identifying, managing and assessing risks

Our risk oversight framework includes:

•	Board engagement with executive and risk management teams including multi-dimensional risk reviews, risk assessment mapping and one-on-one interviews between each director and our risk management team

•	Executive management committee meetings focused on strategic risks

•	A structured approach to capital deployment vetted through weekly investment committee meetings, including assessments of ESG, resilience and natural disaster/weather/climate change risks

•	Management of one of the strongest balance sheets in the REIT industry achieved by lowering our financial risk and foreign currency exposure

•	Rigorous internal and third-party audits assessing the company’s controls and procedures

•	Centralized team dedicated to managing risk globally and staying closely engaged with Prologis’ teams at the individual market level

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Climate risk

We assess natural hazard and climate risk across our portfolio. Our risk management team works to ensure we have sufficient insurance coverage and protection for our buildings. We also partner with a global reinsurance company to evaluate future climate scenarios and determine which actions we should take. This evaluation is based on underwriting data, a significant improvement over the traditional catastrophe modeling and flood zone data used by many other organizations. Based on this evaluation, we take a range of actions which can include improving the physical resilience of our buildings, reviewing and improving disaster response plans, and other measures. Because of our long-term planning, resilience measures and diverse portfolio footprint, we believe our climate risk is well-managed.

Cybersecurity

Our chief technology officer and our vice president of IT governance oversee our information security program. They report to the audit committee/board at least annually and also conduct annual information security compliance training. The Prologis Information Security Policy is governed by the NIST Cybersecurity Framework (CSF) and includes mandatory annual training for all employees. Prologis’ cybersecurity posture is reviewed and benchmarked against its peers through regular participation in a third-party security benchmarking survey. Our IT infrastructure is externally audited as part of our Sarbanes Oxley audit process and our controls include information security standards. Also, we maintain standalone cybersecurity insurance. To our knowledge, we have not experienced a material breach in information security.

CEO and management succession planning

The Board is responsible for ensuring that we have a high-performing management team in place. The Board, with the assistance of the Talent and Compensation Committee, regularly conducts a detailed review of management development and succession planning activities to ensure that top management positions, including the CEO position, can be filled without undue interruption.

Our succession planning process is two-tiered to ensure orderly succession. One tier contemplates succession planning in the case of an emergency during which one or more members of our current management are unable to perform their duties. The second tier involves long-term planning to identify and develop talent with potential to step in as our future management team. As part of our longer-term succession planning, we made changes to our organizational architecture to prepare the company for the next chapter in its evolution. Executive roles were reorganized to drive our platform initiatives focusing on customer centricity and extracting value beyond our real estate while allowing for growth opportunities for the next generation of potential leaders. As an example, Mr. Olinger was instrumental in positioning his successor, Mr. Arndt, with key global leadership responsibilities to prepare Mr. Arndt for the role of CFO after Mr. Olinger’s retirement. Mr. Arndt assumed the position of CFO on April 1, 2022. Likewise, Mr. Reilly helped to prepare Mr. Letter for the role of president, which Mr. Letter assumed on January 1, 2023, through a variety of leadership roles at the company related to capital deployment and global operations. Also see “Compensation Committee Rationale: NEO Succession Planning” for a discussion of the committee’s approach regarding successor NEO compensation.

Communications with directors

We appreciate your input. Our lead independent director (or any of our other directors) are accessible to our stockholders and other interested parties for engagement as appropriate. You can communicate with any of the directors, individually or as a group, by writing to them in care of Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111. Each communication intended for the Board and received by the secretary that is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The directors will be advised of any communications that were excluded through normal security procedures as appropriate and they will be made available to any director who wishes to review them.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director attendance

The Board held eight meetings in 2022, including telephonic meetings, and all of the directors attended 75% or more of the aggregate number of Board and applicable committee meetings on which he or she served during 2022 (held during the periods they served). Each director standing for election in 2023 is expected to attend the annual meeting of stockholders, either virtually or telephonically, absent cause. All of our directors attended the annual meeting last year, virtually or telephonically, other than Mr. Connor who was appointed to the Board after the 2022 annual meeting.

Director compensation

Please see “Director Compensation” and the table titled “Director Compensation for Fiscal Year 2022.”

Stock ownership guidelines and prohibition on hedging/pledging

Our directors must comply with our stock ownership guidelines which require the director to maintain an ownership level in our common stock equal to five times the annual cash retainer (a total of $600,000 as of December 31, 2022). Shares included as owned by directors for purposes of the guidelines include common stock owned, vested or unvested equity awards (restricted stock, restricted stock units, shares and share units deferred under the terms of the Director Deferred Fee Plan or the applicable non-qualified deferred compensation plan, deferred share units and dividend equivalent units) and operating partnership or other partnership units exchangeable or redeemable for common stock. Until such time as the ownership thresholds are met, we will require directors to retain and hold 50% of any net shares of our common stock issued to our directors under our equity compensation plans.

Additionally, our insider trading policy prohibits our directors and employees from hedging the economic risk of ownership of our common stock and from pledging shares of our common stock.

All of our directors and executive officers are currently in compliance with the stock ownership guidelines and the prohibition on hedging and pledging our common stock.

Independent compensation consultant

The Talent and Compensation Committee directly engaged an outside compensation consulting firm, Pay Governance, to assist the committee in assessing our compensation programs for our Board, our CEO and other members of executive management.

Pay Governance reports directly to the Talent and Compensation Committee. Pay Governance receives no compensation from the company other than for its work in advising the Talent and Compensation Committee and maintains no other economic relationships with the company. Pay Governance interacts directly with members of our management only on matters under the Talent and Compensation Committee’s oversight.

Pay Governance conducted a comprehensive competitive review of the compensation program for our non-employee directors in May 2022 and executive officers in December 2022, which was used by the Talent and Compensation Committee to assist it in making compensation recommendations to the Board. Our CEO makes separate recommendations to the Talent and Compensation Committee concerning the form and amount of the compensation of our executive officers (excluding his own compensation).

The Talent and Compensation Committee considered the independence of Pay Governance in light of the rules regarding compensation committee advisor independence mandated under the Dodd-Frank Act. The Talent and Compensation Committee reviewed factors, facts and circumstances regarding compensation consultant independence, including a letter from Pay Governance addressing Pay Governance and their consulting team’s independent status with respect to the following factors: (i) other services provided to us by Pay Governance; (ii) fees we pay to Pay Governance as a percentage of their total revenues; (iii) Pay Governance’s policies and procedures that are designed to prevent conflicts of interest;

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

(iv) any business or personal relationship between Pay Governance or members of their consulting team that serves the Talent and Compensation Committee and a member of the Talent and Compensation Committee; (v) any shares of our stock owned by Pay Governance or members of their consulting team that serves the Talent and Compensation Committee; and (vi) any business or personal relationships between our executive officers and Pay Governance or members of their consulting team that serves the Talent and Compensation Committee. After discussing these factors, facts and circumstances, the Talent Compensation Committee affirmed the independent status of Pay Governance and concluded that there are no conflicts of interest with respect to Pay Governance.

Talent and Compensation Committee interlocks and insider participation

No member of the Talent and Compensation Committee (i) was, during the year ended December 31, 2022, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2022, between any member of the Board or the Talent and Compensation Committee and an executive officer of the company.

Code of Ethics and Business Conduct and Governance Guidelines

The Board has adopted a code of ethics and business conduct that applies to all employees and directors. The Board has formalized policies, procedures and standards of corporate governance that are reflected in our Governance Guidelines. Our Code of Ethics and Business Conduct outlines in great detail the key principles of ethical conduct expected of our employees, officers and directors, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The code establishes formal procedures for reporting illegal or unethical behavior to the company’s internal ethics committee. These procedures permit employees to report any concerns, including concerns about the company’s accounting, internal accounting controls or auditing matters, on a confidential or anonymous basis if desired. Employees may contact the ethics committee by email, in writing, by web-based report or by calling a toll-free telephone number. Any significant concerns are reported to the Audit Committee in accordance with the code.

Simultaneous Board service

Our director overboarding policy in our governance guidelines requires that, if a director serves on three or more public company boards simultaneously, including our Board, a determination is made by our Board as to whether such simultaneous service impairs the ability of such member to effectively serve the company. Mr. Lyons and Ms. Kennard currently serve on at least three public company boards, including our Board. In each case, our Board has determined that such simultaneous board service does not impair the Board member’s ability to be an effective member of our Board.

Certain relationships and related party transactions

We do not have any related party transactions to report under relevant SEC rules and regulations. According to our Articles of Incorporation, the Board may authorize any agreement or other transaction with any party even though one or more of our directors or officers may be a party to such an agreement or is an officer, director, stockholder, member or partner of the other party if: (i) the existence of the relationship is disclosed or known to the Board, and the contract or transaction is authorized, approved or ratified by the affirmative vote of not less than a majority of the disinterested directors, even if they constitute less than a quorum of the Board; (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (excluding shares owned by any interested director or officer or the organization in which such person is a director or has a material financial interest); or (iii) the contract or transaction is fair and reasonable to the company.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	26

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the company’s best interests and the best interests of our stockholders. Related parties may include our directors, executives, significant stockholders and immediate family members and affiliates of such persons.

Accordingly, several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, prescribing that:

•	employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality or reputation;

•	employees shall not hold financial interests that conflict with, or leave the appearance of conflicting with, the performance of their assigned duties;

•	employees shall act impartially and not give undue preferential treatment to any private organization or individual; and

•	employees should avoid actual conflicts or the appearance of conflicts of interest.

These provisions of our code of ethics and business conduct may be amended, modified or waived by the Board or the Governance Committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE.

No waivers of our code of ethics and business conduct were granted in 2022.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with directors or their affiliates, our directors would consider all relevant facts and circumstances in considering any such waiver or review and approval.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	27

EXECUTIVE OFFICERS

Executive Officers

Biographies of our executive officers as of March 2023, other than Mr. Moghadam, are presented below. Information for Mr. Moghadam is included above under “Board of Directors and Corporate Governance.” Messrs. Moghadam, Arndt, Reilly, Anderson and Nekritz, along with Thomas S. Olinger, our former CFO, are treated as named executive officers (each an “NEO”) for purposes of this proxy statement.

Timothy D. Arndt

Chief Financial Officer

Years at Prologis: 18

Mr. Arndt, 50, has been our chief financial officer since April 2022 and was our treasurer from December 2013 to April 2022. Prior thereto, Mr. Arndt held various positions with the company since joining AMB Property Corporation (“AMB”), Prologis’ predecessor company, in 2004, including as head of corporate planning and as a part of the Company’s global deployment team. Prior to joining AMB, he worked in real estate strategy at Gap Inc. and in debt capital markets at Forest City Enterprises. Mr. Arndt received his BBA from the University of Toledo and an MBA from Cleveland State University. In addition, he completed the Stanford Executive Program at the Stanford Graduate School of Business.

Gary E. Anderson

Chief Operating Officer

Years at Prologis: 28

Mr. Anderson, 57, has been our chief operating officer since March 2019. Mr. Anderson was our CEO, Europe and Asia, from June 2011 until March 2019. Mr. Anderson held various positions with the Trust from August 1994 to June 2011, including head of the Trust’s global fund business from March 2009 to June 2011 and president of the Trust’s European operations from November 2006 to March 2009. Prior to joining the Trust, Mr. Anderson held various positions with Security Capital Group Incorporated, a diversified real estate investment company. Mr. Anderson holds a Master of Business Administration in finance and real estate from the Anderson Graduate School of Management at the University of California at Los Angeles and a Bachelor of Arts in marketing from Washington State University.

Eugene F. Reilly

Vice Chairman

Years at Prologis: 19

Mr. Reilly, 62, has been our vice chairman since January 2023. Mr. Reilly was our chief investment officer from March 2019 to December 2022. He was our CEO, the Americas, from June 2011 until March 2019, and he served as president, the Americas, as well as a number of other executive positions, at AMB from October 2003 until the Merger in June 2011. Mr. Reilly serves on the technical committee of FIBRA Prologis, a publicly traded Mexican REIT that is sponsored and managed by the company. Prior to joining AMB in October 2003, Mr. Reilly was chief investment officer of Cabot Properties, Inc., a private equity industrial real estate firm of which he was also a founding partner. From August 2009 until December 2015, Mr. Reilly served as a director of Strategic Hotels and Resorts, an owner and asset manager of high-end hotels and resorts. Mr. Reilly holds an A.B. degree in economics from Harvard College.

Daniel S. Letter

President

Years at Prologis: 18

Mr. Letter, 46, has been our president since January 2023. Mr. Letter served as global head of capital deployment from January 2021 until January 2023, where he was responsible for the company’s Investment Committee, deployment forecasting, deployment pipeline management and multi-market portfolio acquisitions and dispositions. Prior thereto, Mr. Letter held various positions with the company since joining in 2004, including as president, central region. Mr. Letter holds a Bachelor of Science in civil engineering from Marquette University.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	28

EXECUTIVE OFFICERS

Edward S. Nekritz

Chief Legal Officer, General Counsel and Secretary

Years at Prologis: 27

Mr. Nekritz, 57, has been our chief legal officer, general counsel and secretary since the Merger in June 2011. Mr. Nekritz was general counsel of the Trust from December 1998 to June 2011 and secretary of the Trust from March 1999 to June 2011. Mr. Nekritz serves on the technical committee of FIBRA Prologis. Prior to joining the Trust in September 1995, Mr. Nekritz was an attorney with Mayer, Brown & Platt (now Mayer Brown LLP). Mr. Nekritz holds a Juris Doctor degree from the University of Chicago Law School and an A.B. degree in government from Harvard College.

Michael S. Curless

Chief Customer Officer

Years at Prologis: 17

Mr. Curless, 59, has been our chief customer officer since March 2019. Mr. Curless was our chief investment officer from June 2011 until March 2019. Mr. Curless was chief investment officer of the Trust from September 2010 to June 2011, and he was with the Trust in various capacities from August 1995 through February 2000. Mr. Curless was president and a principal at Lauth, a privately held national construction and development firm, from March 2000 until rejoining the Trust in September 2010. Prior thereto, he was a marketing director with the Trammell Crow Company. Mr. Curless holds a Master of Business Administration in finance and marketing and a Bachelor of Science in finance from the Kelley School of Business at Indiana University.

Mr. Curless will retire as our chief customer officer on April 1, 2023, and will remain with the company until the end of 2023 as part of the transition plan. Scott Marshall will become our chief customer officer on April 1, 2023.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	29

Environmental, Social and Governance Priorities

Approach to ESG Priorities

At Prologis, our environmental, social and governance (ESG) priorities influence the implementation of our business strategy. We support innovation and inclusion; minimize our environmental impact, including our emissions; and strengthen our relationships with customers, employees and communities.

This integrated approach impacts every aspect of our company. Prologis’ nearly 2,500 employees work to create the conditions and set the standards for the future of logistics real estate. Our ESG priorities include four key areas of focus: We stay ahead of what’s next; deliver sustainable logistics solutions to our customers; inspire our people; and build resilient communities.

AHEAD OF WHAT’S NEXT	SUSTAINABLE LOGISTICS	INSPIRED PEOPLE	RESILIENT COMMUNITIES

A key Prologis attribute is our intense drive to stay ahead of what’s next. We leverage the scale of our global real estate portfolio and our key position in the supply chain to advance innovation and ESG integration in our industry and beyond.

Our approach to sustainable logistics is customer centric. This includes reducing energy use and emissions and providing energy generation, energy storage and mobility solutions for our customers.

Our employees are the foundation of our business. They implement our strategy and create value for our customers and shareholders. Our culture is key: Our people work towards an inclusive workplace; they are encouraged to listen, question and commit; and they innovate to create the future.

We create economic opportunity to help build resilient communities. We work in partnership with local leaders and organizations to build job training programs; promote health and safety; and enhance park and transit infrastructure.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	30

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Stay Ahead of What’s Next

Prologis has a significant presence in the world’s most vibrant centers of commerce. We provide comprehensive real estate services including leasing; property and asset management; development; acquisitions; dispositions; and a suite of services through our Essentials platform.

We have been a leader in ESG since our founding. We’ve been recognized as a leading REIT in corporate governance for 20 consecutive years and, in 2018, were the first logistics REIT to have an approved science-based emissions-reduction target.

Our work across ESG is driven by our customers. As we look to the future, we expect to see continuing growth in consumption. This means our customers will continue to prioritize speed to market, inventory and flexibility. These factors create increasing demand for warehouse space and logistics services—and position us for sustained long-term success.

Our culture of innovation helps us achieve strong business outcomes that benefit our employees, customers, partners and shareholders. This focus helps us future-proof our assets and stay ahead of what’s next:

•   Our Global Insights and Research group works to understand and describe worldwide market dynamics and key demand drivers for logistics real estate. As an example, their 2022 report on e-commerce stated that after making an online purchase, more than 90% of consumers expect delivery in three days or less. This highlights the importance of locating logistics facilities close to population centers.

•   Since 2016, Prologis Ventures has invested approximately $180 million in approximately 40 companies that specialize in one or more of the “Four Pillars” of logistics essentials: operations, energy and sustainability, mobility and workforce. By exploring the cutting edge of logistics technology, Prologis can better anticipate—and meet—customer needs.

SMART BUILDINGS INITIATIVE—FEATURE-RICH, FUTURE-READY

Our smart building initiative helps our customers optimize productivity, reduce move-in time and lower capital expenses.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	31

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Deliver Sustainable Logistics

Our customers are interested in reducing the impact of their logistics operations. This includes reducing their use of energy, which is typically responsible for about 15% of a warehouse’s total operating budget. They are also looking for ways to achieve their own emissions-reduction goals. We offer a range of solutions, including:

Renewable energy

As of the end of 2022, we had approximately 405 MW of solar generating capacity worldwide[1], and were the #2 ranked corporation for installed onsite solar capacity in the US, according to the Solar Energy Industries Association.

LED lighting

LED lighting uses 60 to 80% less energy than standard warehouse lighting. At year-end 2022, we had installed LED lighting across 71% of the warehouse and office space in our portfolio[2].

Mobility and EV charging

The transition to electric and hydrogen/fuel cell vehicles creates a significant opportunity for us to deepen our relationship with our customers. When they charge their fleets at logistics facilities, our customers can minimize route deviations and leverage dwell time. Our portfolio includes approximately 300 EV charging stations for passenger vehicles. We plan to expand EV (including semitruck) charging and expect to manage multiple EV charging clusters by year end 2023.

Green building design and construction

Our portfolio includes more than 650 buildings with sustainable certifications from LEED, BREEAM, WELL, CASBEE, DGNB and other best-in-class certifiers. 100% of eligible[3] new development or redevelopment projects that were completed and stabilized in 2022 have been, or are in the process of being, sustainably certified.

GROWTH OF ONSITE SOLAR CAPACITY

in GW

0.5
0.4
0.3
0.2
0.1
0
0.405
2018
2019
2020
2021
2022

(1)	Within our owned and managed portfolio. Does not include properties from the Urban Spaces acquisition.

(2)	Within our owned and managed operating properties. Does not include properties from the Duke and Urban Spaces acquisitions.

(3)	Due to customer requirements and/or the limitations of certain co-development agreements, a small number of projects are ineligible to receive a sustainable certification.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	32

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Inspire Our People

We recruit talented employees with varied experiences and viewpoints. Then we work to retain them by providing opportunities to learn and develop.

Our most recent employee engagement pulse survey, completed by 92% of our employees in November 2022, indicates that 87% of employees are engaged based on their responses to the five questions that comprise our engagement driver index, including “I am proud to work for this company.” This compares favorably with the financial services sector industry average of 75%.

As of January 2023, according to Glassdoor, our CEO approval rating was 99%, and 88% of our employees said they would recommend Prologis to a friend.

Our diversity, equity, inclusion and belonging (DEIB) vision is to leverage a diverse workforce and inclusive business practices to drive innovation and excellence by focusing on people, procurement, and philanthropy. We acknowledge we have work to do, particularly with respect to representation at our senior leadership level, and are implementing programs to help address this.

EMPLOYEE ENGAGEMENT

‘‘

Different perspectives are strengths. The biggest danger for companies—particularly successful companies—is when they engage in group think. And group think comes from people who all have the same background, who’ve all gone to the same schools. After all, our customers are pretty diverse, our communities are pretty diverse, why shouldn’t our people be diverse?

Hamid R. Moghadam, Co-Founder, CEO and Chairman

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	33

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Build Resilient Communities

Prologis builds resilient communities by improving the efficiency of the supply chain. We build, own and operate logistics facilities close to urban centers. This shortens delivery routes, reduces delivery times and reduces related emissions. Prologis’ customers and our customers’ customers (both business and residential) can benefit from next-day or even same-day delivery of the goods and services they need. Additional benefits can include plentiful logistics jobs, shorter commute times for logistics workers, reclamation and remediation of abandoned or brownfield sites and even enhancement of local parks and transportation infrastructure.

•   A study by the independent advisory firm Oxford Economics and commissioned by Prologis found that in 2022, $2.7 trillion in goods flowed through a Prologis logistics property. This represents 2.8% of all goods produced and sold globally. Nearly 1.1 million people work under a Prologis roof, most of whom are employees of our customers.

•   Through our Community Workforce Initiative, we’ve worked with community organizations to train approximately 21,000 people, and have helped place nearly 3,400 people in logistics jobs.

ECONOMIC IMPACT(1)

(1)	According to a study by the independent advisory firm Oxford Economics and commissioned by Prologis.

(2)	Customers’ employees make up a substantial majority of this figure.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	34

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Our ESG Goals and Progress

Our goals demonstrate our ambition, create accountability and drive alignment with our business strategy. They are influenced by our stakeholders and by third-party frameworks such as the UN Sustainable Development Goals.

Goal	Target year	2022 Progress/Performance

Environmental Performance

Net zero for scope 1, 2 and 3 emissions, aligned with the Science-Based Targets initiative’s (SBTi’s) Net-Zero standard	2040	Please see progress on interim goals, below

Install 1GW of solar capacity (achieved prior goal of 400MW by 2025 three years early)	2025	Installed approximately 405 MW(1)

Achieve sustainable building certifications for 100% of eligible(2) of new development and redevelopment projects approved from June 2021	Annually	Achieved, or in progress of achieving, sustainable building certifications for 100% of eligible(2) projects

Install LED lighting across 100% of our portfolio	2025	Installed LED lighting across 71% of portfolio(3)

Social Performance

Train 25,000 participants through our Community Workforce Initiative (CWI)	2025	Trained approximately 21,000 participants

Achieve 75,000 hours of volunteer time to support local communities around the globe (beginning in 2019)	2025	Achieved approximately 38,000 hours

Governance Performance

Ensure 100% of employees complete ethics training	Annually	Trained 100%

(1)	Within our owned and managed portfolio. Does not include properties from the Urban Spaces acquisition.

(2)	Due to customer requirements and/or the limitations of certain co-development agreements, a small number of projects are ineligible to receive a sustainable certification.

(3)	Within our owned and managed operating properties. Does not include properties from the Duke and Urban Spaces acquisitions.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	35

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Recent Awards and Honors

(1)	Rating as of April 4, 2022. Source: ISS Corporate ESG Rating.

(2)	Rating as of December 7, 2022. Source: MSCI.

(3)	Rating as of September 16, 2022. Source: Sustainalytics.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	36

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Creating Value through ESG

Customer Demand Fuels Opportunity

Whether they are multinational corporations or small businesses, many of our customers are interested in driving value through ESG performance. When we minimize the impact of construction, maximize building operating efficiency and provide value-added services such as electric vehicle (EV) charging and workforce development, we can help boost our customers’ bottom lines and help them achieve their ESG goals. When we engage proactively with the communities we serve, incorporate their ideas and minimize their concerns, we can build trust and create the conditions where both the business and community can flourish.

ESG GOVERNANCE DRIVES ACCOUNTABILITY AND ACTION

Board of Directors

Governance and Nomination Committee oversees ESG.

Executive Team

Chief energy and sustainability officer, reporting to the chief operations officer, oversees the teams responsible for ESG and sustainability. Investment Committee assesses ESG profile of every investment.

Global ESG Office

Responsible for the development and integration of our global ESG strategy.

DELIVERING ON OUR ESG ASPIRATIONS IS EVERYONE'S BUSINESS

Global Leadership

- Integrate ESG principles into their function and set ESG goals.

Regional ESG Leadership and ESG Committees

- Drive and coordinate ESG across regions.

Employees

- Bring energy, dedication and creativity to implement ESG activities across our global platform.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	37

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Further Information on our ESG Performance and Approach

At Prologis, our ESG priorities influence our long-term success. We stay ahead of what’s next, deliver sustainable logistics, inspire our people and build resilient communities.

We welcome your feedback and ideas on how to improve the value of this disclosure: esg@prologis.com.

ESG report and Executive Summary	Corporate website

Our next ESG report and Executive Summary, to be published later in 2023, will provide more detail on our priorities, opportunities and achievements in ESG.	In addition, our corporate website provides ESG related information, updates and data.(1) This website is also where we publish our responses to ESG frameworks such as GRI, SASB, TCFD, CDP, PRI mapping and more.

(1)	Information contained on or accessible through our website is not a part of this Proxy Statement.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	38

Executive Compensation

Compensation Discussion & Analysis

40	CD&A Highlights

41	Letter from the Talent and Compensation Committee

42	Stockholder Outreach and Compensation Program Improvements

45	Prologis Business Overview

51	Compensation Benchmarking Peer Group

53	Our Compensation Philosophy

55	2022 Chief Executive Officer Compensation

60	Core Compensation: Annual Bonus Opportunity

68	Core Compensation: Annual LTI Equity Awards

71	Outperformance Compensation

79	Other Compensation Elements and Considerations

All company operational information in this Compensation Discussion and Analysis is for the year ended or as of December 31, 2022, unless otherwise noted. See Appendix A for definitions and discussion of non-GAAP measures and reconciliations to the most directly comparable GAAP measures and for additional detail regarding definitions of terms as generally explained in this Compensation Discussion and Analysis. The Compensation Committee reviews management’s performance against key company performance measures, such as Core FFO per share, discussed below.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	39

COMPENSATION DISCUSSION AND ANALYSIS

CD&A Highlights

Continuous stockholder outreach enhances our compensation program

We responded to stockholder feedback by providing greater insight into the Compensation Committee’s NEO succession strategy, including the transition of future NEOs’ pay to reflect their tenure and experience. We also incorporated data metrics into NEO bonuses, which reflects the importance of data to our stockholders. Refer to page 43 for further discussion of recent improvements we adopted based on stockholder input.

Prologis Promote Plan (PPP) supports Strategic Capital, a key driver of our growth

Our NEO compensation reflects the performance of our entire global business that generates value for our stockholders. This includes our Strategic Capital business, which accounts for nearly half of our real estate portfolio.

•

PPP awards paid in 2022 were driven by a record-breaking “Promote” incentive fee received from Prologis European Logistics Fund (PELF), one of our largest Strategic Capital vehicles. Refer to page 77 for detail on the PELF Promote, its performance hurdle and its value creation.

•	Refer to page 78 for the Committee’s long-term perspective on the variability of PPP awards and the significant value Strategic Capital has created for our stockholders.

Prologis Outperformance Plan (POP) is a critical supplement to our long-term incentive (LTI) equity program from a talent retention and NEO succession perspective

Our lean talent base of only approximately 2,500 employees operates almost $200 billion in AUM with the specialized skills required to run our global real estate platform, Strategic Capital, Essentials and more. Refer to page 74 for the Compensation Committee’s rationale about why POP is crucial to retain the best talent and develop an internal pipeline of future leaders.

Compensation expected to be recalibrated to lower levels for successor NEOs. Current CEO pay reflects the unique value delivered by our founder

Hamid Moghadam co-founded our company 40 years ago. He has attracted and led experienced NEO teams and built vital relationships across all aspects of our business. Such continuity of leadership enabled our annualized TSR to outperform the S&P 500 by 368 bps per year since our IPO in 1997. Since then, most of Mr. Moghadam’s compensation has been paid in equity, the majority of which he still owns. Refer to pages 54 and 55 to understand the Committee’s approach to successor NEO compensation and its rationale for the current design in the context of Mr. Moghadam’s unique position as a founder who has delivered decades-long outperformance.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	40

COMPENSATION DISCUSSION AND ANALYSIS

Letter from the Talent and Compensation Committee

To Our Stockholders:

Prologis’ continued operational strength in 2022—even in the face of volatile macroeconomic factors—was possible because our management team’s leadership positioned the company to thrive across cycles. We drove same store NOI(1) growth for the year to 7% on a net effective basis and ending occupancy to 98% globally. The strength of our balance sheet, low leverage and available liquidity, coupled with the added investment capacity provided by our Strategic Capital vehicles, positioned us to capitalize on strategic investment opportunities, such as the $1.7 billion “Urban Spaces” portfolio acquisition by our PELF vehicle. We also closed the $23 billion acquisition of another public REIT, Duke Realty Corporation, which was immediately accretive from a Core FFO(1) perspective and added 144 million square feet to our operating portfolio and $3.5 billion of potential development.

Continuity of experienced leadership has been critical to our long-term operational success. Our long-tenured NEOs developed our platform, built deep customer and partner relationships and formed our Strategic Capital vehicles over their multiple decades of service, which has ultimately resulted in our industry outperformance. Our ten-year annualized TSR outperformed the Cohen & Steers REIT Index by 830 basis points per year, with a cumulative TSR more than double the index’s cumulative TSR over this period. Our compensation program underpins these long-term returns. It includes substantial performance and vesting periods (such as POP’s three-year earning, seven-year cliff vesting construct) with significant pay potential for outperformance. This design also supports our succession strategy and helps provides a smooth transition to our next NEO team. Effective succession planning requires an adequate runway to train the next generation of NEOs across the breadth of responsibilities we expect our executives to handle.

During stockholder outreach over the past year, we discussed our approach to successor NEO compensation. As we transition to new leadership, the Committee will not default to executive pay levels based solely on compensation benchmarking. Rather, the Committee intends to assess the tenure and experience of each new NEO individually and, therefore, expects the target compensation of new NEOs will start at levels lower than the targets of their predecessors as well as the median pay of our compensation benchmarking peer group. In the past year, we successfully promoted two new executives from within—our CFO and president—as part of a planned transition with target pay levels tailored to their tenure and experience, which are lower than their predecessors’ targets.

Discussions with stockholders also focused on Strategic Capital and the related Prologis Promote Plan (PPP). In 2022, our Strategic Capital business reinforced its importance as a critical driver of our growth. The record $505 million of Promotes earned from Strategic Capital vehicles in 2022 more than doubled our previous annual record. Prologis also earned $535 million of recurring and transactional fees in 2022 from our Strategic Capital business. For comparison, the total amount of fees and Promotes earned from our Strategic Capital business in 2022 was over three times greater than the company’s total G&A expenses for the year. Strategic Capital enables us to grow our global platform efficiently and, with such scale, provide an ecosystem of Essentials customer products, services and solutions, which extracts extra value for our stockholders.

Recognizing that Strategic Capital is a key differentiator, we established PPP to drive the outperformance of our Strategic Capital vehicles. PPP awards can only be paid out of Promotes the company earns when the returns of the applicable Strategic Capital vehicle exceed an outperformance hurdle that is negotiated in advance at arm’s length with our third-party Strategic Capital investors, who have a strong interest in setting high-reach hurdles to drive significant returns. Given this structure, our record Promotes in 2022 resulted in large PPP awards to our NEOs. In light of the size of these awards, we continue to assess PPP and its outcomes carefully, including the context of overall quantum of NEO pay. The Committee continues to consider Mr. Moghadam’s long-standing record as an extremely high performing founder in assessing PPP award potential. Award opportunity reflects the outperformance potential of the Strategic Capital business he and his NEO team built that has delivered tremendous value to our stockholders over the decades of his tenure. Given the recalibration of compensation for new NEOs described above, we expect outperformance award allocations will be less for successor NEOs.

The Committee’s priority is the future of Prologis: being proactive in our approach to NEO succession planning and incentivizing performance in areas of emerging company focus while reinforcing current strengths vital to continued success, including our real estate operations and Strategic Capital business. In 2023, we continue to welcome your feedback and look forward to another year of enhancing our compensation program to stay future-ready.

George L. Fotiades (Chair)	David P. O’Connor	William Zollars

(1)	Core FFO per share and SSNOI are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measures.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	41

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Outreach and Compensation Program Improvements

Since our 2022 annual meeting, we connected with 71% of our top 100 stockholders.(1) The Chair of our Talent and Compensation Committee (“Compensation Committee” or “the Committee”) participated directly in all such meetings in which executive compensation and corporate governance was the primary focus.

•

We solicit input from our investors regarding our performance, governance, executive compensation, human capital management, ESG and other matters. Our dialogue with investors deepens our Board’s understanding of stockholder areas of focus and provides investors with insight into our Board’s decision-making and processes.

The feedback we heard from stockholders following our 2022 annual meeting and our responsive improvements to our compensation program and other company initiatives are detailed on the following page.

Based on stockholder feedback and in line with the Committee’s continuous efforts to increase the rigor of our compensation targets to maximize company performance, we adopted a broad set of improvements to our compensation program that were detailed in our last proxy statement:

•	Beginning with the 2022-2024 performance period, we increased the rigor of our LTI equity award scale:

–	We adopted a more demanding LTI payout target. Target pay (100% of award) is achieved only when we outperform the benchmark index by at least 100 bps (rather than target pay for at-index performance).

–	No payout will occur if performance is less than 500 bps below index TSR. This eliminated discretion to provide LTI equity awards in the event of below index performance.

•	Beginning with annual bonuses paid in 2023 for 2022 performance, quantitative ESG metrics aligned with our business strategy accounted for 10% of the corporate score used to calculate NEO bonuses.

We received 84%(2) stockholder support for our say-on-pay proposal at our 2022 annual meeting. The Committee considers the voting results and feedback from our investors as important factors in our continual assessments of our compensation programs, decisions and policies.

(1)

Calculated by outstanding shares of common stock of our top 100 stockholders. Our top 100 stockholders hold 80% of our outstanding shares. Engagement covered 43% of total shares outstanding and included outreach from after our 2022 annual meeting to March 2023.

(2)	Per Bylaws, calculated using a denominator adding the total number of votes cast for our Say-on-Pay proposal and votes cast against it.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	42

COMPENSATION DISCUSSION AND ANALYSIS

2022 STOCKHOLDER FEEDBACK	OUR RESPONSE

Visibility into our PPP compensation decisions: Stockholders requested more visibility into our compensation determinations, especially with respect to Promote fee-earning opportunities. They also asked for further discussion of the Committee’s rationale for the structure of POP and PPP (our Outperformance Compensation).

Enhanced disclosure on Promote timing, 2022 PELF Promote and its performance hurdle and Committee rationale for Outperformance Compensation: In this proxy statement, we enhanced our disclosures on the timing of Promote-earning opportunities that generate PPP awards and provided additional detail about the Promote paid by PELF in 2022, including its performance hurdle. We also expanded on the Committee’s rationale behind both POP and PPP.

Thoughtful NEO transition planning: Investors recognize that we are positioning the company for sustained long-term success with proactive NEO succession planning. They acknowledge that compensation opportunities support these efforts. Stockholders requested more disclosure on successor compensation planning.

Continued to implement our NEO succession strategy: Proactive NEO succession planning is a priority of the Committee and the Board. Long-term planning and training of potential successor NEOs (enabled by appropriate compensation to support retention) is being implemented. We also enhanced our discussion of the Committee’s succession strategy in this proxy statement.

Approach for new NEO compensation: Stockholders appreciate that NEO compensation is not institutionalized by position, meaning that the Committee does not set compensation based only on title without regard to the individual executive who occupies the role. Rather, the Committee intends to make individualized compensation determinations for successor NEOs.

Recalibrated compensation of incoming executives: We set the compensation of two newly promoted executives (CFO and president) at levels that reflect their overall tenure at Prologis and professional experience, resulting in meaningfully lower total target compensation than their predecessors. The Committee intends to take this approach for future leadership transitions.

Value of data: Stockholders voiced the importance of data to their analyses and to our continued growth and competitiveness. Our portfolio size, global reach, diversity of business ventures and volume of interactions with customers, suppliers and other key players provide a data pool that is unparalleled in the logistics real estate industry.

Added data metric to bonus determinations: We made 25% of 2022 NEO bonuses dependent on achieving a company-wide data collection target. Our continuing NEOs contributed 10% of their target bonuses voluntarily to an incentive pool for other employees to drive our data collection efforts. We added a data metric to our 2023 bonus scorecard to support a data infrastructure that will provide insights to help us grow and improve efficiency.

ESG leadership: Stockholders noted their appreciation for our longstanding commitment to ESG. They encouraged us to maintain our ESG leadership in logistics real estate by continuing to raise the bar, enhance transparency and incorporate quantitative ESG metrics that tie into our business strategy.

Continued to increase the rigor of our sustainability goals: In 2022, we continued to be an industry leader in ESG by committing to reach net zero emissions across our value chain by 2040. This goal supports our business strategy to provide renewable energy and decarbonization solutions to our customers. We also enhanced our gender pay equity reporting in our ESG report and adopted a political spending policy.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	43

COMPENSATION DISCUSSION AND ANALYSIS

Long track record of stockholder engagement and responsiveness

Prologis has a deep commitment to maintaining robust stockholder engagement. For many years, we have continuously enhanced our executive compensation and corporate governance in response to stockholder feedback. The timeline below lists some of our notable enhancements that were formulated with stockholder input.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	44

COMPENSATION DISCUSSION AND ANALYSIS

Prologis Business Overview

Prologis is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. We own, manage, lease and develop high-quality logistics facilities in 19 countries across four continents. Our portfolio is focused on the world’s most vibrant centers of commerce and our scale across these locations allows us to better serve our customers’ logistics requirements.

Our compensation programs are designed to drive the outperformance of our global logistics real estate business, including in our Strategic Capital vehicles. The Committee continually assesses our programs to find ways to use compensation to support areas of company expansion and diversification, such as in our Essentials platform and sustainability initiatives.

UNMATCHED GLOBAL LOGISTICS PORTFOLIO

1.2 billion
square feet of logistics space worldwide.

$196 billion
of assets under management.

6,600
customers.[2]

~$39 billion
build out of land bank.[2]

Europe
37x more sq. ft. than the Large-Cap REIT Group Average[1]
Americas
7x more sq. ft. than the Large-Cap REIT Group Average[1]
Asia
14x more sq. ft. than the Large-Cap REIT Group Average[1]

(1)

Calculated based on square feet of our owned and managed operating portfolio. See definition of “Large-Cap REIT Group” on page 48. AUMs of Large-Cap REIT Group companies are derived from publicly available data as of December 31, 2022. Prologis AUM includes estimated investment capacity.

(2)	Customers occupying space in our owned and managed (O&M) portfolio.

(3)	Total expected investment.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	45

COMPENSATION DISCUSSION AND ANALYSIS

Multiple differentiators define our industry-leading company

Customer-centric business model: We begin with our customers, who need well-located logistics space in the world’s highest consumption markets. We offer logistics facilities globally where our customers need to be, demonstrated by the fact that 76% of our top 25 customers lease space from us across multiple continents.

Comprehensive logistics ecosystem: We leveraged our size to create an unrivaled package of prime logistics real estate and complementary scale-enabled solutions that we designed to meet our customers’ evolving logistics requirements. These differentiators provide additional growth opportunities and further strengthen our customer relationships.

•

Strategic Capital: This segment of our business, in which we jointly own logistics properties with institutional investors, provides a level of additional investment capacity unique to the REIT space and generates substantial, durable fee income.

•

Essentials platform: We offer an array of next-gen solutions, services and products to address our customers’ most pressing logistics needs in operations, energy and sustainability, mobility and workforce.

•	Ahead of what’s next: Prologis Ventures provides venture capital funding for high-impact, logistics-focused startups bringing new solutions to market for our customers.

•	Procurement advantage: Our global scale allows us to secure preferred pricing on key building materials and logistics equipment such as steel, forklifts and solar panels.

•

Tech-enabled, data informed: Early investments in technology and our vast, worldwide data pool provide actionable insights that drive optimization and competitive advantage for Prologis and our customers.

OUR SCALE FUELS THE FUTURE

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	46

COMPENSATION DISCUSSION AND ANALYSIS

Our business model is designed for resilience and responsible growth

Our forward-thinking strategy delivers results: We focus on vibrant consumption markets with large, dense populations, growing consumer affluence and high barriers to entry. With more than 1.2 billion square feet of well-located, high-quality logistics space, we have a unique ability to help our customers meet end-consumer delivery expectations across four continents and navigate the novel challenges of the modern supply chain. Our ability to execute on our forward-looking strategy has resulted in sustained long-term returns for our stockholders: our TSR CAGR over the past ten years was 7.3% higher than the Large-Cap REIT Group average.(1) Over that time, our TSR CAGR also outperformed the S&P 500 by 4.8%.(1)

Our industry-leading balance sheet positions us for strength in all operating environments: Our executive team’s prudent management of our balance sheet has prepared us to navigate potential headwinds and act decisively when favorable opportunities arise. With Moody’s and S&P credit ratings(2) of A3 and A (each stable outlook), respectively, we are the top credit-rated REIT. As a result, in 2022 we were able to access financial markets globally at significantly low costs of capital, issuing $12 billion of debt at a weighted average interest rate of 3.0% and a weighted average term of approximately seven years. As of December 31, 2022, we had over $4 billion of liquidity and our investment capacity across Prologis and our Strategic Capital vehicles totaled $20 billion.

We believe we are well-positioned to capitalize on growth opportunities: Our business model and financial health position us to take advantage of embedded growth potential and seize investment opportunities.

•

Our global land bank includes approximately 7,588 acres focused on major urban centers and can support an estimated $39 billion of future development. Since 2016, our development business has deployed $15.6 billion with an IRR of 38%. We believe the strategic locations of our sites, coupled with our development expertise and ability to integrate sustainable design features, sets us up to capitalize on this portfolio.

•

Our M&A volume is unique in the REIT industry. From 2011 to 2020, we acquired four logistics companies in transactions collectively valued at $31 billion. In 2022, we acquired Duke Realty Corporation in a transaction valued at $23 billion, which expanded our presence in key target markets, provided growth from high-quality properties and added more than 500 new customers.

•

Due to strong market rent growth over the last several years, our in-place leases have considerable upside potential to drive organic growth. Our lease mark-to-market (which estimates how much higher market rents are compared to our in-place rents) was approximately 67% as of December 31, 2022. As such, we expect lease renewals to translate into significant increases in future rental income.

STRONG, INTERCONNECTED ENTERPRISE GENERATED SIGNIFICANT VALUE IN 2022

Rental Operations	Strategic Capital	Development

$4.9B	Over $1B	$1.6B
in 2022 Rental Revenues.	of Strategic Capital Revenues in 2022.	in value creation from stabilizations in 2022.

(1)

See definition of “Large-Cap REIT Group” on page 48. Based on weighted average market capitalization over the ten-year period for the Large-Cap REIT Group. Calculated using our common stock prices and aggregate annual dividend amount, as applicable, at December 31, 2016, and December 31, 2022.

(2)	A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating organization.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	47

COMPENSATION DISCUSSION AND ANALYSIS

OUR MODEL DELIVERS STRONG LONG-TERM GROWTH RELATIVE TO OTHER REITS (1)

Total Stockholder Return CAGR (Ten-Year)

	730bps greater ten-year TSR CAGR than Large-Cap REITs	110bps greater ten-year TSR CAGR than Other Logistics REITs

Stock Price CAGR (Ten-Year)	Dividend CAGR(2) (Ten-Year)

Net Earnings Per Share CAGR(3) (Ten-Year)	Core FFO Per Share CAGR(4) (Ten-Year)

(1)

Based on the weighted average market capitalization over the ten-year period for the Large-Cap REIT Group and the Other Logistics REITs Group. The “Large-Cap REIT Group” or “Large-Cap REITs” consists of American Tower Corporation; AvalonBay Communities, Inc.; Boston Properties, Inc.; Crown Castle International Corp.; Equinix, Inc.; Equity Residential; Public Storage, Inc.; Simon Property Group, Inc.; Ventas, Inc.; and Welltower Inc. The “Other Logistics REITs Group” or “Other Logistics REITs” consists of EastGroup Properties, Inc.; First Industrial Realty Trust; Stag Industrial, Inc.; Goodman Group; and Segro plc.

(2)	Excludes companies that did not report dividends for the full ten-year period.

(3)

Prologis’ net earnings per share CAGR is impacted by non-cash depreciation expense generated as a result of our M&A activity. Prologis’ acquisitions of other real estate companies and assets from other companies creates non-cash depreciation expense at the fair market value of the assets acquired, which is one of the primary factors that lowers our net earnings per share CAGR as compared to the companies that constitute the Other Logistics REITs Group, which do not have comparable M&A transaction volume. From 2011 to 2022, we completed five significant M&A transactions collectively valued at approximately $54 billion. In addition, our net earnings per share CAGR has more variability than our Core FFO per share CAGR due to unrealized foreign currency fluctuations, which affect our net earnings per share but do not impact our Core FFO per share. Prologis’ EPS grew from negative $0.18 per share to $4.25 per share during the ten-year period from fiscal year 2012 to 2022. Our calculation of the Prologis EPS CAGR is for a nine-year period from 2013 ($0.64 per share) to 2022 ($4.25 per share) as it excludes the initial year 2012 as a result of negative EPS. Prologis’ negative EPS in 2012 was largely due to high levels of depreciation as a result of the Merger. Similarly, the EPS CAGR calculation for the Other Logistics REIT Group includes EPS of First Industrial Realty Trust for the nine-year period from 2013 to 2022, excluding the initial year 2012 as a result of negative EPS. The EPS CAGR calculation for the Large-Cap REIT Group excludes Ventas, Inc. as a result of negative EPS in 2022.

(4)

Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure. See Appendix A for a calculation of the CAGR of our Core FFO per share. Excludes companies that did not report FFO at all or for the full ten-year period and uses FFO adjusted for comparability to Core FFO measures for companies that do not report Core FFO.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	48

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Capital is a powerful differentiator

In addition to owning assets directly, we partner with institutional investors to jointly own other properties through co-investment vehicles in our Strategic Capital business. At present, we operate nine total vehicles, including seven private vehicles and two that are publicly traded. Prologis manages the assets owned by the vehicles, using our industry expertise to deliver substantial returns to our Strategic Capital partners and ultimately to our stockholders. Our Strategic Capital business is akin to the private equity businesses of companies such as Blackstone Inc. and KKR & Co., yet these companies paid significantly greater compensation to their chief executive officers over the last three years than the total compensation (including POP and PPP) paid to Prologis’ CEO over the same period.

Accelerates our growth: As of the end of 2022, our Strategic Capital vehicles provided an additional $1.5 billion in investment capacity that we can use to grow our business. Strategic Capital allows us to self-fund capital development without the cost and delay of having to access public equity markets for annual deployment needs, unlike competitors who issue new equity to raise capital. Prologis develops and contributes properties to Strategic Capital vehicles in return for contribution proceeds, which we recycle back into our development platform and deploy to build additional facilities, resulting in a powerful cycle of value creation and reinvestment.

Highly profitable complementary business: Prologis receives fees for managing the assets owned by vehicles and earns Promotes when we meet financial hurdles that are pre-negotiated with third-party Strategic Capital investors. Prologis was paid over $1 billion in recurring and transactional fees and Promotes in 2022, which was over three times more than the company’s total G&A expenses for 2022. Due to this additional income generated from fees, the return on assets held in our Strategic Capital business was greater than the return on assets held on our balance sheet by 581 bps.

•

Five of our vehicles are open-ended, meaning that they have perpetual investment horizons without a fixed date to return capital to investors and can accept an uncapped amount of new investments. Three of these vehicles have the potential to earn Promotes from an open-ended pool of investments over multiple performance periods.

•

Stockholders are positioned to benefit doubly because Prologis owns a substantial portion of each vehicle (generally 15 to 55%). When the value of assets held in a vehicle increases, the value of Prologis’ ownership stake in that vehicle also increases.

Mitigates foreign currency risk: Our properties located outside the U.S. are held primarily in Strategic Capital vehicles that Prologis jointly owns with Strategic Capital investors. This structure allows us to reduce our exposure to foreign currency movements for investments outside the U.S.

STRATEGIC CAPITAL PLAYS A VITAL ROLE IN OUR OVERALL ENTERPRISE

47% of Our Total AUM	Consistent Earnings Stream	Fuels Our Outperformance

$92B of assets ($62B third- party owned) are held in our nine vehicles, comprising 2,605 buildings and 569 million square feet of space.	Over the past ten years, Prologis earned $1.4B in Promotes and $2.7B in management and other fees.	Our Strategic Capital income has more than doubled over the last ten years and contributed over $735M to Core FFO in 2022.(1)

(1)

Strategic Capital income is calculated as Strategic Capital revenue from all fees and Promotes less Strategic Capital expenses, which includes G&A allocated to Strategic Capital and Promote-related compensation expenses. Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	49

COMPENSATION DISCUSSION AND ANALYSIS

Essentials provides additional growth opportunities

Our scale allows us to go beyond the capabilities of a typical real estate company. Our Essentials platform offers solutions, services and products to address some of our customers’ most critical logistics needs in four key areas, underpinned by venture capital and technology to stay on the cutting-edge. We view Essentials as a win-win customer proposition: we strive to forge stronger customer relationships by delivering cost-savings and operational efficiencies while simultaneously developing additional income streams.

UNLOCKING ADVANTAGES OF SCALE FOR OUR CUSTOMERS

PROLOGIS VENTURES

Our venture capital group provides funding and incubation for tech-focused startups seeking to bring new logistics solutions to market. Since 2016, Prologis Ventures has invested approximately $180 million in companies driving logistics innovation.

SUSTAINABILITY

AMBITION

In 2022, we pledged to achieve net zero emissions across our value chain—including Scope 3 emissions—by 2040. This reflects our long-term goal to deliver sustainable energy solutions to support our customers’ decarbonization efforts.

DATA, DIGITAL AND TECHNOLOGY

We integrate data innovations, digital enhancements and state-of-the-art technologies to optimize productivity for our customers and in our own business.

Reduced operating costs

As one of the world’s largest LED lighting buyers, we procure LED cost-effectively for our customers to significantly reduce their energy costs. At year-end 2022, 71% of our portfolio (by area) used LED lighting,(1) which is equivalent in size to 10,687 soccer fields.

Sustainable power sources

We’ve installed approximately 405 megawatts of solar generation, enough to power over 70,000 average U.S. households, making us the #2 overall company in the U.S. for corporate onsite solar capacity.(2) Our sustainable energy programs support our customers’ transition to clean energy.

Labor pain point solutions

The digital training platform of our Community Workforce Initiative focuses on building a skilled and ready labor pipeline for our customers and creating economic opportunities in our communities. At year-end 2022, we had trained approximately 21,000 individuals through our CWI program.

Powering EV fleets

We’re assisting our customers’ transition to electric fleets by installing charging stations at sites around the world. We provide a unique charging-as-a-service solution, which means we operate the charging infrastructure with no upfront capex from our customers.

(1	Within our owned and managed operating properties. Does not include properties from the Duke and Urban Spaces acquisitions.

(2)	Within our owned and managed portfolio. Does not include properties from the Urban Spaces acquisition. Ranking by SEIA in the 2022 Solar Means Business report.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	50

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Benchmarking Peer Group

Our Peer Group methodology accounts for our total size and revenues, the diversification of our global business and our need to tap talent markets beyond real estate

The Committee recognizes that Prologis’ peer group should reflect the differentiated elements of our global business. With guidance from Pay Governance, the Committee’s consultant for 2022, and input from stockholders, the Committee built our peer group (our “Peer Group”) to include peers of appropriate size and scale and to align with the following considerations about our continued growth and ongoing business transformation:

CONTINUED BUSINESS EXPANSION AND EVOLUTION	+	COMPETITION FOR TALENT ACROSS INDUSTRIES	=	PEER GROUP REFLECTING PROLOGIS’ BUSINESS AND TALENT MARKETS

We have transformed beyond a traditional REIT, evidenced by the growth in our worldwide operations, development platform, assets under management, Strategic Capital business and our enterprises beyond real estate, such as our Essentials platform and Prologis Ventures. As a result, there is no comparable REIT or other peer in the market.		We compete for talent with companies outside the REIT industry, including private equity firms and technology companies. We need employees with the finance skills to conduct complex transactions. We also require the expertise to manage global logistics operations and drive cutting-edge innovation in our Essentials business.		Our Peer Group should reflect our global scope and scale, and align with our key business and talent markets, which we consider to be (1) real estate, (2) business-to-business technology and (3) complex financial services and private equity.

•

Our Peer Group includes 19 companies of appropriate size and complexity, with revenues generally 0.6x to 3.0x our FY2021 revenues and market capitalizations from 0.25x to 3.0x our market cap(1). Our Peer Group also gives equal weight to the three industry sectors we identified as our business and talent markets.

•

Among these peers, Prologis was in the 86th percentile of market capitalization as of the end of October 2022, which was the most recent data available when the Committee performed its last competitive analysis of 2022 in December. As of October 31, 2022, our market capitalization was $102 billion versus a peer group average of $52 billion. Four of our selected peers had a market capitalization that was less than 10% of Prologis’ market cap. (1) Prologis was in the 28th percentile of this group for FY2021 revenue.

•

We include five REITs of appropriate size in our Peer Group. With $196 billion in assets under management (AUM), however, Prologis’ AUM is 311% larger than the Large-Cap REIT Group(2) average AUM of $62.9 billion. Moreover, Prologis is differentiated from most other REITs in terms of our scope and diversity of business ventures, including our Strategic Capital business and Essentials platform, as well as our unique global presence across 19 countries. Therefore, a peer benchmarking group comprised solely of REITs would be insufficient to represent the scale and nature of our business and the talent pool we target for recruiting.

•	Some of the REITs in our refined peer group similarly include technology companies in their own peer groups.

•

Accordingly, we selected peers that include a mix of large-cap REITs, business-to-business technology and financial services/private equity that better reflect the full scope and complexity of our business.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	51

COMPENSATION DISCUSSION AND ANALYSIS

Notes to prior page:

(1)	Market capitalization of Prologis and peers as of October 31, 2022.

(2)

See definition of “Large-Cap REIT Group” on page 48. AUMs of Large-Cap REIT Group companies are derived from publicly available data as of December 31, 2022. Prologis AUM includes estimated investment capacity.

Our total revenue—including unconsolidated revenues from our Strategic Capital business—should be factored into peer group selection

Our consolidated revenues do not fully capture our Strategic Capital business: Our NEOs manage a business that is significantly larger than our consolidated revenues alone indicate. Of the $92 billion total AUM in our Strategic Capital business, $62 billion of those assets are held in our unconsolidated Strategic Capital vehicles. The assets held in our unconsolidated vehicles are not included in our consolidated balance sheet and, therefore, revenue associated with these assets is not reflected in our consolidated revenues.

Selecting peers based solely on consolidated revenues (and thereby comparing the total compensation of our NEOs to that of executives at other companies with significantly smaller AUM) disregards a large portion of our NEOs’ responsibilities related to the performance and operation of the real estate in our Strategic Capital vehicles. These duties include leasing, development, acquisition, disposition and maintenance of real estate; capital sourcing; financial, legal and tax planning; structuring and operating our nine Strategic Capital vehicles, including two public vehicles; and management of customer and investor relationships across numerous countries.

Peer Group for 2022:

REITS	FINANCIAL SERVICES & PRIVATE EQUITY	TECHNOLOGY

• American Tower Corporation • Crown Castle Inc. • Equinix, Inc. • Ventas, Inc. • Welltower Inc.	• The Carlyle Group Inc. • Evercore Inc. • Jefferies Financial Group Inc. • Lazard Ltd • Northern Trust Corporation • S&P Global Inc. • State Street Corporation	• Adobe, Inc. • Automatic Data Processing, Inc. • Global Payments Inc. • Intuit Inc. • Paychex, Inc. • ServiceNow, Inc. • Workday, Inc.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	52

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy

The Committee’s compensation philosophy emphasizes pay-for-performance alignment across all elements of our value-creating business

Paying for performance is our central compensation tenet: Annual bonuses, LTI equity, POP and PPP are each 100% based on performance in support of company operations and financial performance.

We customize our compensation elements: The components of our compensation program are specifically designed to support each driver of our business. We have compensation elements supporting progress toward annual strategic priorities, strong relative long-term stockholder return and outperformance in our Strategic Capital business.

We position Core Compensation around our Peer Group median; Outperformance Compensation is paid only for significant above-market performance

The Committee aims target Core Compensation for current, long-tenured NEOs around the median of our Peer Group (see next page regarding compensation of newly promoted executives). The Committee’s 2022 competitive analysis confirmed that our current NEO Core Compensation is within a reasonable band of median Peer Group pay.

Outperformance Compensation is paid only when stockholders receive significant returns as measured by objective, formulaic hurdles. POP and PPP awards are only a small fraction of the total stockholder value created.

•

POP and PPP allow us to attract and retain top talent from competitive, high incentive labor markets. Significant vesting periods (for example, seven years on the bulk of POP awards) encourage our top talent to stay with the company long term. This supports our investment in talent specifically trained to run our unique business.

•	Refer to pages 74 and 78 for more about the Committee’s rationale behind POP and PPP, respectively.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	53

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Rationale: NEO Succession Planning

The Committee uses pay to support leadership succession and sets new NEO compensation based on tenure, experience and performance

Our long-tenured NEO team is key to long-term performance and succession plan: In 2022, the Committee reaffirmed its belief that our long-tenured NEOs who have an average tenure of over 25 years at Prologis and collectively over 175 years of experience, have been critical to Prologis’ operational and financial results. Importantly, each of our long-tenured NEOs has been in office for over 11 years since the AMB Merger in 2011, providing stable continuity of leadership that has helped build our business over the years. Furthermore, retention of our long-tenured NEOs has been essential to properly train potential successors.

Compensation of new NEOs expected to be recalibrated to lower levels: The Committee will assess any new NEO’s experience, performance and tenure when making compensation decisions. The Committee will not set new NEO compensation based solely on peer benchmarking. As such, we expect that new NEO compensation will not be at the same level as that of our long-tenured NEOs.

•

Our current CFO’s Core Compensation targets for 2023 and Outperformance Compensation pool allocations are lower than the CFO targets and allocations of his longer tenured predecessor. Mr. Arndt’s LTI equity target for 2023 is about 17% lower than his predecessor’s final CFO target. His POP and PPP allocations for the relevant periods are only 2% and 3%, respectively, as compared to 4% or 6% for his predecessor in his final year as CFO. Note that Mr. Olinger’s POP and PPP allocations were reduced from 6% to 4% in connection with the planned CFO transition.

•

Similarly, when our current president was appointed effective January 1, 2023, his Core Compensation targets and POP pool allocation were set at lower levels than the targets of his predecessor in 2022. Mr. Letter’s base salary and LTI equity target for 2023 are 14% and 13% lower than his predecessors’ targets in 2022, respectively. His POP allocation is half that of Mr. Reilly’s for the relevant performance periods.

•

When new executives are appointed, the Committee intends to set their total target compensation (including Core Compensation, POP and PPP) below the median compensation of our Peer Group. The Committee expects that new executives’ total target compensation will move gradually toward the median of our Peer Group as they gain experience, conditioned on their successful performance in the role.

	Former CFO (Tom Olinger)	Current CFO (Tim Arndt)	Former CIO (Eugene Reilly)	Current President (Dan Letter)
Compensation Element	Target Core Compensation for 2021 performance year(1)	Target Core Compensation for 2023 performance year(1)	Target Core Compensation for 2022 performance year(1)	Target Core Compensation for 2023 performance year(1)

Base Salary	$600,000	$600,000	$700,000	$600,000

Bonus	Target: $750,000 (125% of Base Salary)	Target: $720,000 (120% of Base Salary)	Target: $1,050,000 (150% of Base Salary)	Target: $780,000 (130% of Base Salary)

LTI Equity	Target: $2,100,000	Target: $1,750,000	Target: $2,600,000	Target: $2,250,000

POP and PPP Pool Allocations

POP	Performance periods starting between 2019 and 2022: 4% or 6%	2023-2025 performance period: 2.5%	Performance periods starting between 2019 and 2022: 6%	2023-2025 performance period: 3.5%

PPP	PPP pools funded between 2019 and 2021: 4% or 6%	2022 PPP pool allocation: 3%	PPP pools funded between 2020 and 2022: 6%	Mr. Letter has not yet received a PPP award while president

(1)

2021 was Mr. Olinger’s final full year as our CFO. 2022 was Mr. Reilly’s final full year as our chief investment officer (CIO). Mr. Arndt was appointed CFO effective April 1, 2022. Mr. Letter was appointed president effective January 1, 2023. Our president fulfills the same duties previously assigned to the CIO. Based on current projections, we expect that Mr. Letter will be an NEO in our next annual proxy statement.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	54

COMPENSATION DISCUSSION AND ANALYSIS

2022 Chief Executive Officer Compensation

The Committee assesses our CEO as a founder delivering long-term stockholder value

As part of its 2022 compensation review, the Committee considered whether our largely formulaic pay-for-performance program is working as designed to generate long-term returns for our stockholders. During that review, the Committee concluded that our CEO’s compensation is consistent with the tremendous long-term value he has delivered since co-founding our company four decades ago. The average tenure of an S&P 500 CEO in 2022 was 6.4 years. Mr. Moghadam has been an extremely high performing CEO for over 25 years, spanning our entire life as a public company. This is a unique intervening factor in the Committee’s compensation decisions.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	55

COMPENSATION DISCUSSION AND ANALYSIS

Notes to prior page:

(1)	Outperformance over the ten-year annualized TSR of the MSCI REIT Index, the Cohen & Steers REIT Index and the S&P 500.

(2)	A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating organization.

2022 CEO Core Compensation

100% of our CEO’s compensation is paid in equity

At our CEO’s request, his base salary was reduced to $1 in 2019. The rest of our CEO’s previous base salary ($999,999) was shifted to at-risk pay in the form of equity compensation contingent on performance and subject to four-year vesting. The Committee determines the actual amount of equity paid in lieu of salary using the operational performance criteria from our annual bonus program.(1)

•

As requested by our CEO to further demonstrate his commitment to our company, this change offers no additional upside to him. The amount he can earn as equity paid in lieu of salary is capped at $999,999 if the company meets its annual goals. If the performance goals are not achieved, this amount will be reduced.

Mr. Moghadam has elected to take 100% of his bonus in equity every year in which he has received a bonus since our IPO in 1997(2), demonstrating his deep commitment to our stockholders.

As a result, essentially 100% of Mr. Moghadam’s total compensation is paid in equity (including Core Compensation as well as Outperformance Compensation). Since our IPO in 1997, most of Mr. Moghadam’s compensation has been paid in equity, the majority of which he still owns.

OUR CEO VOLUNTEERED TO DEEPLY ALIGN HIS OWN FINANCIAL INTERESTS WITH OUR STOCKHOLDERS’ INTERESTS

Our CEO’s total equity at the end of 2022 was over 50x greater than the minimum he is required to retain.(3)

(1)

For the 2022 performance year, the Committee determined that the maximum value of this award ($999,999) would be paid if company performance was at or greater than target (using our corporate score assessed against our annual bonus plan metrics). As discussed in greater detail below in the section titled “2022 Core Compensation: Annual Bonus Opportunity,” our corporate results yielded above-target performance for 2022 and a corporate score for annual bonus purposes of 131.50% of target. As such, the Committee awarded Mr. Moghadam $999,999 in equity with four-year vesting in lieu of 2022 salary. Because this equity award was granted in 2023, it will be reported in our Summary Compensation Table for the year 2023.

(2)	AMB Property Corporation, which merged with ProLogis in 2011 to create the current company, completed its IPO in 1997.

(3)	Includes equity that counts toward the minimum stock ownership requirement applicable to our CEO.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO Core Compensation correlates with long-term stockholder return

The chart below illustrates the link between (i) CEO Core Compensation (consisting of base salary, annual bonus and annual LTI equity awards), (ii) the company’s three-year TSR relative to the LTI Equity benchmark and (iii) Core FFO per share, (1) demonstrating that Core Compensation aligns with our relative TSR and operational performance.

•

Although we had strong operational performance in 2015, our three-year annualized TSR at the end of 2015 underperformed the benchmark index by 550 bps. Our CEO’s Core Compensation is comprised mostly of annual LTI equity, which is tied to our three-year TSR. As a result, our CEO’s Core Compensation was significantly lower in 2015 because annual LTI equity awards were paid out at only 50% of target due to TSR underperformance.

•

Since 2015, we have outperformed in relative TSR, resulting in higher Core Compensation. Our CEO’s Core Compensation, however, has remained relatively flat since 2017. Our three-year TSR declined in 2022 from all-time highs, but outperformed the LTI equity benchmark by 593 bps, resulting in awards comparable to those since 2017.

•	Our greatest annual Core FFO per share growth occurred from 2021 to 2022.

CORRELATION OF CEO CORE COMPENSATION WITH RELATIVE THREE-YEAR TSR

(1)	Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

(2)

Represents the difference between PLD’s three-year annualized TSR and the three-year annualized weighted TSR index of logistics and large cap REITs of our equity award formula used to determine our annual LTI awards (for the 2015 through 2022 performance years). For the 2014 performance year, the benchmarks of logistics and large cap REITs that were used in our equity award decisions were not aggregated into one weighted benchmark. We instituted our equity award formula starting with the 2015 performance year.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 CEO POP Compensation

$22.4 billion in value created for stockholders when POP compensation was awarded

By exceeding the MSCI REIT Index three-year compound annualized TSR for the 2020-2022 performance period by more than 100 bps, we created $22.4 billion of value for our stockholders above the measurement index. Out of that amount, our CEO earned a $15.0 million POP award. Together with the $3.4 million holdback award earned from the 2017-2019 performance pool, the total POP awards paid to our CEO were only 0.08% of the $22.4 billion in outperformance value generated for our stockholders.

CEO POP AWARDS(1) WERE ONLY 0.08% OF THE TOTAL VALUE GENERATED FOR STOCKHOLDERS(2)

(1)

CEO POP award for the 2020-2022 performance period and the holdback award for the 2017-2019 POP performance period. For a discussion about this award, please see “POP” in the narrative discussion following “Grants of Plan-Based Awards in Fiscal Year 2022.” This graphic is for illustrative purposes and is not spatially proportionate.

(2)

We calculate our outperformance by comparing the aggregate dollar value of our actual TSR versus the aggregate value of our TSR had it tracked the TSR of the MSCI US REIT Index (the MSCI REIT Index) over the same period. The aggregate dollar value of our TSR is generally the sum of (i) the increase in value of existing and newly issued shares plus (ii) cumulative dividends including reinvestment. Please see pages 72 and 73 for further detail regarding the outperformance calculation. The dollar value of Prologis’ aggregate TSR over 2020-2022 was $26.0 billion versus $3.6 billion had our stock performance matched the performance of the POP hurdle.

(3)	The $18.4 million in POP awards include the $3.4 million holdback award earned upon meeting index performance on December 31, 2022, for the 2017-2019 performance period.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 CEO PPP Compensation

$1.8 billion in value created when PPP compensation was paid

Detail on 2022 Promote / PPP performance hurdle

For additional detail regarding the 2022 Promote from Prologis European Logistics Fund (PELF) that gave rise to PPP awards in 2022, including the performance hurdle required to earn the Promote, please refer to page 77.

CEO PPP AWARD WAS ONLY 1.6% OF THE TOTAL VALUE CREATED WHEN WE ACHIEVED PPP HURDLES(1)

(1)

The “total value created when we achieved PPP hurdles” is calculated by determining our ownership share of the growth in net asset value (adjusting for dividends) of the applicable vehicles during the incentive period, gross of any Promote accrual for the applicable vehicles, adding in management fees paid by such vehicles to Prologis during the same period. The “total value created when we achieved the PPP hurdles” excludes equity transactions that, while impacting net asset value, did not create value for the vehicle, such as capital contributions, returns of capital, etc. It also excludes Prologis’ ownership share of management fees paid to Prologis by the vehicles. In 2022, we also earned PPP awards in relation to our development vehicles. Value created with respect to the development vehicles was calculated as the stabilized values of all properties subject to a development Promote less construction costs. The Promotes relevant to this calculation were the Promotes related to the PPP awards paid in 2022. This graphic is for illustrative purposes and is not spatially proportionate.

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COMPENSATION DISCUSSION AND ANALYSIS

               Core Compensation: Annual Bonus Opportunity

HOW IT WORKS

Bonus Calculation Process

Corporate Score Determination:

•	We determine a corporate score based on performance measured by operational metrics supporting our strategic priorities.

•	Metrics are divided into four categories and weighted according to their significance (see scorecard below).

•	Each metric is assessed based on company performance, which generates a score for each of the four bonus categories.

•	The category scores are multiplied by the weight assigned to the category and added together to determine the overall corporate score (which translates into a percentage of the target bonus pool).

•	The corporate score is set in a range between 50 and 200% of target (50% if threshold performance is achieved; 200% maximum if stretch performance hurdle is achieved).

NEO Bonus Calculation:

•   The corporate score determines 80% of our NEOs’ bonuses, with the remaining 20% based on individual performance supporting company strategic priorities.

Key NEO Bonus Features:

•   All bonuses are 100% based on performance in support of our business plan.

•   There is no minimum guaranteed bonus.

•   Bonus payments are capped at 200% of target bonus.

•   Demonstrating their commitment to the company, all NEOs opted to receive their 2022 bonuses in LTIP units, which have a minimum two-year holding period.

2022 BONUS SCORECARD FOR CORPORATE SCORE

METRICS	CATEGORY WEIGHTING

Portfolio Operations: • Core FFO Per Share • Same Store NOI Growth - Net Effective • Net Promoter Score • Essentials Contracted Sales • Essentials Contribution	60%

Deployment and Development Stabilizations: • Development Stabilizations • Development Stabilizations - Margin • “Build to Suit” Percentage of Total Development Starts • Contributions to Strategic Capital Vehicles	20%

Strategic Capital: • Equity Investments from Third Parties in Strategic Capital Vehicles	10%

METRICS	CATEGORY WEIGHTING

ESG: Environmental • Solar Megawatts Installed • Percentage of LED Lighting Installed Across O&M Portfolio (by area) • Percentage of New Developments Certified Sustainable (LEED or equivalent) Social • Number of New Community Workforce Initiative Engaged Learners • Culture & Talent Composite Score • IMPACT Volunteer Hours Governance • Composite corporate governance score across three third-party assessments	10%

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COMPENSATION DISCUSSION AND ANALYSIS

Bonus structure supports our top strategic priorities

How we select our bonus metrics and set our targets:

Our bonus metrics are set annually to reflect the company’s business imperatives for that performance year and to tie to our three-year strategic plan:

•

We set targets to incentivize progress on our current financial and strategic priorities, which may change from year to year as goals are achieved and strategy evolves. For example, given the significance of our Strategic Capital business, we added a third-party equity raise metric measuring funds raised from outside investors in Strategic Capital vehicles to help drive its continued expansion. We also included a second Essentials metric in our Portfolio Operations category to further increase the focus of our team on Essentials performance, reflecting our intent to continue growing this element of our business.

•

We set our bonus metrics to drive strong operational performance over the long-term. Demonstrating the effectiveness of this approach, our performance over the last ten years has resulted in 10.9% dividend CAGR, 23.4% net earnings per share CAGR(1) and 11.7% Core FFO per share CAGR.(1)

OUR BONUS TARGETS ARE RIGOROUS

2022 target Core FFO per share(1) required 9% greater performance than

Core FFO per share achieved in 2021.

(1)

Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure. See footnote 3 on page 48 for further detail regarding our net earnings per share CAGR calculation.

Portfolio Operations metrics are the most heavily weighted:

Our 2022 bonuses were largely determined by our performance on operational metrics in the Portfolio Operations category (weighted at 60% of our total corporate score). These operational metrics for 2022 were (i) Core FFO per share, (ii) Same Store NOI Growth – Net Effective, (iii) Net Promoter Score, (iv) Essentials Contracted Sales and (v) Essentials Contribution. We believe these metrics have considerable impact on our success and are important to our stockholders in assessing the health and performance of our business.

Our 2022 Core FFO per share(1) target was set at a rigorous level, requiring significantly better performance than in 2021. Our 2022 Core FFO per share target (excluding Strategic Capital Promotes) was set about 9% higher than our 2021 Core FFO per share performance (also adjusted to exclude Promotes).

Certain targets might not show a year-over-year increase because of the underlying nature of the metric. For instance, Our Same Store NOI Growth – Net Effective target for 2022 was set at a rigorous level based on a lease-by-lease and property-level analysis conducted to determine targets based on market indicators. Because the composition of the pool of properties changes from year-to-year, SSNOI metrics year-over-year may not be comparable. Therefore, although set at rigorous levels for the current set of properties, SSNOI targets may not necessarily show an increase over the prior year’s performance.

Similarly, the metrics in the Deployment and Development Stabilizations category are a function of our development pipeline projections at the time bonus targets are set. Our target Contributions for 2022, which measures the value of stabilized properties contributed to our Strategic Capital vehicles, was $2.65 billion. We set this metric based on our then-current assessment of the properties that will be available to stabilize and contribute to Strategic Capital vehicles in the applicable year, which fluctuates. Likewise, our Development Stabilizations—Margin target for 2022 was set at 32.5%, which reflected our projected development pipeline for the coming year when bonus targets were set using our then-current estimates of labor, material and other costs.

In the same way that targets are set based on year-to-year projections, some metrics that appear in prior bonus scorecards might not appear in subsequent scorecards given our then-current operational priorities and evaluation of the most pressing factors impacting our business. When 2022 bonus metrics were set, we recognized that our Rent Change on Rollover and Average Occupancy (which were both included in the 2021 bonus scorecard) were already strong, so it was not necessary to drive their performance by including them in the 2022 scorecard. Likewise, we have

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COMPENSATION DISCUSSION AND ANALYSIS

already reduced our general and administrative (G&A) expenses as a percentage of AUM from 85bps to 31bps since 2011, so we chose to focus on other operational priorities by replacing this metric in our 2022 scorecard. Our Procurement Savings performance in 2021 far exceeded its 2021 target and is also a company strength given our scale-enabled purchasing power, so we determined it did not need to be included again in the 2022 scorecard.

We include rigorous, quantifiable ESG goals in our bonus program to support the various components of our industry leading ESG program and provide a measure of accountability for our progress. Environmental metrics—including solar, LED and certified sustainable development targets—advance our sustainability initiatives that also strengthen customer relationships and provide ancillary revenue. Social metrics—including related to our Community Workforce Initiative, Culture & Talent Composite Score and IMPACT Volunteer Hours—help foster an inclusive culture that we believe attracts and retains diverse talent. For governance metrics, we utilize third-party assessments to measure our corporate governance performance and strive to have strong, independently verified policies in place that provide for responsible governance in furtherance of our stockholders’ best interests.

As with other metrics in our bonus scorecard, ESG metrics are determined on a year-to-year basis using then-current assessments and projections of the coming year. For this reason, targets set for ESG metrics, such as our Culture & Talent Composite Score, might not reflect an increase from prior years’ performance.

NEOS VOLUNTARILY REALLOCATED PART OF THEIR BONUSES TO SUPPORT OUR 2022 DATA INITIATIVE

Our continuing NEOs voluntarily contributed 10% of their target bonuses to an incentive pool used to reward the broader company’s data collection efforts in 2022.

2022 bonus assessment results

Based on strong performance against the quantitative metrics of our bonus scorecard, the Committee concluded that our NEOs earned an above-target corporate score. Together with meaningful individual contributions in 2022, this resulted in NEOs earning bonuses of 131.50% of target.

Data centricity: Each of our continuing NEOs voluntarily contributed 10% of their target bonus amounts to an incentive pool allocated to other employees who were directly involved with data collection and verification to incentivize our company-wide data collection initiative. As such, the bonus amount paid to each continuing NEO for 2022 performance was reduced by 10% of their respective target bonus amount, resulting in NEO bonus payouts at 121.50% of target.

In addition, the company emphasized improving the completeness and quality of our data in 2022, which we view as essential to our ongoing growth. This included data on property characteristics, our Essentials business, leasing and customer contacts, construction and facilities management. In 2022, the company made 25% of NEO bonuses dependent upon 95% completion of our data initiatives. The company achieved 97% completion of this critical effort.

See the tables and discussion on the pages that follow for more detail about how our corporate score and bonus amounts were calculated.

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COMPENSATION DISCUSSION AND ANALYSIS

CATEGORY-BY-CATEGORY METRIC RESULTS

PORTFOLIO OPERATIONS		WEIGHTED AT 60%		ABOVE TARGET OVERALL

Key Performance Metric	Metric Weighting	Threshold Performance 50% of Target Bonus	Target Performance 100% of Target Bonus	Stretch Performance 200% of Target Bonus	Scored 2022 Performance(5)
Core FFO Per Share (excluding Promotes)(1)	35%	$4.40	$4.45	$4.50	$4.61
Same Store NOI Growth – Net Effective(2)	5%	3.75%	4.25%	4.75%	7.0%
NPS Score(3)	10%	55	65	70	63
Essentials Contracted Sales	7.5%	$55M	$65M	$75M	$52.10M
Essentials Contribution(4)	2.5%	$65M	$70M	$75M	$68.82M

Total Category Score				150% of target

(1)

Core FFO per share and Same Store NOI Growth – Net Effective non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measures. Core FFO per share for the annual bonus scorecard is calculated net of Promote income. Core FFO per share calculated with Promotes is $5.16.

(2)	Same Store NOI Growth is based on our owned and managed portfolio.

(3)

Net Promoter Score (NPS) is a metric administered by Qualtrics. NPS measures the loyalty of customers to a company. NPS scores are measured with a number ranging from -100 to +100, a higher score is desirable.

(4)	Essentials Contribution includes the revenues less operating expenses and G&A of the Essentials business lines, and includes the tax credits generated for potential use or sale.

(5)	For comparison, actual 2021 performance for metrics that were included in the 2021 bonus scorecard: Core FFO per share ($4.09); Same Store NOI Growth – Net Effective (5.2%); NPS Score (65).

 DEPLOYMENT AND

DEVELOPMENT STABILIZATIONS		WEIGHTED AT 20%		ABOVE TARGET OVERALL

Key Performance Metric	Metric Weighting	Threshold Performance 50% of Target Bonus	Target Performance 100% of Target Bonus	Stretch Performance 200% of Target Bonus	Scored 2022 Performance(2)(3)
Development Stabilizations	5%	$3.325B	$3.625B	$3.925B	$3.615B
Development Stabilizations - Margin	5%	28.5%	32.5%	36.5%	48.7%
Build to Suit % of Total Development Starts(1)	5%	35%	37.5%	40%	40.0%
Contributions to Strategic Capital Vehicles	5%	$2.40B	$2.650B	$2.9B	$1.533B

Total Category Score				133.50% of target

(1)	“Build to Suit” refers to the process by which Prologis builds a customized facility to meet the specifications of a certain customer.

(2)

For comparison, actual 2021 performance for metrics that were included in the 2021 bonus scorecard: Development Stabilizations ($3.411B); Development Stabilizations – Margin (45%); Contributions to Strategic Capital vehicles ($4.464B).

(3)

Performance targets and scored 2022 performance for Deployment and Development Stabilizations metrics utilize a constant foreign currency rate and are calculated on an owned and managed ownership basis inclusive of our co-investments and joint ventures.

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COMPENSATION DISCUSSION AND ANALYSIS

STRATEGIC CAPITAL		WEIGHTED AT 10%		BELOW TARGET OVERALL

Key Performance Metric	Metric Weighting	Threshold Performance 50% of Target Bonus	Target Performance 100% of Target Bonus	Stretch Performance 200% of Target Bonus	Scored 2022 Performance
Third-Party Equity Raise(1)	10%	$1.6B	$2.0B	$2.4B	$778M

Total Category Score					Below threshold

(1)

Includes contracted equity commitments from third parties to Strategic Capital vehicles. Performance targets and scored 2022 performance for the Third-Party Equity Raise metric utilize a constant foreign currency rate. Metric not included in 2021 bonus scorecard.

ESG		WEIGHTED AT 10%		ABOVE TARGET OVERALL

Key Performance Metric	Metric Weighting	Threshold Performance 50% of Target Bonus	Target Performance 100% of Target Bonus	Stretch Performance 200% of Target Bonus	Scored 2022 Performance(5)(6)
Environmental
Solar Megawatts (MW) Installed	2%	325MW	350MW	375MW	379MW
% LED Across O&M Portfolio (by area)	1%	62%	67%	72%	76%
% of New Eligible Developments Certified Sustainable (LEED or equivalent)(1)	1%	90%	95%	100%	100%
Social
Number of New CWI Engaged Learners(2)	1%	4,000	5,000	6,000	5,609
Culture & Talent Composite Score(3)	2%	60%	70%	80%	77.9%
IMPACT Volunteer Hours	1%	8,000	10,000	12,000	10,882
Governance(4)
Sustainalytics	.666%	38	45	52	43.7
MSCI	.666%	-6.5	-4.5	-2.5	-3.2
GRESB	.666%	20	24	28	27.78

Total Category Score				166.50% of target

(1)	Due to customer requirements and/or the limitations of certain co-development agreements, a small number of projects are ineligible to receive a sustainable certification.

(2)	An “engaged learner” is an individual enrollee in our CWI program who completed multiple courses via our online training platform and/or youth training programs.

(3)

Culture & Talent Composite Score is made up of three components: overall employee engagement survey score (1/3 weight); percentage of regrettable turnover at or below 25% of all turnover (1/3 weight) (we define turnover as “regrettable” if we would choose to re-hire the individual); and percentage of diverse hires in U.S. real estate roles (1/3 weight).

(4)

Composite of corporate governance scores from each of the three listed third-party ESG assessments. Note that methodologies underlying the governance assessments are subject to change at the decision of the applicable third-party and are not controlled by Prologis.

(5)	For comparison, actual 2021 performance for metrics that were included in the 2021 bonus scorecard: Culture & Talent Composite Score (79%).

(6)	The scored 2022 performance for ESG metrics were based on projections at the time of calculation.

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COMPENSATION DISCUSSION AND ANALYSIS

OVERALL CORPORATE SCORE	131.50% OF TARGET	ABOVE TARGET OVERALL
Determination of our corporate score: The weightings of the scores for the four categories yielded an overall corporate score of 131.50% of target.

INDIVIDUAL PERFORMANCE	EACH AT 131.50% OF TARGET	ABOVE TARGET OVERALL

The Committee’s assessment of Mr. Moghadam’s individual contributions: Under Mr. Moghadam’s leadership, the executive team led the company in another year of significant accomplishments. We closed the $23.2 billion Duke Realty Corporation merger and integrated the portfolio. Mr. Moghadam’s unrelenting focus on meeting our customers’ needs in all aspects of our business differentiates and positions us for strong long-term growth and continued market leadership. Under Mr. Moghadam’s guidance, Prologis’ annualized three- and ten-year TSR outperformed the Cohen & Steers REIT Index by 1,011 bps and 830 bps, respectively. Mr. Moghadam’s ongoing support for our diversity and inclusion initiatives in 2022 continued to foster an inclusive environment supporting the retention and development of an employee base with diversity of thought, experience and background, which we view as critical to driving innovation and performance. Mr. Moghadam also continued to leverage our unique vantage point in the heart of global logistics by bringing industry innovators from around the world together at our second GROUNDBREAKERS thought leadership forum, which provides a venue for in-depth examinations of emerging technologies and trends that are critical to our customers’ businesses and are transforming the supply chain.

The Committee’s assessment of other NEO contributions:

•

Portfolio Operations: Our NEO team delivered Core FFO(1) of $4.61 per share (excluding Strategic Capital Promotes), representing 12.7% year-over-year growth. Mr. Reilly delivered exceptional operating results, with Same Store NOI Growth significantly exceeding its rigorous target. Given strong market demand we continued to push rents while increasing occupancy. Essentials Contribution was below target due to variances in energy costs. Similarly, Essentials Contracted Sales were below target due to lower forklift and smart building sales. Nevertheless, Mr. Anderson continued to successfully lead our efforts to scale our Essentials platform and our energy business, resulting in 2022 Essentials Contracted Sales exceeding 2021 results by more than 150% as we continue to gain traction in this line of business.

•

Deployment and Development Stabilizations: Notwithstanding continued material shortages and rising costs, the profitability of our overall development program continued to be excellent in 2022. Mr. Reilly oversaw the stabilization of over $3.6 billion of developments with margins that significantly exceeded our stretch goal. Our built-to-suit percentage was also above plan. The volume of contributions at $1.5 billion was short of our goal, driven in large part by our decision to pause contributions until there is further clarity on property valuations.

•

Strategic Capital: The overall macro environment made fundraising in the second half of 2022 extremely difficult as investors were looking to reduce their exposure to real estate and generate liquidity. Our teams raised $778 million across all vehicles, which was short of our target. PELF, however, was extremely active and raised 85% of their fundraising goal, which allowed teams under the leadership of Mr. Reilly and Mr. Nekritz to close the acquisition of the $1.7 billion Urban Spaces portfolio in the third quarter. Moreover, the $505 million Prologis received in Promote fees from vehicles in 2022, an all-time company record for annual Promote revenue, showed the durability of this revenue stream even in a turbulent economy.

•

ESG: Mr. Anderson and Mr. Nekritz continued to elevate our ESG leadership, with our ESG results reflecting the priority, resources and talent we have dedicated to this important area. We believe that our ESG commitment creates value (as in our Essentials energy solutions), maintains our reputation in the logistics real estate industry and strengthens relationships with customers by helping them reduce operating costs while also making progress toward their own sustainability goals. In 2022, Mr. Anderson led the hiring and onboarding of significant personnel supporting our ESG initiatives, including our first chief energy and sustainability officer. Having a strong ESG leadership team in place allowed us to raise our level of ESG ambition by adopting a goal of net zero emissions by 2040 with interim targets to support progress. With Mr. Anderson’s guidance, we became the #2 overall company in U.S. corporate onsite solar capacity.(2) Diverse hires in 2022 in our real estate roles were 59% globally. 48% of all real

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COMPENSATION DISCUSSION AND ANALYSIS

estate roles globally are held by female employees. We exceeded our regrettable turnover goal, with less than 13% of all turnover being regrettable. These efforts help to build and maintain a culture that attracts and retains the best talent.

•	Duke Realty Corporation acquisition: Messrs. Arndt, Nekritz and Reilly led our negotiation, structuring, diligence, closing and integration efforts related to the Duke Realty Corporation acquisition.

•

Balance sheet considerations: Our balance sheet and credit metrics remain very strong with one of the top balance sheets in our industry. We have significant liquidity as well as debt capacity to self-fund our growth for the foreseeable future. Under Mr. Arndt’s leadership, we maintained our A3 rating from Moody’s and improved our S&P rating from A- to A.(3) In 2022, Mr. Arndt and his team completed over $12 billion in debt transactions with a weighted average rate of 3% and a weighted average term of seven years. Mr. Olinger was instrumental in positioning his successor, Mr. Arndt, with key global leadership responsibilities to prepare him for the CFO role.

(1)

Core FFO per share and same store NOI (SSNOI) are non-GAAP measures. See Appendix A for definitions and discussions of non-GAAP measurements and reconciliations to the most directly comparable GAAP measures.

(2)	Ranking by SEIA in the 2022 Solar Means Business report.

(3)	A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating organization.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 ANNUAL BONUS PAYMENTS

At our NEOs’ election, all bonuses were settled in equity with a two-year holding period and not paid in cash, resulting in further alignment with stockholder interests.

	2022 Bonus(1)

NEO	2022 Target Bonus Value	% of Target(2)	% of Max	Amount Paid(4)

Hamid Moghadam	$1,500,000	121.50%	61%	$1,822,500

Timothy Arndt(3)	$523,870	121.50%	61%	$636,500

Thomas Olinger(3)	$0	N/A	N/A	$0

Eugene Reilly	$1,050,000	121.50%	61%	$1,275,800

Gary Anderson	$877,500	121.50%	61%	$1,066,200

Edward Nekritz	$845,000	121.50%	61%	$1,026,700

(1)	Target bonus levels are based on salary for the year, or in the case of Mr. Moghadam, based on $1,000,000. Percentages are rounded.

(2)

Our corporate score equals 131.50% of target. Generally, the Committee determine individual scores based on assessments of individual contributions to our business plan in each of the three categories described above. Individual scores for Messrs. Moghadam, Arndt, Reilly, Anderson and Nekritz are each 131.50% of target. Corporate scores are weighted 80% and individual scores are weighted 20% for all NEOs. Each continuing NEO’s bonus was reduced by 10% of the respective target amount to fund an incentive pool for other non-NEO employees directly involved in our data collection and verification efforts in 2022.

(3)

Effective April 1, 2022, Thomas Olinger stepped down as our chief financial officer and Timothy Arndt became our chief financial officer. Mr. Olinger did not receive an annual bonus for services rendered during 2022.

(4)	Amounts paid were rounded to the nearest hundred.

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COMPENSATION DISCUSSION AND ANALYSIS

                Core Compensation: Annual LTI Equity Awards

                        Annual LTI equity awards are 100% based on performance and not guaranteed

(1)	Total annual LTI equity award as % of target value.

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LTI equity benchmark index to be refined beginning with 2022-2024 performance period

Current LTI Benchmark Index: For performance periods up to the 2021-2023 period, we utilized an LTI equity award benchmark index comprised 50% of the Cohen & Steers REIT Index and 50% of a logistics REITs, which included 40% domestic (U.S.) logistics REITs and 10% global logistics REITs.

Future LTI Benchmark Index: Beginning with the 2024 performance year (LTI equity awards granted in respect of the 2022-2024 performance period), the LTI equity award benchmark index will be comprised 100% of the Cohen & Steers REIT Index. The Cohen & Steers REIT Index is a performance benchmark that includes approximately 30 large-cap REITs and is important to our stockholders to evaluate our performance against other large-cap REITs. The Committee made this change effective with the 2022-2024 performance period to align with the changes to the LTI scale that the Committee made in the last proxy cycle.

•

Very few logistics REITs and even fewer global logistics REITs exist. The logistics REITs that do exist are much smaller than Prologis. As of year-end 2022, Prologis’ total AUM was approximately $196 billion whereas the total combined AUM of logistics REITs used in the LTI benchmark index was approximately $119 billion. (1) It is now appropriate to transition to an LTI benchmark index that more closely reflects our size.

•

In 2022, we acquired Duke Realty Corporation, a logistics REIT that was previously included in the benchmark. Similarly, in 2018 we acquired DCT Industrial Trust, another logistics REIT that was previously used in the benchmark.

•

Transitioning to the Cohen & Steers REIT Index exclusively also mitigates the volatility of the smaller logistics REITs and prevents any one smaller logistics REIT’s performance from having overriding influence on our LTI awards.

•

During the course of investor outreach, we discussed this change with a number of our stockholders. None expressed any concern over implementing this new benchmark index. We also tested this change to the formula and determined that the change would not result in a higher payout based on 2022 performance.

(1)	AUMs derived from publicly available data as of December 31, 2022. Prologis AUM includes estimated investment capacity.

(2)	For awards granted in 2023.

(3)

Three-year annualized weighted TSR index of U.S. and global logistics and large cap REITs. The weighted annualized three-year TSR for the Cohen & Steers Realty Majors Portfolio Index (RMP) (the Cohen & Steers REIT Index) and the global and U.S. logistics REIT comparison groups were 0.6%, 4.2% and 10.1%, respectively.

(4)

We acquired Duke Realty Corporation in 2022. Duke Realty Corporation was included for performance calculations through May 9, 2022, the trading day prior to the date on which Prologis made public its desire to acquire Duke Realty Corporation.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	69

COMPENSATION DISCUSSION AND ANALYSIS

LTI EQUITY AWARD PAYOUTS FOR THE 2022 PERFORMANCE YEAR (GRANTED IN 2023)(1)

		2022 Actual Award Value

NEO	2022 Target Award Value	% Target	$

Hamid Moghadam	$8,250,000	150%	$12,375,000

Timothy Arndt(2)	$1,350,000	150%	$2,025,000

Thomas Olinger(2)	$0	N/A	$0

Eugene Reilly	$2,600,000	150%	$3,900,000

Gary Anderson	$2,300,000	150%	$3,450,000

Edward Nekritz	$2,100,000	150%	$3,150,000

(1)	The Committee considers LTI equity awards granted in 2023 to be part of compensation for the 2022 performance year. These awards will be reported in our Summary Compensation Table for the year 2023.

(2)

Effective April 1, 2022, Thomas Olinger stepped down as our chief financial officer and Timothy Arndt became our chief financial officer. Mr. Olinger was not granted an LTI equity award in 2023 for the 2022 performance year.

Prior year: annual LTI equity awards for the 2021 performance year (granted in 2022)

Although the Summary Compensation Table presentation requires disclosure of LTI equity awards granted in 2022 to be included in aggregate compensation for 2022, the Committee considers these awards to be compensation for the 2021 performance year. As such, LTI equity awards granted in 2022 are part of the Committee’s assessment of compensation for the 2021 performance year, not the 2022 performance year.

2019-2021 company performance resulted in 1,610 bps outperformance relative to the index of the logistics REIT comparison groups and the Cohen & Steers REIT Index. In accordance with our equity formula, equity awards for the 2021 performance year were paid to all NEOs at 150% of target. See our 2022 annual proxy statement for further detail.

For the 2021 performance year, all NEOs received the same LTI equity award values as their awards for the 2022 performance year (aside from Tim Arndt, who became our chief financial officer effective April 1, 2022, and Mr. Olinger, who stepped down as our chief financial officer effective April 1, 2022).

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COMPENSATION DISCUSSION AND ANALYSIS

Outperformance Compensation

POP and PPP awards require significant outperformance: Our programs allow outperformance earning opportunities only if high-reach hurdles are met, which creates significant value for our stockholders. POP and PPP awards are each only a small fraction of the total associated value created for our stockholders:

•	We created $22.4 billion of value over the performance of MSCI REIT Index, the measurement index that we use to determine whether POP awards are payable.

•	By exceeding Strategic Capital Promote hurdles for the relevant performance periods, we created $1.8 billion of value.

•	The corresponding POP and PPP awards paid to our CEO were only 0.08% and 1.6% of the value generated for our stockholders in our outperformance programs, respectively.(1)

(1)	See footnotes to pages 58 and 59 for detail about these calculations.

(2)

CEO Total Compensation for a performance year includes Core Compensation (base salary, bonus, annual LTI equity awards and equity paid in lieu of salary) plus PPP awards paid in the performance year and aggregate POP awards paid for any performance periods ending on the applicable performance year.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	71

COMPENSATION DISCUSSION AND ANALYSIS

Outperformance Compensation: POP

Rewards significant relative TSR outperformance and enables NEO transition strategy

Optimizes stockholder return: POP extends to about 100 employees, supporting a teamwork mentality deep into our organization that motivates POP participants across the company to drive long-term outperformance.

HOW IT WORKS

Prologis Outperformance Plan (POP)

Rewards high-reach three-year TSR outperformance.

POP hurdle is 100% formulaic: The POP Award pool funds only if our three-year compound annualized TSR exceeds the applicable measurement index by 100 bps.

- POP awards did not fund for the first two performance cycles (2012-2014 and 2013-2015) as hurdles were not met.
- The MSCI REIT Index is a performance benchmark that includes 128 REITs representing approximately 99% of the U.S. REIT universe. It is important to our stockholders to evaluate our performance against the REIT industry at-large, as real estate is the core of our business.

Absolute maximum pool cap: Total pool is up to 3% of value created for stockholders above the hurdle. The aggregate pool for all ~100 POP participants is subject to an absolute maximum cap of $100 million.

- The compensation pool for the 2020-2022 performance period was **only 0.4%** of the value created above the POP measurement index due to the absolute cap.

HOW THE POP PERFORMANCE HURDLE WORKS

TSR
PLD 3-year compound annualized TSR
POP Awards Pool
Up to 3% of value above POP hurdle, subject to $100M cap
Value created for stockholders above POP hurdle
POP hurdle is 100 bps above index
+100 bps
MSCI REIT Index 3-year compound annualized TSR
No POP payout if our TSR performance is less than 100 bps above index
TSR

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COMPENSATION DISCUSSION AND ANALYSIS

No POP payment when absolute three-year TSR is negative: POP awards cannot be paid when our absolute three-year TSR is negative. If a pool funds because our relative three-year TSR exceeds the POP performance hurdle, but our absolute three-year TSR is negative, then the awards will not be paid unless and until absolute three-year TSR becomes positive. The award will expire seven years after the end of the performance period if the absolute TSR requirement is not met.

POP program enhancements based on stockholder feedback: In response to past stockholder feedback, we:

•

Adopted an absolute maximum cap: We implemented a limit on the potential size of the POP award pool by applying an absolute maximum cap of $100 million on the total aggregate POP pool for all participants starting with the 2018-2020 performance period.

•	Adopted extended vesting: We imposed seven-year cliff vesting on the bulk (80%) of earned POP awards.

•

Although the new vesting construct was effective for performance periods starting in 2018, our then-in-office NEOs demonstrated deep commitment to the company by voluntarily electing to apply this vesting construct retroactively to their awards earned for the 2016-2018 and 2017-2019 performance periods. The NEOs did not receive any benefit in exchange for their election.

Stockholders received 99.6% of the $22.4B in value created above the POP measurement hurdle for the 2020-2022 performance period.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	73

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Rationale: Why POP Is a Necessary Complement to LTI Equity.

We utilize POP to retain our current NEO team, which supports the continuity necessary to complete the development of our next group of NEOs and positions the company responsibly for a smooth transition.

•

Continuity of senior leadership, particularly at the NEO level, has been critical to running our unique business and positioning the company to evolve while growing our core real estate operations. Our long-tenured NEOs have been together as a C-suite for more than ten years, during which time we’ve had remarkable operational success.

•

The Committee designed POP with succession planning in mind. Retention of long-tenured NEOs has been and will continue to be critical to developing the next generation of leadership, which requires the appropriate runway to properly train potential successors to cover the scope of our global business.

•

Similarly, POP helps us retain our next generation of leaders. We expect future NEOs to come from our current POP participant pool. Prologis prefers to promote from within, given the multifaceted nature of our business and high expectations we place on our employees. POP has been instrumental in securing and retaining leadership talent with the specific skill sets necessary for our business.

•

We run our business leanly and efficiently, with only about 2,500 total employees covering $196 billion in real estate AUM. POP’s ten-year construct (three years to earn awards plus seven-year vesting on 80% of each award) is a powerful long-term retention mechanism for our senior leaders who are key to maintaining such efficiency.

POP and LTI Equity extend to different employee bands, so they are structured differently.

•

We view both LTI equity and POP as part of our long-term incentive structure that aligns stockholder and employee interests. In peer benchmarking, the Committee evaluates LTI and POP in combination as the long-term equity element of our compensation program. While categorized together in this respect, we structured LTI and POP differently to reflect the different employee bands that participate in the programs.

•

POP targets about 100 of our top senior leaders who pose the highest talent risk from a business growth and continuity as well as a talent development standpoint. The Committee has evaluated the other financial opportunities available to our senior leaders in the marketplace and concluded that a POP-style element is necessary to maintain the competitiveness of our overall compensation package for this employee band.

•	POP still remains true to the Committee’s pay-for-performance discipline with its purely formulaic relative three-year TSR outperformance hurdle.

•

POP is all or nothing. POP only pays out when high-reach performance hurdles are hit and no amount is paid if the performance hurdle is not met. Employees who are eligible for POP have greater pay opportunities, but with higher risk given the all-or-nothing payout as well as the seven-year vesting period on the bulk of awards.

–

To illustrate, if the 2022-2024 performance period had ended on December 31, 2022, we would not have achieved the applicable performance hurdle and no POP awards would have been made to any POP participant (neither NEOs nor any other participant) for that period.

•

In contrast, LTI awards are built on a sliding scale because annual LTI awards extend to a broader employee population than POP. Our LTI equity program ensures a more stable compensation level for this band of employees while still incorporating the retentive benefit of four-year vesting.

•

In the course of our investor outreach, some stockholders questioned why we would pay LTI awards if our three-year TSR underperforms against the benchmark index. It would cause undue talent risk in the broader LTI employee band to pay nothing in the event of underperformance. The LTI equity formula ensures market compensation in such a circumstance: we pay below-target compensation for below-target performance to a certain level (500 bps underperformance), below which no LTI equity awards will be paid.

•

LTI equity awards are designed to be the largest portion of our NEOs’ Core Compensation, which the Committee positions around the median of our Peer Group. Because NEO Core Compensation is heavily weighted to LTI equity, the sliding scale design provides an appropriate base level of compensation to ensure that we pay market compensation and mitigate NEO talent risk. In the event that we underperform the benchmark index, LTI equity awards to our NEOs will be paid at below-median levels commensurate with performance.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	74

COMPENSATION DISCUSSION AND ANALYSIS

Outperformance Compensation: PPP

Rewards significant operating outperformance of our Strategic Capital vehicles

PPP Incentivizes Strategic Capital outperformance, a key driver of our competitive advantage: Strategic Capital is a high-margin business that we can use to accelerate our growth responsibly. The assets held in our Strategic Capital business yield higher returns than the assets we own directly because Strategic Capital generates additional income from management fees as well as “Promote” incentive fees when applicable vehicles perform exceptionally well.

Strategic Capital partners support PPP: Our Strategic Capital partners who invest in our vehicles want a compensation program tied directly to the success of those vehicles to incentivize outperformance.

PPP is a critical recruitment tool: We need a compensation component tied specifically to our Strategic Capital business to attract the best talent from the finance industry, private real estate companies and other similar business sectors. PPP resembles the profit-sharing structures typically seen in private equity firms, which aligns our compensation with the expectations of the talent we recruit to Strategic Capital from the private equity industry.

HOW IT WORKS

Prologis Promote Plan (PPP)

Strenuous hurdles: Promote hurdles are not unilaterally set by Prologis. Rather, the hurdles are negotiated at arm's length with our Strategic Capital investors, whose interest is to set high hurdles to drive superior returns. This provides third-party validation of the rigor of these hurdles.

Common Promote structure: Promotes are earned by Prologis when investment rates of return (IRR) exceed the applicable pre-negotiated hurdle. Achievement of a Promote hurdle often requires us to achieve an IRR for the vehicle in excess of a 6-9% annualized return. If a hurdle is met, Prologis is paid a Promote, which is typically 10-20% of returns above the hurdle. PPP awards are paid out of this Promote amount.

Performance period: Typically, no less than 3 years.

Cap: Aggregate PPP awards paid to any individual in any calendar year are **capped at the person's total Core Compensation amount paid in the two most recent years.**

Stockholder alignment: PPP awards paid to CEO 100% in equity and to other NEOs 65% in equity.

Vesting period: 4 years on the equity portion.

HOW THE PPP HURDLE WORKS

Strategic Capital vehicle IRR performance
Incentive fee ("promote") paid to PLD (typically 10-20% of returns above high hurdle)
Venture returns in excess of promote hurdle
Promote Hurdle
(high reach: commonly 6-9% annualized return over 3-year period)
PPP Compensation Pool
40% of promote
(after subtracting our venture ownership percentage)
EXPECTED ANNUALIZED RETURN BY VENTURE

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	75

COMPENSATION DISCUSSION AND ANALYSIS

HOW IT WORKS continued

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COMPENSATION DISCUSSION AND ANALYSIS

HOW IT WORKS continued

2022 PPP awards were driven by one significant Promote from Prologis European Logistics Fund (PELF)

PELF Promote was conditioned on the achievement of a rigorous performance hurdle:

•	The performance hurdle was measured over a three-year period commencing in the fourth quarter of 2019.

•	Hurdle required significant value creation: To earn the Promote that funded PPP awards, we were required to generate growth.

–	PELF PPP hurdle: PELF’s Net Asset Value (NAV) was required to grow by at least $593 million. PELF’s NAV grew by $4.1 billion over the three-year performance period.

•	Hurdle was formulaic: PELF was required to achieve IRR hurdles in several unit classes, which required an IRR between 6-11% depending on the class.

•	Hurdle was set with a third-party: The PELF hurdle was negotiated in advance with PELF’s third-party investors, who have a keen interest in setting a high-reach target.

•	This Promote payment resets the PELF Promote high-water mark, requiring significant additional outperformance to earn another Promote. The next PELF Promote earning opportunity is not until 2025.

PELF is a critical Strategic Capital vehicle:

•	PELF alone is larger than any public domestic logistics REIT: PELF is our largest European vehicle and one of our largest Strategic Capital vehicles overall. With over $21 billion AUM at the end of 2022, PELF by itself is larger than any other publicly traded U.S. logistics REIT.

•	PELF owns 746 facilities across 12 countries, comprising 160.9 million square feet.

•	PELF is a perpetual, open-ended vehicle, meaning that there is no cap on the amount of new investment capital it can bring in and no set date on which capital must be returned to investors. Therefore, Promote earning opportunities and other value creation accrue from an uncapped pool of investments over successive performance periods.

•	Facilities owned by PELF are leased to 56% of our top 25 customers.

•	PELF outperformed benchmark index: Over the three-year performance period, PELF’s total return outperformed the MSCI Europe Quarterly Industrial Distribution Centers Property Index by 49bps.

PELF generated significant returns for Prologis over the three-year performance period:

Prologis earned $453 million in net Promote revenue from PELF.

Prologis also earned $283 million in management and other fees from PELF.

The value of Prologis’ ownership share in PELF increased by $1.1 billion representing a 38% increase.

Prologis received $270 million for contributing newly developed facilities to PELF — capital which we can recycle to build additional facilities.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	77

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Rationale: Strategic Capital Creates Long-Term Value. PPP Should Be Analyzed Over the Long-Term.

PPP awards are highly variable: PPP awards are paid only when Strategic Capital outperformance results in Promotes paid to the company. As a result, PPP award timing and amounts are highly variable depending on Promote calculation timing and the size of the applicable vehicle. The value of Promotes earned by Prologis in any given year, and thus the amount of PPP awards, depends on the availability of Promote earning opportunities and the cadence of performance periods across our Strategic Capital vehicles (as well as whether we achieve the performance hurdle).

Averaging PPP awards over a trailing three-year period accounts for this variability and provides a long-term view of not only the actual size of PPP, but also the value Strategic Capital Promotes bring to our stockholders over time. Our largest vehicles are open-ended, meaning they accept an uncapped flow of new investment capital. These vehicles therefore have the potential to create significant long-term value for our stockholders in the form of substantial Promote earnings from an open-ended pool.

The chart below also illustrates the growth in our Strategic Capital AUM, a testament to how PPP has successfully underpinned the growth of our Strategic Capital business over time.

The Committee’s view on future Promote potential: Looking forward, Promote revenue (and associated PPP awards) could potentially be substantial again in 2023 given that one of our largest Strategic Capital vehicles, Prologis Targeted U.S. Logistics Fund (USLF), has a Promote earning opportunity in 2023.

However, the Committee anticipates a significant decline in Promote earnings (and PPP awards) in 2024 and over the following several years. There are no major Promote calculation opportunities scheduled in 2024. Also, a number of vehicles have high-water marks built into their Promote hurdles, which require higher levels of outperformance than previously achieved for Promotes to be paid. The Committee expects it will be challenging for certain Strategic Capital vehicles, particularly those that have significantly outperformed in recent years, to achieve Promote return hurdles beyond applicable high-water marks within the next performance period.

The company has taken actions to reduce the variability of future Promote earning opportunities: We have restructured Promotes for PELF, USLF and Prologis China Core Logistics Fund (our three largest private, open-ended vehicles) such that for all new third-party investments in these vehicles made after specified times, the three-year Promote measurement period will commence on the date on which the new investment in the vehicle is made. In the past, all investments in the vehicle were tied to the same Promote measurement periods. Going forward, new investments in these ventures will have their own Promote measurement periods. The Committee expects this will result in less variability in Promotes (to the extent the company earns them going forward), which will in the long-term reduce dramatic variability in PPP awards.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	78

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Elements and Considerations

LTIP Units

LTIP Units are profits interests in Prologis, L.P., our operating partnership. Certain executives, including NEOs, may elect to receive LTIP Units in lieu of restricted stock units (RSUs). Our NEOs elected to receive all their equity awards granted in 2022 in LTIP Units, further aligning NEO and stockholder interests.

LTIP Units were structured to be generally economically equivalent to RSUs and generally have the same vesting terms as RSUs. All LTIP Units have a two-year mandatory holding period from the date of issuance, in addition to any applicable vesting periods.

NEO waivers of retirement eligibility benefits

Mr. Moghadam voluntarily waived any equity award vesting benefits related to meeting retirement-eligibility thresholds under our incentive plan. Vesting of such awards will continue after he terminates employment as long as he continues in a substantial role with the company or its affiliates, or if he performs approved community work after termination. Our other NEOs executed a similar waiver applicable to equity awards granted after September 2018 for Messrs. Reilly, Anderson, Nekritz and Olinger, or after April 2022 for Mr. Arndt.

Had the NEOs not waived such provisions, they would be entitled to certain benefits such as the acceleration of vesting of their equity awards upon termination of employment after they meet the retirement-eligibility thresholds under our compensation plans.

STRONG COMPENSATION GOVERNANCE

What We Do	What We Don’t Do

  100% of CEO pay is at-risk and not guaranteed

  Robust stock ownership requirements:

 CEO: $10 million

 Other NEOs: 3x salary

 Other Senior Officers: 1x salary (~120 individuals)

 Directors: 5x annual cash retainer

  Clawback policy for NEOs

  Double-trigger change-in-control provisions

  Annual compensation risk-related review

  Market-leading vesting requirements

  All long-term incentives are denominated and  settled in equity

  No guaranteed salary / bonus increases

  No employment agreements for NEOs  guaranteeing compensation

  No excise tax gross-ups

  No hedging or pledging of our common stock

  No repricing or buyouts of stock options  without stockholder approval

  No excessive perquisites

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	79

COMPENSATION DISCUSSION AND ANALYSIS

Senior-level benefits

In addition to benefits provided to all other U.S. employees, such as our 401(k) plan, health care and welfare coverage, paid time off, life and accident insurance and short and long-term disability programs, we offer our NEOs the following senior-level benefits:

•	Deferred compensation plans.

•

Retiree medical benefits—upon retirement and having served as a member of the management executive committee (our CEO and certain direct reports) for five consecutive years, executives may continue health coverage under our plans at their own expense.

•	Personal use of leased corporate aircraft interest if the company is reimbursed.

Previously, the company paid for financial planning services and parking for all NEOs. We eliminated both benefits beginning in 2021, further reducing already minimal NEO perquisites.

Change-in-control benefits

Our NEOs’ benefits include competitive severance in connection with a change in control to serve the best interests of stockholders during a threatened or actual change in control by:

•	Providing for continuity of our management team’s services.

•	Increasing objectivity of our management team in analyzing a proposed change in control and advising the Board if such proposal is in the best interests of stockholders.

Such benefits apply on a double-trigger basis (change in control has occurred and the NEO’s employment status is impacted) and consist of:

•	Cash severance payments that are a multiple of salary and/or cash bonus opportunity levels (generally, two times salary and bonus for NEOs).(1)

•	Accelerated vesting of unvested equity awards, available through change-in-control agreements or long-term equity incentive plans.

Risk mitigation

Annual risk assessments of our compensation program: The Committee monitors the risk profile with respect to compensation policies and practices. No material risks were found.

Quarterly reports to Board on company performance against business plan and strategic objectives: The Board provides oversight to ensure that our compensation structure is not driving the company to take excessive operational risks.

Internal management controls: Controls and procedures ensure operations are completed in line with governance standards to ensure that excessive risks are not taken, including a series of checks and balances with respect to the commitment of capital.

Real estate risk management: Real estate risk management processes monitor key risks associated with our real estate assets, such as levels of occupancy, non-income-producing assets, leverage, foreign currency exposure and other factors.

Recoupment policy: This policy is a mechanism to claw back compensation in the event of a financial restatement.

Stock ownership guidelines: These guidelines align management interests with stockholders.

(1)

In 2019, the Committee amended and restated our CEO’s change-in-control agreement to reflect our CEO’s salary decrease to $1, such that change-in-control benefits would continue to apply on a double-trigger basis and are intended to approximate the same benefits in the original agreement.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	80

COMPENSATION DISCUSSION AND ANALYSIS

Stock ownership guidelines

All NEOs and directors are in compliance. The guidelines require stock ownership of at least $10 million for our CEO or a multiple of annual base salary for other officers (3x base salary for other NEOs; 1x base salary for senior vice presidents, managing directors and regional presidents). The guidelines require share ownership for our directors of 5x the annual Board retainer.

Stock eligible under the guidelines includes common stock, vested, unvested (provided that any unvested equity awards counted must be full value awards subject only to time-based vesting and must in no way be contingent upon the achievement of any performance requirement) and deferred equity awards (except stock options), associated dividend equivalents, earned LTIP Units and partnership units exchangeable into our common stock. The guidelines require retention of 50% of net shares received under our equity plans upon certain events until ownership thresholds are met.

Hedging and pledging policies

All hedging and pledging of common stock are prohibited: Our insider trading policy prohibits all NEOs, employees and directors from hedging or pledging shares of our common stock. All our NEOs and directors are currently in compliance with this prohibition.

Compensation recoupment (clawback) policy

The Board has adopted a compensation clawback policy, which provides that in the event of a substantial restatement of our previously issued financial statements, a review will be undertaken by the Board of performance-based compensation awarded to certain officers that was attributable to our financial performance during the time periods restated. If the Board determines that an officer was improperly compensated and that it is in our best interests to recover or cancel such compensation, the Board will pursue all reasonable legal remedies to recover or cancel such performance-based compensation. The policy further provides that if the Board learns of any misconduct by certain officers that caused the restatement, the Board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by the Board could include dismissal, legal action for breach of fiduciary duty or such other action to enforce the officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, the Board may take into account punishments imposed by third parties. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties.

In addition, if the Committee determines that a present or former employee has used for profit or disclosed to unauthorized persons confidential or trade secrets of us or any of our affiliates, breached any contract with or violated any fiduciary obligation to us or any of our affiliates, or engaged in any conduct that the committee determines is injurious to us or any of our affiliates, the committee may cause that employee to forfeit his or her outstanding awards under the 2020 Long-Term Incentive Plan (“2020 LTIP”). In addition, in exercise of its powers and authorities under the 2020 LTIP, it is the committee’s policy to determine that a participant is in good standing in the course of administering the 2020 LTIP. If a participant is not in good standing, the committee (or its delegate) may cause the participant’s awards, whether vested or unvested, to be forfeited.

In October 2022, the SEC adopted a final version of a new clawback rule. The company intends to take action to comply with this rule consistent with the timing of its implementation.

Equity grant policy and program administration

Awards are administered by our human resources and stock plan administration departments. Grants are made generally in the first quarter of the year, after promotion, at the time of new hire or in accordance with PPP. Equity grant dates are not scheduled based on the timing of the release of material non-public information.

We discontinued the issuance of stock option awards after February 2011.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	81

COMPENSATION DISCUSSION AND ANALYSIS

Impact of accounting and tax treatment

To the extent reasonable and allowable, executive compensation will be deductible by the company for federal income tax purposes. However, the Committee may design compensation program components that are not deductible. In addition, in December 2020, the Internal Revenue Service released final regulations under 162(m), which may limit the future deductibility of certain executive compensation amounts. Because we intend to qualify as a REIT under the Internal Revenue Code, we generally distribute 100% of our net taxable income each year, and as a result do not pay U.S. federal income tax. As such, we do not expect the possible loss of executive compensation deductions to have a material impact on us. We intend that executive compensation comply with 409A of the Internal Revenue Code, which may impose additional taxes on our NEOs for Section 409A. In addition, we expense base salaries and annual bonuses awarded in the year they are earned. In accordance with ASC Topic 718, we expense the value of equity awards granted over the vesting period of such grants.

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COMPENSATION DISCUSSION AND ANALYSIS

Talent and Compensation Committee Report

We, the members of the Talent and Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company and, based on such review and discussion, have recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference of this proxy statement, the company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Talent and Compensation Committee:

George L. Fotiades (Chair)

David P. O’Connor

William D. Zollars

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	83

SUMMARY COMPENSATION TABLE

Summary Compensation Table for Fiscal Year 2022*

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus(1)(2)(3) ($) (d)	Stock Awards(3)(4)(5)(6) ($) (e)	Non-Equity Incentive Plan Compensation(6) ($) (g)	All Other Compensation(7) ($) (i)	Total ($) (j)

Hamid Moghadam	2022	$1	$1,822,500	$46,317,755	—	$12,500	$48,152,756
Chief Executive Officer	2021	$1	$2,625,000	$22,263,989	—	$12,500	$24,901,490
	2020	$1	$1,500,000	$32,851,741	—	$80,935	$34,432,677

Timothy Arndt	2022	$489,423	$636,500	$4,230,557	$1,755,311	$13,500	$7,125,291
Chief Financial Officer	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—

Thomas Olinger**	2022	$436,443	—	$9,285,539	$2,649,077	$29,258	$12,400,317
Former Chief Financial Officer	2021	$600,000	$1,312,500	$5,491,318	$608,204	$25,500	$8,037,522
	2020	$600,000	$750,000	$7,942,733	$2,121,982	$48,985	$11,463,700

Eugene Reilly	2022	$700,000	$1,275,800	$13,103,428	$3,973,615	$26,000	$19,078,843
Chief Investment Officer	2021	$696,539	$1,837,500	$6,847,295	$608,204	$25,500	$10,015,038
	2020	$600,000	$750,000	$9,668,732	$2,121,982	$48,050	$13,188,764

Gary Anderson	2022	$650,000	$1,066,200	$11,128,311	$3,152,401	$26,000	$16,022,912
Chief Operating Officer	2021	$648,269	$1,535,625	$6,397,331	$608,204	$25,500	$9,214,929
	2020	$600,000	$750,000	$8,818,700	$2,121,982	$48,445	$12,339,127

Edward Nekritz	2022	$650,000	$1,026,700	$10,397,896	$2,920,607	$26,000	$15,021,203
Chief Legal Officer and	2021	$648,269	$1,478,750	$6,097,318	$608,204	$25,500	$8,858,041
General Counsel	2020	$600,000	$750,000	$8,818,700	$2,121,982	$48,445	$12,339,127

*	Columns (f) and (h) have been omitted from this table because they are not applicable.

**	Mr. Olinger stepped down as our CFO effective April 1, 2022, and served as an advisor until December 16, 2022.

(1)

No salary or bonus amounts were deferred under our nonqualified deferred compensation (“NQDC”) plans in any year for Mr. Moghadam, Mr. Olinger, Mr. Reilly, Mr. Anderson, and Mr. Nekritz. Mr. Arndt elected to defer 80% of his 2022 salary under the 2012 NQDC Plan (see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2022 table below). Amounts deferred under the Prologis 401(k) Savings Plan (“401(k) Plan”) at the election of the NEO from salary and/or bonus payments are included in the amounts presented in columns (c) or (d) and are as follows:

•	Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz: $27,000 in 2022, $26,000 in 2021 and $26,000 in 2020 and Mr. Arndt $27,000 in 2022.

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SUMMARY COMPENSATION TABLE

(2)	Bonuses earned for a fiscal year are paid in the subsequent fiscal year (e.g., the bonuses in column (d) earned for performance in 2022 were paid in the first quarter of 2023).

(3)

The value of equity awards received is equal to 100% of the cash bonus exchanged and, as no exchange premium applied, such awards were fully vested upon issuance on March 3, 2021, February 24, 2022, and January 17, 2023, respectively. The amount in column (d) includes the actual bonus awarded to the NEO participating in the bonus exchange regardless of whether cash or stock awards were received.

Name	Year(i)	Annual Cash Bonus Award(ii)	Amount Exchanged(iii)	Exchanged Equity Value(iv)	# of Shares or Units(v)

Mr. Moghadam	2022	$1,822,500	$1,822,500	$1,822,500	15,009

	2021	$2,625,000	$2,625,000	$2,625,000	17,108

	2020	$1,500,000	$1,500,000	$1,500,000	14,034

Mr. Arndt	2022	$636,500	$636,500	$636,500	5,242

	2021	—	—	—	—

	2020	—	—	—	—

Mr. Olinger	2022	—	—	—	—

	2021	$1,312,500	$1,312,500	$1,312,500	8,554

	2020	$750,000	$750,000	$750,000	7,017

Mr. Reilly	2022	$1,275,800	$1,275,800	$1,275,800	10,507

	2021	$1,837,500	$1,837,500	$1,837,500	11,976

	2020	$750,000	$750,000	$750,000	7,017

Mr. Anderson	2022	$1,066,200	$1,066,200	$1,066,200	8,781

	2021	$1,535,625	$1,535,625	$1,535,625	10,008

	2020	$750,000	$750,000	$750,000	7,017

Mr. Nekritz	2022	$1,026,700	$1,026,700	$1,026,700	8,455

	2021	$1,478,750	$1,478,750	$1,478,750	9,637

	2020	$750,000	$750,000	$750,000	7,017

(i)	This is the year that the bonus is presented in the Summary Compensation Table. Bonuses for each year were awarded in the first quarter of the following year.

(ii)	Represents the bonus awarded to the NEO before the bonus exchange election.

(iii)

This column reflects the value of the bonus award that the NEO has elected to exchange. Mr. Moghadam, Mr. Reilly, Mr. Anderson and Mr. Nekritz elected to exchange 100% of their bonuses for 2022, 2021 and 2020. Mr. Arndt elected to exchange 100% of his bonus for 2022. Mr. Olinger elected to exchange 100% of his bonuses for 2021 and 2020. Accordingly, the NEOs exchanged the bonus amounts reflected in column (iii) for equity, and received the remainder of their bonus amounts, if any, in cash.

(iv)

Represents the total equity award granted to the NEO under the bonus exchange calculated based on the closing price of our common stock on the date the bonus is awarded. For all years presented, each NEO elected to receive the equity award in the form of LTIP Units.

(v)	Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2022 table below.

(4)

Includes equity compensation contingent on performance paid in lieu of salary. The Compensation Committee determined that the maximum value ($999,999) of Mr. Moghadam’s equity compensation contingent on 2021 performance in lieu of 2021 salary would be paid as company performance was greater than target using our corporate score assessed against our annual bonus plan metrics. 2022 LTIP Units issued on February 25, 2022 (approved by the Compensation Committee on January 18, 2022), were 6,517 LTIP Units valued at $999,903.

(5)

Amounts represent the value of equity awards granted in each year including awards granted under our annual LTI equity award program, awards granted under PPP, the allocation of the POP compensation pool to the NEO for the applicable performance period and awards granted to Mr. Moghadam contingent on performance in lieu of salary.

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SUMMARY COMPENSATION TABLE

Annual LTI Equity Incentive Awards:

Under our annual LTI equity award program, we generally grant equity awards in the first quarter for the performance period ended in the previous year. For example, the annual awards in column (e) for 2022 were granted in February 2022 but were based on a performance period that ended in 2021. The amount of each NEO’s annual award is based on performance criteria and the award is also subject to continued employment.

•	2022 LTIP Units issued on February 25, 2022 (approved by the Compensation Committee on January 18, 2022), were:

Mr. Moghadam—80,655 LTIP Units valued at $12,374,897

Mr. Arndt—4,073 LTIP Units valued at $624,920

Mr. Olinger—20,530 LTIP Units valued at $3,149,918

Mr. Reilly—25,418 LTIP Units valued at $3,899,884

Mr. Anderson—22,485 LTIP Units valued at $3,449,874

Mr. Nekritz—20,530 LTIP Units valued at $3,149,918

The number of LTIP Units was determined using the closing price of our common stock on the award grant date of January 18, 2022 ($153.43). This is the value used for accounting purposes to expense the grant.

•	2021 LTIP Units issued on March 3, 2021 (approved by the Compensation Committee on February 2, 2021), were:

Mr. Moghadam—115,784 LTIP Units valued at $12,374,994

Mr. Olinger—29,472 LTIP Units valued at $3,149,967

Mr. Reilly—36,489 LTIP Units valued at $3,899,944

Mr. Anderson—32,279 LTIP Units valued at $3,449,980

Mr. Nekritz—29,472 LTIP Units valued at $3,149,967

The number of LTIP Units was determined using the closing price of our common stock on the award grant date of February 2, 2021 ($106.88). This is the value used for accounting purposes to expense the grant.

•	2020 LTIP Units issued on March 13, 2020 (approved by the Compensation Committee on January 17, 2020), were:

Mr. Moghadam—131,271 LTIP Units valued at $12,374,917

Mr. Olinger—30,232 LTIP Units valued at $2,849,971

Mr. Reilly—42,431 LTIP Units valued at $3,999,970

Mr. Anderson—33,414 LTIP Units valued at $3,149,938

Mr. Nekritz—33,414 LTIP Units valued at $3,149,938

The number of LTIP Units was determined using the closing price of our common stock on the award grant date of January 17, 2020 ($94.27). This is the value used for accounting purposes to expense the grant.

Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2022 table below. Also see “Compensation Discussion and Analysis.”

POP:

The values in column (e) include the NEO’s allocation of the estimated compensation pool value awarded under POP. This value is included in the NEO’s compensation even though there is no assurance that the value of the allocation will ever be realized by the NEO.

•

2022 (2022-2024 Performance Period): Values of the allocation as of the date of the allocation (January 3, 2022) were: Mr. Moghadam ($4,560,000), Mr. Arndt ($456,000), Mr. Olinger ($1,216,000), Mr. Reilly ($1,824,000), Mr. Anderson ($1,824,000) and Mr. Nekritz ($1,824,000).

•

2021 (2021-2023 Performance Period): Values of the allocation as of the date of the allocation (January 4, 2021) were: Mr. Moghadam ($4,545,000), Mr. Olinger ($1,212,000), Mr. Reilly ($1,818,000), Mr. Anderson ($1,818,000) and Mr. Nekritz ($1,818,000).

•

2020 (2020-2022 Performance Period): Values of the allocation as of the date of the allocation (January 2, 2020) were: Mr. Moghadam ($4,320,000), Mr. Olinger ($1,152,000), Mr. Reilly ($1,728,000), Mr. Anderson ($1,728,000) and Mr. Nekritz ($1,728,000).

POP and the exchange of the compensation pool allocation for POP LTIP Units are discussed below in the narrative that follows the “Grants of Plan-Based Awards in Fiscal Year 2022” table.

(6)

Awards in the form of cash and/or equity awards were granted to participating employees, including all of the NEOs, in December 2022, March 2021, December 2021, March 2020 and September 2020 under PPP. The value of the equity portion of the award is included in column (e) based on the fair value on the grant date of the equity awards. The cash portion of the award is included in column (g). Because it is not possible to determine whether any incentive fees or promotes will be received in future years, only awards resulting from compensation pools that have funded are included in the compensation of the NEOs. All PPP awards paid in 2022, 2021 and 2020 vest over four years.

•

PPP awards paid in 2022: All of Mr. Moghadam’s 2022 PPP awards were paid in the form of equity (in aggregate, 254,647 LTIP Units or $28,382,955). For each of the other NEOs, the 2022 PPP awards were paid in the form of cash (Mr. Arndt $1,755,311, Mr. Olinger $2,649,077, Mr. Reilly $3,973,615, Mr. Anderson $3,152,401 and Mr. Nekritz $2,920,607) and equity (Mr. Arndt 28,258 LTIP Units or $3,149,637, Mr. Olinger 44,138 LTIP Units or $4,919,621, Mr. Reilly 66,208 LTIP Units or $7,379,544, Mr. Anderson 52,525 LTIP Units or $5,854,437, and Mr. Nekritz 48,663 LTIP Units or $5,423,978). The LTIP Units were valued at $111.46 per share, the closing price of our common stock on the grant date (November 28, 2022).

•

PPP awards paid in 2021: All of Mr. Moghadam’s 2021 PPP awards were paid in the form of equity (in aggregate, 29,622 LTIP Units or $4,344,026). For each of the other NEOs, 35% of the 2021 PPP awards were in the form of cash (in aggregate $608,204). Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz received 65% of their 2021 PPP awards in the form of equity (in aggregate, 7,701 LTIP Units or $1,129,351). The LTIP Units were valued at $102.11, $162.56 and $161.39 per share, the closing price of our common stock on the grant date (March 18, 2021, December 15, 2021, and December 20, 2021, respectively).

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SUMMARY COMPENSATION TABLE

•

PPP awards paid in 2020: All of Mr. Moghadam’s 2020 PPP awards were paid in the form of equity (in aggregate, 151,213 LTIP Units or $15,156,902). For each of the other NEOs, 35% of the 2020 PPP awards were in the form of cash (in aggregate $2,121,982). Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz received 65% of their 2020 PPP awards in the form of equity (in aggregate, 39,315 LTIP Units or $3,940,762). The LTIP Units were valued at $88.27 and $101.74 per share, the closing price of our common stock on the grant date (March 2, 2020, and August 19, 2020, respectively).

Additional information on the allocations of PPP compensation pools and how they are valued is included in the narrative that follows the “Grants of Plan-Based Awards in Fiscal Year 2022” table.

(7)	The amounts in column (i) represent the other compensation amounts paid to each of the NEOs in 2022, 2021 and 2020. These amounts include the following items:

		401(k) Plan Match	Financial Planning Services(a)	Parking(a)	Other(b)	Totals(c)

Mr. Moghadam	2022	—	—	—	$12,500	$12,500

	2021	—	—	—	$12,500	$12,500

	2020	—	$66,500	$1,935	$12,500	$80,935

Mr. Arndt	2022	$13,500	—	—	—	$13,500

	2021	—	—	—	—	—

	2020	—	—	—	—	—

Mr. Olinger	2022	$13,500	—	—	$15,758	$29,258

	2021	$13,000	—	—	$12,500	$25,500

	2020	$17,100	$18,095	$1,290	$12,500	$48,985

Mr. Reilly	2022	$13,500	—	—	$12,500	$26,000

	2021	$13,000	—	—	$12,500	$25,500

	2020	$17,100	$18,095	$355	$12,500	$48,050

Mr. Anderson	2022	$13,500	—	—	$12,500	$26,000

	2021	$13,000	—	—	$12,500	$25,500

	2020	$17,100	$18,095	$750	$12,500	$48,445

Mr. Nekritz	2022	$13,500	—	—	$12,500	$26,000

	2021	$13,000	—	—	$12,500	$25,500

	2020	$17,100	$18,095	$750	$12,500	$48,445

(a)

In 2020, we provided financial planning services and parking, if applicable, to certain employees, including the NEOs, based on their position with the company. In 2021, we eliminated financial planning and parking benefits for our NEOs.

(b)	For 2022 includes: (i) matching charitable contributions by the company’s charitable foundation and (ii) service award for Mr. Olinger.

For 2021 includes: matching charitable contributions by the company’s charitable foundation.

For 2020 includes: matching charitable contributions by the company’s charitable foundation.

Our charitable foundation will match the amount of charitable contributions to qualifying organizations made by our directors and all of our employees. The annual maximum amount of matching contributions in one year applicable to our NEOs is $12,500, not including amounts matched under special matching initiatives related to specific events, such as natural disasters. Matching contributions available in a particular year that are not used may be carried over to the subsequent year. Amounts reported represent charitable contributions of our charitable foundation that were paid directly to outside organizations during the calendar year to match qualifying contributions made by the NEOs during that year and can also include amounts carried over from previous years.

(c)

No perquisite amounts are reported in any year for any of the NEOs as the aggregate amount of the incremental costs of any perquisites for an individual NEO does not exceed $10,000 in any year. In 2022, 2021 and 2020, a leased corporate aircraft was used for non-business purposes by Mr. Moghadam. The incremental costs to the company for Mr. Moghadam were de minimis and reimbursed by him. These amounts are not included for Mr. Moghadam in 2020, 2021 and 2022 because the total of perquisites did not exceed $10,000. In 2020, a leased corporate aircraft was used for non-business purposes by Mr. Olinger. The incremental costs to the company for Mr. Olinger were de minimis and reimbursed by him. These amounts are not included for Mr. Olinger in 2020 because the total of perquisites did not exceed $10,000. In 2021, a leased corporate aircraft was used for non-business purposes by Mr. Reilly and Mr. Anderson. The incremental costs to the company for Mr. Reilly and Mr. Anderson were de minimis and reimbursed by them. These amounts are not included for Mr. Reilly and Mr. Anderson in 2021 because the total perquisites did not exceed $10,000. In 2022, a leased corporate aircraft was used for non-business purposes by Mr. Reilly. The incremental costs to the company for Mr. Reilly were de minimis and reimbursed by him. These amounts are not included for Mr. Reilly in 2022 because the total perquisites did not exceed $10,000.

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GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards in Fiscal Year 2022*

	Estimated Future Payouts Under Equity Incentive Plan Awards

Name (a)	Grant Date (b)		Target (g)	Maximum ($) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)

Annual and PPP Grants:

Hamid Moghadam	01/03/22	(1)	$4,560,000	$15,000,000	—	$ 4,560,000

	02/25/22	(2)	—	—	80,655	$12,374,897

	02/25/22	(3)	—	—	6,517	$ 999,903

	12/16/22	(4)	—	—	254,647	$28,382,955

Timothy Arndt	01/03/22	(1)	$456,000	$1,500,000	—	$ 456,000

	02/25/22	(2)	—	—	4,073	$ 624,920

	12/16/22	(4)	—	—	28,258	$ 3,149,637

Thomas Olinger**	01/03/22	(1)	$1,216,000	$4,000,000	—	$ 1,216,000

	02/25/22	(2)	—	—	20,530	$ 3,149,918

	12/16/22	(4)	—	—	44,138	$ 4,919,621

Eugene Reilly	01/03/22	(1)	$1,824,000	$6,000,000	—	$ 1,824,000

	02/25/22	(2)	—	—	25,418	$ 3,899,884

	12/16/22	(4)	—	—	66,208	$ 7,379,544

Gary Anderson	01/03/22	(1)	$1,824,000	$6,000,000	—	$ 1,824,000

	02/25/22	(2)	—	—	22,485	$ 3,449,874

	12/16/22	(4)	—	—	52,525	$ 5,854,437

Edward Nekritz	01/03/22	(1)	$1,824,000	$6,000,000	—	$ 1,824,000

	02/25/22	(2)	—	—	20,530	$ 3,149,918

	12/16/22	(4)	—	—	48,663	$ 5,423,978
*

Columns (c) through (f), (j) and (k) have been omitted from this table because they are not applicable. Does not include bonus exchanged for equity (valued at 100% of the bonus) paid in 2023 for the 2022 performance year or paid in 2022 for the 2021 performance year. See footnote 3 to the Summary Compensation Tables for fiscal years 2022 and 2023.

**	Mr. Olinger stepped down as our CFO effective April 1, 2022, and served as an advisor until December 16, 2022.

(1)

Represents the allocation of the estimated POP compensation pool in January 2022 for the 2022-2024 performance period. Since POP rewards only extraordinary performance, there is no Threshold value. Notwithstanding the values of allocations shown in this table, there can be no assurance that the company’s performance at the end of an applicable performance period will result in any payment under POP. The amount in column (h) represents the NEO’s allocation of the maximum pool value for the 2022-2024 Performance Period of $100.0 million. The value in column (l) is the grant-date fair value of the NEO’s allocation based on a valuation of the future compensation pool using a Monte Carlo simulation as of the grant date to estimate a fair value for accounting purposes, estimated at $30.4 million. We used the grant date fair value of the award as an estimate of target value because payments under the award ultimately will be based on performance relative to the MSCI REIT Index over the performance period. Please see discussion regarding POP below. Awards under POP may be paid in either cash or equity (with an additional seven-year cliff vesting requirement on 80% of the applicable award and no additional vesting on 20% of the applicable award). The Compensation Committee has determined that the awards for the 2022-2024 Performance Period will be paid in equity, if at all. POP LTIP Units for the 2022-2024 performance period were issued on December 16, 2022.

(2)

Represents the annual long-term equity incentive awards for the performance year ended in 2021 that were granted in 2022. These awards were approved by the Compensation Committee on January 18, 2022, at which time the NEO elected to receive the award in the form of LTIP Units. The LTIP Units were issued on February 25, 2022, and vest ratably over a four-year period. The value in column (l) represents the award in column (i) valued at $153.43 per share, which was the closing price of our common stock on January 18, 2022. This value is used for accounting purposes to expense the grant. Annual long-term equity incentive awards for the performance year ended in 2022 were granted by the Compensation Committee in February 2023 and are not included in this table. See “Compensation Discussion and Analysis.”

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GRANTS OF PLAN-BASED AWARDS

(3)

Represents equity compensation contingent on 2021 performance in lieu of 2021 salary and granted in 2022. The Compensation Committee determined that the maximum value of this award ($999,999) would be paid as company performance was greater than target using our corporate score assessed against our annual bonus plan metrics. The LTIP Units were issued on February 25, 2022, and vest ratably over a four-year period. The value in column (l) represents the award in column (i) valued at $153.43 per share, which was the closing price of our common stock on January 18, 2022, the date the Compensation Committee approved the award. This value is used for accounting purposes to expense the grant.

(4)

The NEO was awarded a compensation opportunity through participation in PPP. PPP compensation pools were determined in December 2022 after incentive fees, or promotes, were earned and paid to us by six of our co-investment ventures. As a result, the NEOs each earned PPP awards related to one (two for Mr. Arndt) of these promotes. Mr. Moghadam’s entire award was paid in the form of equity, Mr. Arndt’s 2022 FIBRA award was paid in the form of cash, and the remaining NEOs’ awards were paid in the form of cash (35%) and equity (65%). Mr. Arndt, Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz elected to receive the equity portion of their award in the form of LTIP Units. The LTIP Units were issued in December 2022 and vest ratably over a four-year period. The values of the LTIP Units granted are included in column (l) of this table based on the fair value of $111.46 per share which was the closing price of our common stock on November 28, 2022 (the date the Compensation Committee granted the awards). This value is used for accounting purposes to expense the grant. See “Compensation Discussion and Analysis.”

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2022 and the Grants of Plan-Based Awards in Fiscal Year 2022 Table

Equity compensation plans

At our annual meeting on April 29, 2020, our stockholders approved and adopted the Prologis, Inc. 2020 Long-Term Incentive Plan (the “2020 LTIP”). The 2020 LTIP enables our executive officers, employees, directors and consultants to participate in the ownership of the company and allows us to attract and retain our executive officers, other employees and directors, as well as provide incentives to such persons to maximize our company performance.

In addition, we have other equity compensation plans under which equity awards were outstanding as of December 31, 2022:

•

the Amended and Restated 2002 Stock Option and Incentive Plan and the Third Amended and Restated 1997 Stock Option and Incentive Plan, collectively, the “AMB Plans,” which were both approved by our stockholders;

•	the Prologis 2012 Long-Term Incentive Plan (the “2012 LTIP”), which was approved by our stockholders; and

•

the ProLogis 2006 Long-Term Incentive Plan, the ProLogis 2000 Share Option Plan for Outside Trustees and the ProLogis 1997 Long-Term Incentive Plan, collectively, the “Trust Plans,” which were assumed by us under the Merger agreement with all outstanding awards converted based on the Merger exchange ratio. The Trust Plans were approved by shareholders of the Trust.

All future equity awards will be granted from the 2020 LTIP (or its successor plan) and we will no longer grant any awards from the 2012 LTIP, the AMB Plans or the Trust Plans. The available shares of common stock reserved for issuance under the 2012 LTIP, AMB Plans and the Trust Plans as of April 29, 2020, were added to the share reserve of the 2020 LTIP. All outstanding awards under the 2012 LTIP, AMB Plans and the Trust Plans will remain outstanding until they vest, expire or are forfeited by the participant. At December 31, 2022, we had 33.3 million shares reserved or available for issuance under our plans, including 5.7 million shares of common stock to be issued upon vesting of awards previously granted and 21.0 million shares of common stock remaining available for future issuance under our plans.

The 2020 LTIP does not expire but no further awards can be granted under the plan after the tenth anniversary date of the plan’s approval. The 2020 LTIP does not permit re-pricing of stock options without stockholder approval. Participants, including non-employee directors, in the 2020 LTIP may receive stock options, stock appreciation rights and full value awards, including dividend equivalents. Only employees may receive incentive stock options under the 2020 LTIP; however, we have not granted incentive stock options in the past and currently do not intend to grant stock options of any kind.

For further detail, please see “Equity Compensation Plans” below.

Equity award terms

We currently intend to grant LTIP Units and RSUs for annual LTI equity and PPP awards. Restricted stock awards were last granted in 2012, and stock options were last granted in 2011. In addition, we provided certain executives with opportunities to earn awards under POP. Beginning in 2014, we offered to certain executives the option to elect to receive LTIP Units in lieu of RSUs that may be granted to them under our compensation program. The general terms of our equity awards outstanding at December 31, 2022, are as follows:

RSUs

Each RSU is convertible into one share of common stock upon vesting. RSUs granted since the 2018 annual grant cycle vest ratably over a period of four years, such that 25% of the award vests each year of the four-year period. Going forward, we intend to grant RSUs for annual LTI equity awards and PPP awards with four-year vesting periods. RSUs granted in accordance with the 2018 POP amendment will have a seven-year cliff vesting period (i.e., the entire award vests on a specified future date) after the end of the initial three-year performance period. RSUs have no voting rights. Certain

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

awards, such as special grants due to hiring or retention considerations, may have different vesting terms, including cliff vesting terms. Equity received by the NEOs in exchange for their bonus are fully vested upon issuance. Generally, RSUs earn dividend equivalents (either cash or equity) over the vesting period under the same payment terms as dividends paid on our common stock. RSUs are valued based on the closing price of our common stock on the grant date.

LTIP Units

Certain participants in the 2020 LTIP can elect to receive LTIP Units instead of RSUs. LTIP Units have similar terms to RSUs with respect to vesting provisions, voting rights and dividends. LTIP Units are different from POP LTIP Units granted under POP (as discussed below). LTIP Units are structured with the intent that the units will generally be economically equivalent to the RSUs that would be issued for the applicable awards and generally have the same vesting terms as the RSUs that are granted. Under certain conditions, an LTIP Unit is convertible into a common unit and then redeemable for one share of our common stock, or at our option, cash. Among other conditions, LTIP Units cannot be converted until they are vested and a waiting period of two years from the date of issuance is complete. Like RSUs, LTIP Units earn cash distributions equal to the dividend paid on our common stock. After vesting and other conditions are met, LTIP Units remain outstanding until such time as the holder of the LTIP Units elects to convert.

For any equity awards granted starting in 2017, including issuances of LTIP Units, Mr. Moghadam has waived any vesting benefits related to meeting retirement-eligibility thresholds under our incentive plan. Messrs. Reilly, Anderson, Nekritz and Olinger executed a similar waiver applicable to equity awards granted after September 2018. In accordance with a 2020 amendment to such waivers, vesting under such awards will continue after these NEOs terminate employment as long as the NEO performs approved community work or services for the company. The 2020 amendment did not impact these NEOs’ waiver of their retirement-eligibility benefits. Mr. Arndt executed a similar waiver (reflecting the 2020 amendment) applicable to equity awards granted after April 2022.

POP

Please see “Compensation Discussion and Analysis” for a discussion of the general structure of POP and how it fits into our overall compensation program.

Under POP, NEOs are allocated a percentage of a potential compensation pool for each performance period (the “POP Allocations”). We made POP Allocations to the NEOs in 2022 for the 2022-2024 performance period, in 2021 for the 2021-2023 performance period and in 2020 for the 2020-2022 performance period.

The POP Allocations are valued using a Monte Carlo simulation as of the grant date. POP Allocations were structured with the intent that the allocations have no economic value to the participants unless and until performance criteria are met and an award is paid for the applicable performance period.

For the 2022–2024 performance period, the Compensation Committee made POP Allocations to the NEOs such that 15% of the compensation pool will be paid to Mr. Moghadam, 6% of the compensation pool will be paid to each of Mr. Reilly, Mr. Anderson and Mr. Nekritz, 4% of the compensation pool will be paid to Mr. Olinger and approximately 1.5% of the compensation pool will be paid to Mr. Arndt (subject to the end-of-period valuation of Mr. Arndt’s allocation) if such awards are earned. For the 2021-2023 performance period, the Compensation Committee made POP Allocations to the NEOs such that 15% of the compensation pool will be paid to Mr. Moghadam, 6% of the compensation pool will be paid to each of Mr. Reilly, Mr. Anderson and Mr. Nekritz, 4% of the compensation pool will be paid to Mr. Olinger and approximately 1.2% of the compensation pool will be paid to Mr. Arndt (subject to the end-of-period valuation of Mr. Arndt’s allocation) if such awards are earned. For the 2020-2022 performance period, the Compensation Committee made POP Allocations to the NEOs such that 15% of the compensation pool will be paid to Mr. Moghadam, 6% of the compensation pool will be paid to each of Mr. Reilly, Mr. Anderson and Mr. Nekritz, 4% of the compensation pool will be paid to Mr. Olinger and approximately 0.9% of the compensation pool will be paid to Mr. Arndt (subject to the end-of-period valuation of Mr. Arndt’s allocation) if such awards are earned. For the 2019–2021 performance period, the Compensation Committee made POP Allocations to the NEOs such that 15% of the compensation pool will be paid to Mr. Moghadam and 6% of the compensation pool will be paid to each of Mr. Olinger, Mr. Reilly, Mr. Anderson and Mr. Nekritz and approximately 0.9% of the compensation pool will be paid to Mr. Arndt (subject to the end-of-period valuation of Mr. Arndt’s allocation) if such awards are earned. In allocating the percentage of the compensation pools to the NEOs, the Compensation Committee took into consideration external market data concerning the typical ratio of CEO compensation to that of other NEOs and employees. The Compensation Committee generally allocated a smaller

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portion of the total compensation pool to the NEOs relative to the other participants than is typical in the outperformance plans of other companies the committee reviewed at the inception of the plan. The compensation pool for each performance period covered approximately 100 participants at the beginning of each performance period.

Earned POP awards can be paid in either cash or equity. The Compensation Committee has determined that the awards will be paid, if at all, in equity. Earned POP awards cannot be paid unless and until absolute TSR becomes positive. Any earned POP award will expire seven years after the end of the performance period if absolute TSR does not become positive within that period.

POP LTIP Units. Certain members of the executive management team, including the NEOs, elected to exchange their POP Allocations for special LTIP Units (the “POP LTIP Units”) as defined under the operating partnership agreement of Prologis, L.P., as amended and/or restated from time to time.

The POP LTIP Units are structured with the intent that the units will be comparable economically to the awards under POP. A participant electing to receive the POP LTIP Units will receive the same percentage of the pool as if the participant had not participated in the exchange. Like other forms of awards under the plan, the POP LTIP Units will have no economic value to the participants until and unless the performance criteria are achieved at the end of a performance period and other conditions are met. Once the Compensation Committee determines whether the performance criteria have been met, the POP LTIP Units will be forfeited to the extent not earned based on the terms of POP. To the extent an award is earned, an NEO will retain the number of POP LTIP Units equal in economic value to the percentage of the performance pool originally allocated to the NEO at the beginning of the applicable performance period. Any POP LTIP Units in excess of such amount will be forfeited. Additional LTIP Units will be issued to true up the original number of POP LTIP units issued for the performance period to the extent such original issuance was insufficient to cover the value of the earned award.

Upon the satisfaction of certain conditions, including achievement of the relevant performance criteria, each POP LTIP Unit may be convertible into a common unit of the operating partnership and then redeemable for one share of our common stock, or cash at our option.

As has become standard tax structuring for profits interests that only vest if performance hurdles are met, the POP LTIP Units are entitled to distributions during the performance period equal to 10% of our common stock dividend. However, contrary to most performance-based programs at other REITs, we are requiring participants to make a significant, non-refundable capital contribution for the POP LTIP Units they receive. This feature is intended to make POP LTIP Units comparable economically to POP Allocations to applicable participants. This structure is designed so that participants receive no additional compensation as a result of the exchange of POP Allocations into POP LTIP Units. This creates downside risk for participants if the performance hurdles are not achieved causing the forfeiture of the capital invested in their POP LTIP Units.

As such, the issuance of POP LTIP Units in exchange for POP Allocations does not affect the compensation amounts for the NEOs in the Summary Compensation Table or in the Grants of Plan-Based Awards Table. The exchange of the POP LTIP Units for POP Allocations does not result in incremental fair value for accounting purposes and does not change the total compensation of the NEOs. As a result, the issuance of the POP LTIP Units in exchange for POP Allocations does not change the presentation of the value of the POP Allocations in the Summary Compensation Table or in the Grants of Plan-Based Awards Table.

As discussed in the Compensation Discussion and Analysis, the POP compensation pool only funds if and to the extent our three-year, compound annualized TSR exceeds the three-year compound annualized TSR of the MSCI REIT Index by 100 basis points.

•

2016-2018 performance period: This performance period began on January 1, 2016, and ended on December 31, 2018, and included 110 participants at its start. The grant-date fair value of the potential compensation pool on June 3, 2016, the date POP Allocations were awarded, was $26.6 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 23%; (ii) expected volatility of the MSCI REIT Index of 18%; and (iii) correlation between our common stock and the MSCI REIT Index of 89%. The potential compensation pool was capped at $115.0 million, which was 0.5% of our equity market capitalization at December 31, 2015. Awards for the 2016-2018 performance period were determined by the Compensation Committee on January 9, 2019, resulting in pool funding of $115.0 million. Of the total pool,

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$75.0 million was paid to participants, including the NEOs, in 2019 in the form of equity subject to the holding and vesting requirements as described below. The holdback pool in excess of the $75.0 million is payable in three approximately equal installments after the first, second and third anniversary of the end of the 3-year performance period, respectively, subject to our continued TSR performance at least equal to the MSCI REIT Index. On January 18, 2022, January 15, 2021 and January 15, 2020, the Compensation Committee certified that our performance exceeded the MSCI REIT Index and awarded one-third of the holdback pool to participants including the NEOs. Such awards included $2.0 million awards paid to Mr. Moghadam and $0.8 million awards paid to each of our other NEOs on January 2022, 2021 and 2020.

•

2017-2019 performance period: This performance period began on January 1, 2017, and ended on December 31, 2019, and included 112 participants at its start. The grant-date fair value of the potential compensation pool on January 3, 2017, the date POP Allocations were awarded, was $20.4 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 25%; (ii) expected volatility of the MSCI REIT Index of 19%; and (iii) correlation between our common stock and the MSCI REIT Index of 88%. The potential compensation pool was capped at $142.1 million, which was 0.5% of our equity market capitalization at December 31, 2016. Awards for the 2017-2019 performance period were determined by the Compensation Committee on January 15, 2020, resulting in pool funding of $142.1 million. Of the total pool, $75.0 million was paid to participants, including the NEOs, in 2020 in the form of equity subject to subject to the holding and vesting requirements as described below with respect to the NEO awards. The holdback pool in excess of the $75.0 million is payable in three approximately equal installments after the first, second and third anniversary of the end of the 3-year performance period, respectively, subject to our continued TSR performance at least equal to the MSCI REIT Index. On January 18, 2022, and January 15, 2021, the Compensation Committee certified that our performance exceeded the MSCI REIT Index and awarded one-third of the holdback pool to participants including the NEOs. Such awards included a $3.4 million award paid to Mr. Moghadam and $1.3 million awards paid to each of our other NEOs in January 2022 and 2021. The remaining amount will be paid in accordance with the plan as described below.

•

2019-2021 performance period: This performance period began on January 1, 2019, and ended on December 31, 2021, and included 131 participants at its start. The value of the potential compensation pool on January 2, 2019, the date POP Allocations were awarded, was $21.2 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 19%; (ii) expected volatility of the MSCI REIT Index of 15%; and (iii) correlation between our common stock and the MSCI REIT Index of 87%. Awards for the 2019-2021 performance period were determined by the Compensation Committee on January 18, 2022, resulting in pool funding of $100.0 million. Awards are paid to the NEOs in the form of equity subject to the holding and vesting requirements as described below. Such awards included a $15 million award paid to Mr. Moghadam and $6 million awards paid to each of our other NEOs.

•

2020-2022 performance period: This performance period began on January 1, 2020, and will end on December 31, 2022, and included 114 participants at its start. The value of the potential compensation pool on January 2, 2020, the date POP Allocations were awarded, was $28.8 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 19%; (ii) expected volatility of the MSCI REIT Index of 13%; and (iii) correlation between our common stock and the MSCI REIT Index of 81%. Such awards included a $15 million award paid to Mr. Moghadam, $6 million award paid to Mr. Reilly, Mr. Anderson, and Mr. Nekritz, $4 million award paid to Mr. Olinger and $0.9 million award paid to Mr. Arndt.

•

2021-2023 performance period: This performance period began on January 1, 2021, and will end on December 31, 2023, and included 111 participants at its start. The value of the potential compensation pool on January 4, 2021, the date POP Allocations were awarded, was $30.3 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 32%; (ii) expected volatility of the MSCI REIT Index of 29%; and (iii) correlation between our common stock and the MSCI REIT Index of 82%. The potential compensation pool was capped at $100.0 million. As of December 31, 2022, the projected value of this compensation pool was $100.0 million.

•

2022-2024 performance period: This performance period began on January 1, 2022, and will end on December 31, 2024, and included 138 participants at its start. The value of the potential compensation pool on January 3, 2022, the date POP Allocations were awarded, was $30.4 million, determined using a Monte Carlo simulation. Variables used in

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the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 31%; (ii) expected volatility of the MSCI REIT Index of 29%; and (iii) correlation between our common stock and the MSCI REIT Index of 82%. The potential compensation pool was capped at $100.0 million. As of December 31, 2022, the projected value of this compensation pool was $100.0 million.

In 2018, our NEOs voluntarily elected to apply long-term cliff vesting to 80% of any awards earned for the 2016-2018 and 2017-2019 performance periods. Under their election, 20% of amounts earned under applicable hurdles will be paid at the time applicable hurdles are met. A holding requirement will apply to these amounts until the sixth year after the beginning of the performance period. 80% of amounts earned under applicable hurdles will be subject to cliff vesting until the tenth year after the beginning of the performance period.

In the case of the 2016-2018 performance period, for example, Mr. Moghadam was paid an initial award of $11.3 million. 20% of the $11.3 million award was paid to him in LTIP units in January 2019. A holding period applied to this amount until 2022 (the sixth year after the beginning of the performance period). LTIP units comprising 80% of the $11.3 million are subject to cliff vesting until 2026 (ten years after the beginning of the performance period). As we exceeded the MSCI REIT Index threshold at the end of 2020, 2021 and 2022, Mr. Moghadam was paid 20% of the $2 million holdback award in LTIP units in January 2021, 2022 and 2023, respectively, when the awards were approved by the Compensation Committee. A holding period applied to these amounts until 2022. LTIP units comprising 80% of the $2 million holdback award paid in January 2021, 2022 and 2023 are subject to cliff vesting until 2026. See discussion of POP in “Compensation Discussion and Analysis” for further details.

PPP Allocations

Please see “Compensation Discussion and Analysis” for a discussion of the general structure of PPP and how it fits into our overall compensation program.

Under PPP, NEOs receive an allocation representing their share of a potential compensation pool (the “PPP Allocations”) that, if funded, will be awarded to the NEO in a percentage of equity with any remainder in cash. The equity portion of the earned award would be paid in RSUs or LTIP Units with a four-year vesting period. The PPP Allocations have no value unless and until an incentive fee or promote is received and the Compensation Committee grants the applicable PPP award. No awards or values are reported as of the date of the PPP Allocations because it is not possible to determine whether any incentive fees or promotes will be received in future years from a particular venture. For accounting purposes, the cash awards will be expensed when earned and paid to participants and the equity awards are expensed over the vesting period.

For each applicable venture prior to February 2020 through 2021, the Compensation Committee made PPP Allocations to the NEOs such that 15% of the compensation pool was paid to Mr. Moghadam and 6% of the compensation pool was paid to each of Mr. Olinger, Mr. Reilly, Mr. Anderson, and Mr. Nekritz. Starting in February 2020, to reflect shifting responsibilities, the Committee reduced PPP Allocations for Mr. Olinger to 4% with respect to the future promotes of certain new ventures. For applicable ventures in 2022, the Committee made PPP Allocations to the NEOs such that approximately 3% of the compensation pool was paid to Mr. Arndt, 5% of the compensation pool was paid to Mr. Anderson and 4% of the compensation pool was paid to Mr. Nekritz, but did not change the PPP Allocations to Mr. Moghadam, Mr. Olinger, or Mr. Reilly. In determining the PPP Allocations to the NEOs, the Compensation Committee utilized a similar rationale as with the POP Allocations discussed above.

PPP compensation pools were funded in 2022, 2021 and 2020. The value of a PPP award earned by a NEO is reported as compensation in the year the award is paid to the NEO on the date of determination by the Compensation Committee. The cash awards earned by the NEOs in 2022, 2021 and 2020 under PPP are included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal Year 2022 for the respective year. The equity awards (LTIP Units) are included as “Stock Awards” in the Summary Compensation Table for Fiscal Year 2022 for the respective year.

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OUTSTANDING EQUITY AWARDS

Outstanding Equity Awards at Fiscal Year-End (DECEMBER 31, 2022)*

	Stock Awards(1)

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Hamid Moghadam	43,549	(2)	$4,909,279

	10,741	(4)	$1,210,833

	27,449	(5)	$3,094,326

	70,938	(7)	$7,996,841

	8,444	(8)	$951,892

	67,161	(9)	$7,571,060

	93,855	(11)	$10,580,274

	5,802	(12)	$654,059

	16,414	(13)	$1,850,350

	87,172	(14)	$9,826,900

	254,647	(15)	$28,706,356

	187,341	(16)	$21,118,951

	137,215	(17)	$15,468,247

	120,408	(18)	$13,573,594

	77,688	(19)	$8,757,768

				145,264	(20)	—(20)

				99,866	(21)	—(21)

				133,037	(22)	—(22)

Timothy Arndt	879	(2)	$99,090

	322	(3)	$36,299

	268	(4)	$30,212

	667	(5)	$75,191

	737	(6)	$83,082

	1,204	(7)	$135,727

	210	(8)	$23,673

	1,678	(9)	$189,161

	3,910	(10)	$440,774

	2,139	(11)	$241,129

	608	(13)	$68,540

	4,073	(14)	$459,149

	28,258	(15)	$3,185,524

	7,651	(18)	$862,497

	4,263	(19)	$480,568

				8,231	(20)	—(20)

				7,989	(21)	—(21)

				13,303	(22)	—(22)

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OUTSTANDING EQUITY AWARDS

	Stock Awards(1)

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Thomas Olinger**	11,085	(2)	$1,249,612

	2,792	(4)	$314,742

	7,136	(5)	$804,441

	15,116	(7)	$1,704,027

	2,195	(8)	$247,442

	17,462	(9)	$1,968,491

	22,104	(11)	$2,491,784

	1,508	(12)	$169,997

	4,267	(13)	$481,019

	20,530	(14)	$2,314,347

	44,138	(15)	$4,975,677

	74,936	(16)	$8,447,535

	54,885	(17)	$6,187,186

	48,163	(18)	$5,429,415

	31,072	(19)	$3,502,747

				38,737	(20)	—(20)

				26,631	(21)	—(21)

				35,476	(22)	—(22)

Eugene Reilly	13,724	(2)	$1,547,107

	2,792	(4)	$314,742

	7,136	(5)	$804,441

	21,215	(7)	$2,391,567

	2,195	(8)	$247,442

	17,462	(9)	$1,968,491

	27,366	(11)	$3,084,969

	1,508	(12)	$169,997

	4,267	(13)	$481,019

	25,418	(14)	$2,865,371

	66,208	(15)	$7,463,628

	74,936	(16)	$8,447,535

	54,885	(17)	$6,187,186

	48,163	(18)	$5,429,415

	31,072	(19)	$3,502,747

				58,105	(20)	—(20)

				39,946	(21)	—(21)

				53,215	(22)	—(22)

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OUTSTANDING EQUITY AWARDS

	Stock Awards(1)

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Gary Anderson	11,085	(2)	$1,249,612

	2,792	(4)	$314,742

	7,136	(5)	$804,441

	16,706	(7)	$1,883,267

	2,195	(8)	$247,442

	17,462	(9)	$1,968,491

	24,209	(11)	$2,729,081

	1,508	(12)	$169,997

	4,267	(13)	$481,019

	22,485	(14)	$2,534,734

	52,525	(15)	$5,921,143

	74,936	(16)	$8,447,535

	54,885	(17)	$6,187,186

	48,163	(18)	$5,429,415

	31,072	(19)	$3,502,747

				58,105	(20)	—(20)

				39,946	(21)	—(21)

				53,215	(22)	—(22)

Edward Nekritz	11,085	(2)	$1,249,612

	2,792	(4)	$314,742

	7,136	(5)	$804,441

	16,706	(7)	$1,883,267

	2,195	(8)	$247,442

	17,462	(9)	$1,968,491

	22,104	(11)	$2,491,784

	1,508	(12)	$169,997

	4,267	(13)	$481,019

	20,530	(14)	$2,314,347

	48,663	(15)	$5,485,780

	74,936	(16)	$8,447,535

	54,885	(17)	$6,187,186

	48,163	(18)	$5,429,415

	31,072	(19)	$3,502,747

				58,105	(20)	—(20)

				39,946	(21)	—(21)

				53,215	(22)	—(22)

*	Columns (b), (c), (d), (e) and (f) have been omitted from this table because they are not applicable.

**	Mr. Olinger stepped down as our CFO effective April 1, 2022, and served as an advisor until December 16, 2022.

(1)	Dollar amounts are based on the closing price of our common stock on December 31, 2022, which was $112.73 per share.

(2)	LTIP Units: vested on March 8, 2023.

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OUTSTANDING EQUITY AWARDS

(3)	LTIP Units: vested on March 13, 2023.

(4)	LTIP Units: vested on March 15, 2023.

(5)	LTIP Units: will vest on December 19, 2023.

(6)	LTIP Units: vested on March 3, 2023 (50%), and will vest on March 3, 2024.

(7)	LTIP Units: vested on March 13, 2023 (50%), and will vest on March 13, 2024.

(8)	LTIP Units: will vest in equal amounts on each March 27, 2023 and 2024.

(9)	LTIP Units: will vest in equal amounts on each September 9, 2023 and 2024.

(10)	LTIP Units: vested on February 25, 2023 (80%), and remainder will vest in equal amounts on each February 25, 2024 and 2025.

(11)	LTIP Units: vested on March 3, 2023 (33%), and remainder will vest in equal amounts on each March 3, 2024 and 2025.

(12)	LTIP Units: vested on March 18, 2023 (33%), and remainder will vest in equal amounts on each March 18, 2024 and 2025.

(13)	LTIP Units: will vest in equal amounts on each December 29, 2023, 2024 and 2025.

(14)	LTIP Units: vested on February 25, 2023 (25%), and remainder will vest in equal amounts on each February 25, 2024, 2025 and 2026.

(15)	LTIP Units: will vest in equal amounts on each December 16, 2023, 2024, 2025 and 2026.

(16)	LTIP Units: units issued for the 2016-2018 POP Performance Period will vest on January 1, 2026.

(17)	LTIP Units: units issued for the 2017-2019 POP Performance Period will vest on January 1, 2027.

(18)	LTIP Units: units issued for the 2018-2020 POP Performance Period will vest on January 1, 2028.

(19)	LTIP Units: units issued for the 2019-2021 POP Performance Period will vest on January 1, 2029.

(20)

For the 2020-2022 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation to the NEO under POP approved on January 2, 2020. No value is presented in column (j) because awards under POP have no threshold value. Actual awards will not be determined or paid until the end of the three-year performance period. As of December 31, 2022, the value of the compensation pool for the 2020-2022 Performance Period was $100.0 million. On January 17, 2023, Mr. Moghadam, Mr. Arndt, Mr. Olinger and each other NEO earned 133,061, 8,354, 35,483 and 53,224 POP LTIP Units, respectively, for the 2020-2022 Performance Period. See the narrative discussion of POP LTIP Units that follows the Grants of Plan-Based Awards Table for 2022.

(21)

For the 2021-2023 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation to the NEO under POP approved on January 4, 2021. No value is presented in column (j) because awards under POP have no threshold value. Actual awards will not be determined or paid until the end of the three-year performance period. As of December 31, 2022, the projected value of the compensation pool for the 2021-2023 Performance Period was $100.0 million. See the narrative discussion of LTIP Units that follows the Grants of Plan-Based Awards Table for 2022.

(22)

For the 2022-2024 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation to the NEO under POP approved on January 3, 2022. No value is presented in column (j) because awards under POP have no threshold value. Actual awards will not be determined or paid until the end of the three-year performance period. As of December 31, 2022, the projected value of the compensation pool for the 2022-2024 Performance Period was $100.0 million. See the narrative discussion of LTIP Units that follows the Grants of Plan-Based Awards Table for 2022.

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OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested in Fiscal Year 2022*

Stock Awards

Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Hamid Moghadam	296,015(1)(2)	$42,029,080(1)(2)

Timothy Arndt	13,299(1)(3)	$1,916,534(1)(3)

Thomas Olinger**	81,595(1)(4)	$11,615,304(1)(4)

Eugene Reilly	95,569(1)(5)	$13,719,473(1)(5)

Gary Anderson	84,547(1)(6)	$12,073,067(1)(6)

Edward Nekritz	83,474(1)(7)	$11,911,139(1)(7)

*	Columns (b) and (c) have been omitted from this table because they are not applicable.

**	Mr. Olinger stepped down as our CFO effective April 1, 2022, and served as an advisor until December 16, 2022.

(1)

Under certain conditions, an LTIP Unit is convertible into a common unit of the operating partnership which can then be redeemed into one share of our common stock (or cash at our election). Among other conditions, LTIP Units cannot be converted until they are vested and after the completion of a requisite waiting period from the date of issuance. See “Narrative Discussion to the Summary Compensation Table for Fiscal Year 2022 and the Grants of Plan-Based Awards in Fiscal Year 2022 Table.”

(2)	Represents the vesting of LTIP Units as presented below:

•	1,605 units with a value of $234,828 issued on February 11, 2022, vested on February 11, 2022;

•	17,108 units with a value of $2,624,880, issued on February 25, 2022, vested on February 25, 2022;

•	31,285 units with a value of $4,679,611, issued on March 3, 2021, vested on March 3, 2022;

•	51,288 units with a value of $7,637,296, issued on March 7, 2018, vested on March 7, 2022;

•	43,549 units with a value of $6,401,268 issued on March 8, 2019, vested on March 8, 2022;

•	35,470 units with a value of $5,291,060, issued on March 13, 2020, vested on March 13, 2022;

•	10,741 units with a value of $1,630,913, issued on March 15, 2019, vested on March 15, 2022;

•	1,934 units with a value of $309,749, issued on March 18, 2021, vested on March 18, 2022;

•	4,223 units with a value of $677,158, issued on March 27, 2020, vested on March 27, 2022;

•	7,900 units with a value of $959,534, issued on July 6, 2018, vested on July 6, 2022;

•	33,581 units with a value of $4,353,105, issued on September 9, 2020, vested on September 9, 2022;

•	1,215 units with a value of $136,165, issued on December 17, 2018, vested on December 17, 2022;

•	27,449 units with a value of $3,076,209, issued on December 19, 2019, vested on December 19, 2022;

•	5,472 units with a value of $623,643, issued on December 29, 2021, vested on December 29, 2022;

•	2,345 units with a value of $343,097, issued on December 9, 2016, vested on February 11, 2022;

•	3,031 units with a value of $443,466, issued on December 11, 2017, vested on February 11, 2022;

•	17,819 units with a value of $2,607,098, issued on December 17, 2019, vested on February 11, 2022.

(3)	Represents the vesting of LTIP Units as presented below:

•	1,898 units with a value of $277,696, issued on February 11, 2022, vested on February 11, 2022;

•	3,661 units with a value of $547,612, issued on March 3, 2021, vested on March 3, 2022;

•	849 units with a value of $126,425, issued on March 7, 2018, vested on March 7, 2022;

•	1,352 units with a value of $198,730, issued on March 8, 2019, vested on March 8, 2022;

•	923 units with a value of $137,684, issued on March 13, 2020, vested on March 13, 2022;

•	268 units with a value of $40,693, issued on March 15, 2019, vested on March 15, 2022;

•	106 units with a value of $16,997, issued on March 27, 2020, vested on March 27, 2022;

•	263 units with a value of $31,944, issued on July 6, 2018, vested on July 6, 2022;

•	840 units with a value of $108,889, issued on September 9, 2020, vested on September 9, 2022;

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	99

OPTION EXERCISES AND STOCK VESTED

•	667 units with a value of $74,751, issued on December 19, 2019, vested on December 19, 2022;

•	203 units with a value of $23,136, issued on December 29, 2021, vested on December 29, 2022;

•	1,203 units with a value of $176,011, issued on December 11, 2017, vested on February 11, 2022;

•	1,066 units with a value of $155,966, issued on December 17, 2019, vested on February 11, 2022.

(4)	Represents the vesting of LTIP Units as presented below:

•	642 units with a value of $93,931, issued on February 11, 2022, vested on February 11, 2022;

•	8,554 units with a value of $1,312,440, issued on February 25, 2022, vested on February 25, 2022;

•	7,368 units with a value of $1,102,105, issued on March 3, 2021, vested on March 3, 2022;

•	13,055 units with a value of $1,944,020, issued on March 7, 2018, vested on March 7, 2022;

•	11,085 units with a value of $1,629,384, issued on March 8, 2019, vested on March 8, 2022;

•	7,558 units with a value of $1,127,427, issued on March 13, 2020, vested on March 13, 2022;

•	2,793 units with a value of $424,089, issued on March 15, 2019, vested on March 15, 2022;

•	503 units with a value of $80,560, issued on March 18, 2021, vested on March 18, 2022;

•	1,098 units with a value of $176,064, issued on March 27, 2020, vested on March 27, 2022;

•	2,054 units with a value of $230,787, issued on June 19, 2018, vested on June 19, 2022;

•	316 units with a value of $43,175, issued on December 6, 2018, vested on August 18, 2022;

•	8,731 units with a value of $1,131,800, issued on September 9, 2020, vested on September 9, 2022;

•	7,136 units with a value of $799,732, issued on December 19, 2019, vested on December 19, 2022;

•	1,423 units with a value of $162,179, issued on December 29, 2021, vested on December 29, 2022;

•	938 units with a value of $137,239, issued on December 9, 2016, vested on February 11, 2022;

•	1,213 units with a value of $177,474, issued on December 11, 2017, vested on February 11, 2022;

•	7,128 units with a value of $1,042,898, issued on December 17, 2019, vested on February 11, 2022.

(5)	Represents the vesting of LTIP Units as presented below:

•	642 units with a value of $93,931, issued on February 11, 2022, vested on February 11, 2022;

•	11,976 units with a value of $1,837,478, issued on February 25, 2022, vested on February 25, 2022;

•	9,123 units with a value of $1,364,618, issued on March 3, 2021, vested on March 3, 2022;

•	16,163 units with a value of $2,406,832, issued on March 7, 2018, vested on March 7, 2022;

•	13,724 units with a value of $2,017,291, issued on March 8, 2019, vested on March 8, 2022;

•	10,608 units with a value of $1,582,395, issued on March 13, 2020, vested on March 13, 2022;

•	2,793 units with a value of $424,089, issued on March 15, 2019, vested on March 15, 2022;

•	503 units with a value of $80,560, issued on March 18, 2021, vested on March 18, 2022;

•	1,098 units with a value of $176,064, issued on March 27, 2020, vested on March 27, 2022;

•	2,054 units with a value of $249,479, issued on July 6, 2018, vested on July 6, 2022;

•	8,731 units with a value of $1,131,800, issued on September 9, 2020, vested on September 9, 2022;

•	316 units with a value of $35,414 issued on December 17, 2018, vested on December 17, 2022;

•	7,136 units with a value of $799,732, issued on December 19, 2019, vested on December 19, 2022;

•	1,423 units with a value of $162,179, issued on December 29, 2021, vested on December 29, 2022;

•	938 units with a value of $137,239, issued on December 9, 2016, vested on February 11, 2022;

•	1,213 units with a value of $177,474, issued on December 11, 2017, vested on February 11, 2022;

•	7,128 units with a value of $1,042,898, issued on December 17, 2019, vested on February 11, 2022.

(6)	Represents the vesting of LTIP Units as presented below:

•	642 units with a value of $93,931, issued on February 11, 2022, vested on February 11, 2022;

•	10,008 units with a value of $1,535,527, issued on February 25, 2022, vested on February 25, 2022;

•	8,070 units with a value of $1,207,111, issued on March 3, 2021, vested on March 3, 2022;

•	13,055 units with a value of $1,944,020, issued on March 7, 2018, vested on March 7, 2022;

•	11,085 units with a value of $1,629,384, issued on March 8, 2019, vested on March 8, 2022;

•	8,354 units with a value of $1,246,166, issued on March 13, 2020, vested on March 13, 2022;

•	2,793 units with a value of $424,089, issued on March 15, 2019, vested on March 15, 2022;

•	503 units with a value of $80,560, issued on March 18, 2021, vested on March 18, 2022;

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	100

OPTION EXERCISES AND STOCK VESTED

•	1,098 units with a value of $176,064, issued on March 27, 2020, vested on March 27, 2022;

•	2,054 units with a value of $249,479, issued on July 6, 2018, vested on July 6, 2022;

•	8,731 units with a value of $1,131,800, issued on September 9, 2020, vested on September 9, 2022;

•	316 units with a value of $35,414 issued on December 17, 2018, vested on December 17, 2022;

•	7,136 units with a value of $799,732, issued on December 19, 2019, vested on December 19, 2022;

•	1,423 units with a value of $162,179, issued on December 29, 2021, vested on December 29, 2022;

•	938 units with a value of $137,239, issued on December 9, 2016, vested on February 11, 2022;

•	1,213 units with a value of $177,474, issued on December 11, 2017, vested on February 11, 2022;

•	7,128 units with a value of $1,042,898, issued on December 17, 2019, vested on February 11, 2022.

(7)	Represents the vesting of LTIP Units as presented below:

•	642 units with a value of $93,931, issued on February 11, 2022, vested on February 11, 2022;

•	9,637 units with a value of $1,478,605, issued on February 25, 2022, vested on February 25, 2022;

•	7,368 units with a value of $1,102,105, issued on March 3, 2021, vested on March 3, 2022;

•	13,055 units with a value of $1,944,020, issued on March 7, 2018, vested on March 7, 2022;

•	11,085 units with a value of $1,629,384, issued on March 8, 2019, vested on March 8, 2022;

•	8,354 units with a value of $1,246,166, issued on March 13, 2020, vested on March 13, 2022;

•	2,793 units with a value of $424,089, issued on March 15, 2019, vested on March 15, 2022;

•	503 units with a value of $80,560, issued on March 18, 2021, vested on March 18, 2022;

•	1,098 units with a value of $176,064, issued on March 27, 2020, vested on March 27, 2022;

•	2,054 units with a value of $249,479, issued on July 6, 2018, vested on July 6, 2022;

•	8,731 units with a value of $1,131,800, issued on September 9, 2020, vested on September 9, 2022;

•	316 units with a value of $35,414 issued on December 17, 2018, vested on December 17, 2022;

•	7,136 units with a value of $799,732, issued on December 19, 2019, vested on December 19, 2022;

•	1,423 units with a value of $162,179, issued on December 29, 2021, vested on December 29, 2022;

•	938 units with a value of $137,239, issued on December 9, 2016, vested on February 11, 2022;

•	1,213 units with a value of $177,474, issued on December 11, 2017, vested on February 11, 2022;

•	7,128 units with a value of $1,042,898, issued on December 17, 2019, vested on February 11, 2022.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	101

NONQUALIFIED DEFERRED COMPENSATION

Nonqualified Deferred Compensation in Fiscal Year 2022*

Name (a)	Plans	Executive Contributions in Last FY ($) (b)	Aggregate Earnings In Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Hamid Moghadam	AMB NQ Plans & 2012 NQDC Plan	—	($54,658,223	)(1)	—	$131,586,968

	Notional Account NQDC Plan(2)	—	($2,708,756)		—	$77,863,149

Timothy Arndt	AMB NQ Plans & 2012 NQDC Plan	$385,242	($57,536	)(1)	—	$672,619

Thomas Olinger**	AMB NQ Plans & 2012 NQDC Plan	—	($1,523,505	)(1)	—	$3,800,036

Eugene Reilly		—	—		—	—

Gary Anderson		—	—		—	—

Edward Nekritz		—	—		—	—

*	Column (c) has been omitted from this table because it is not applicable.

**	Mr. Olinger stepped down as our CFO effective April 1, 2022, and served as an advisor until December 16, 2022.

(1)

Represents earnings that are computed based on the specific investment options that are elected by the NEO, as described in the narrative discussion that follows these footnotes. Primarily these earnings consist of the dividends paid on the shares of our common stock deferred by the NEO and the change in the market value of those shares. These amounts are not included in the NEO’s total compensation presented in the Summary Compensation Table for Fiscal Year 2022 above.

(2)

Participants in our nonqualified deferred compensation plans prior to the Merger received a lump-sum payment, triggered by the Merger, equal to the value of their account balance in June 2011. After the Merger, we established a new nonqualified deferred compensation plan that is discussed in further detail below. Under this Notional Account NQDC Plan, an initial account credit value was established for the NEO. Participants in the Notional Account NQDC are credited with the excess in value, if any, of their Notional Earnings Account (representing the initial account credit value plus the cumulative earnings or losses associated with the underlying, hypothetical investments, if any) over the initial account credit value. The amount in column (f) represents the excess of the participant’s notional earnings account value over the initial account credit value as of December 31, 2022. The extent to which this excess is attributable to changes in values during 2022 is reflected as earnings for 2022 in column (d). The initial account credit value is not reflected in this table because the participant does not have a right to the initial account credit value. See the narrative discussion that follows these footnotes.

Narrative Discussion to Nonqualified Deferred Compensation in Fiscal Year 2022 Table

2012 NQDC Plan

Effective 2012, we established a nonqualified deferred compensation plan (the “2012 NQDC Plan”). The 2012 NQDC Plan allows certain eligible employees and non-employee directors of the company and our participating subsidiaries to elect to defer up to 100% of their eligible compensation, such as annual salary, bonus, equity awards and directors’ fees, that were earned and vested on or after January 1, 2012. The deferred compensation under the 2012 NQDC Plan is our unsecured obligation and amounts deferred are held in a rabbi trust. Participants select from various investment options available under the plan to earn investment credits on their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections related to cash balances in the account and, with respect to shares of our common stock that have been deferred, the dividends earned on that stock and the change in market value of the stock during the period. The 2012 NQDC Plan offers a variety of investment choices with respect to cash contributions. Our common stock is not an investment option available with respect to deferrals of cash compensation. Mr. Arndt elected to defer 80% of his 2022 salary under the 2012 NQDC Plan.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	102

NONQUALIFIED DEFERRED COMPENSATION

If a participant elects to defer the receipt of an equity award, the underlying common stock is held in the rabbi trust, which cannot be reinvested in any other investment option. Cash dividends earned on these shares of our common stock after deferral are credited with earnings and losses based on specific investment options, other than our common stock, that are selected by the participant. Distributions under these plans are made in a lump sum payment upon termination of employment, or service as a non-employee director, or in the event of a change in control or death of a participant. With respect to equity awards deferred by non-employee directors, participants may elect to receive distributions prior to termination of service.

We have reserved the right under the 2012 NQDC Plan to make discretionary matching contributions to participant accounts from time to time. No such discretionary contributions have been made. The participants’ elective deferrals and matching contributions, if any, are fully vested at all times. We pay all of the administrative costs associated with the 2012 NQDC Plan. Generally, the compensation that is deferred is tax-deferred until it is distributed to the participant. However, amounts deferred are subject to FICA and Medicare employee and employer taxes in accordance with statutory requirements.

In December 2014, the 2012 NQDC Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event. In December 2022, the 2012 NQDC Plan was amended, primarily to align plan participants’ installment payment options more closely across the 2012 NQDC Plan, the 2005 NQ Plan, and the Notional Account NQDC Plan.

AMB NQ Plans

Prior to the Merger, we maintained two nonqualified deferred compensation plans: (i) the Amended and Restated AMB 2005 Nonqualified Deferred Compensation Plan (the “2005 NQ Plan”) and (ii) the Amended and Restated Nonqualified Deferred Compensation Plan (the “2002 NQ Plan”) (together, the “AMB NQ Plans”). The AMB NQ Plans allowed our directors and certain eligible employees to defer certain compensation, including the receipt of restricted stock awards and, in the case of the 2002 NQ Plan, gains from exercise of stock options, received under our equity compensation plans. The AMB NQ Plans provided that upon a change in control, such as the Merger in June 2011, participants would receive a lump-sum payment equal to the vested account balance. Such distributions were made in 2011.

Compensation subject to deferral elections made under the AMB NQ Plans prior to the Merger with respect to compensation earned in 2011 and beyond was not subject to the distributions under the AMB NQ Plans triggered by the Merger. Mr. Moghadam has deferred certain gains resulting from the exercise of stock options under the 2002 NQ Plan. In addition, Mr. Moghadam and Mr. Olinger have deferred shares of our common stock received upon vesting of certain equity awards under the 2005 NQ Plan.

The deferred compensation under the AMB NQ Plans is our unsecured obligation and amounts deferred are held in a rabbi trust. Participants select from various investment options available under the plans to receive investment credit on their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections related to cash balances in the account and, with respect to deferred shares of our common stock, the dividends earned on the stock and the change in market value of the stock during the period. Cash dividends earned on shares of our common stock after deferral are credited earnings and losses based on specific investment options, other than our common stock, selected by the participant. Distributions under these plans are made in either a lump sum payment or installments. Participants can elect a specific distribution date in accordance with Section 409A of the Internal Revenue Code or, if no election is made, the amounts will be distributed upon termination of the participant’s employment with us. Distributions are also made in the event of change in control or a participant’s death or disability.

In December 2014, the 2005 NQ Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event under the plan. In December 2022, the 2005 NQ Plan was amended, primarily to align plan participants’ installment payment options more closely across the 2012 NQDC Plan, the 2005 NQ Plan and the Notional Account NQDC Plan.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	103

NONQUALIFIED DEFERRED COMPENSATION

Notional Account NQDC Plan

The Notional Account NQDC Plan was adopted in conjunction with the Merger with the purpose of providing the opportunity for certain participants of the AMB NQ Plans to continue to receive tax deferred earnings with respect to taxes on distributions triggered by the Merger.

Each participant in the AMB NQ Plans who continued to be employed by us after the Merger or continued as a non-employee director after the Merger received an initial account credit in a notional earnings account under the Notional Account NQDC Plan. Mr. Moghadam and Mr. Olinger participate in the Notional Account NQDC Plan. The initial account credit value for a participant was equal to the deemed amount of the tax liability on the distributions they received in 2011 that were triggered by the Merger. The initial account credit value is either invested in our common stock or hypothetically invested in measurement funds selected by the participant, which do not include our common stock. Measurement funds are used for measurement purposes only and the Notional Account NQDC Plan participants do not have rights in or to the underlying hypothetical investments.

A notional earnings account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments in measurement funds. Upon a distribution event under the Notional Account NQDC Plan, the participant is entitled to the excess, if any, of the value in the notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over the initial account credit value.

In December 2014, the Notional Account NQDC Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event under such plan.

In September 2020, the Compensation Committee approved a form of amendment to the Notional Account NQDC Plan, which allows for the conversion of a notional stock account under such plan into an account structure intended to operate more similarly to accounts under our 2012 NQDC Plan. The value of a current notional stock account was to be determined using the stock price on the day of conversion. The account value upon conversion can be invested all or in part in investment options available under the Notional Account NQDC Plan, including our common stock or cash. This amendment became effective as of April 2021.

In December 2022, the Notional Account NQDC Plan was amended, primarily to align plan participants’ installment payment options more closely across the 2012 NQDC Plan, the 2005 NQ Plan, and the Notional Account NQDC Plan.

Mr. Moghadam’s initial account credit value was in the amount of $25,798,616. A rabbi trust was created to hold shares of our common stock and cash in the amount of Mr. Moghadam’s initial account credit balance. At the inception of the Notional Account NQDC Plan, we issued 803,945 shares of our common stock to the rabbi trust representing Mr. Moghadam’s initial account credit value. The number of shares was determined based on the price of our common stock at the time, $32.09 per share. Mr. Moghadam was entitled to direct the voting of these shares and, as such, they were reflected as beneficially owned by him. Mr. Moghadam was not entitled to receive these shares upon distribution of his notional earnings account under the Notional Account NQDC Plan. Upon a distribution event under the Notional Account NQDC Plan, Mr. Moghadam was entitled to the excess, if any, of the value in the notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying common stock, if any) over the initial account credit value. Upon the April 2021 amendment to this plan, Mr. Moghadam’s notional stock account was valued per the amendment and the account value was invested in an investment measurement fund available under such plan. As a result, Mr. Moghadam is no longer entitled to direct the voting of the 803,945 shares of our common stock in the Notional Account NQDC Plan’s rabbi trust.

Mr. Olinger’s initial account credit value was hypothetically invested in measurement funds selected by him. The initial account credit value for Mr. Olinger was $122,697.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	104

NONQUALIFIED DEFERRED COMPENSATION

Investment funds and returns for 2022

The participants in our nonqualified deferred compensation plans can elect measurement funds that are generally the same investment funds that are available to participants in our 401(k) Plan. These investment funds are shown below with the returns earned by these investment funds in 2022:

Vanguard Treasury M/M Fund	1.50%	American Funds Growth Fund of AM R6	-30.49%

American Funds Washington Mutual R6	-8.18%	Fidelity 500 Index Fund	-18.13%

Fidelity Extended Market Index Fund	-26.43%	Cohen & Steers Global Realty Shares	-25.08%

American Beacon Small Cap Value	-7.72%	Impax Sustainable Allocation Fund	-16.22%

Vanguard Target Retirement 2020	-14.15%	Vanguard Target Retirement 2025	-15.55%

Vanguard Target Retirement 2030	-16.27%	Vanguard Target Retirement 2035	-16.62%

Vanguard Target Retirement 2040	-16.98%	Vanguard Target Retirement 2045	-17.36%

Vanguard Target Retirement 2050	-17.46%	Vanguard Target Retirement 2055	-17.46%

Vanguard Target Retirement 2060	-17.46%	Vanguard Target Retirement 2065	-17.39%

Vanguard Target Retirement Inc	-12.74%	Artisan International Inst.	-19.38%

Fidelity Total International Index Fund	-16.28%	Baron Discovery Fund Institutional Shares	-35.12%

Vanguard Total International Bond Index Fund Admiral	-12.92%	Vanguard Total World Stock Index Fund	-17.99%

Fidelity ST Bond Index Fund	-5.51%	Fidelity US Bond Index Fund	-13.04%

Metropolitan High Yield Bond	-11.24%	PIMCO Real Return Inst.	-11.86%

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	105

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination or Change in Control

We have change in control and noncompetition agreements (the “CIC Agreements”) with our NEOs. The CIC Agreements are subject to automatic one-year extensions. Some form of benefits (cash payments and/or acceleration of vesting of unvested equity awards) are provided to our NEOs: (i) in the CIC Agreements; (ii) under the equity award agreements; or (iii) under the terms of POP. These benefits are available under the following scenarios: (1) death; (2) disability; (3) retirement (as defined and under certain circumstances); and (4) termination without cause or termination by employee for good reason within two years of a change in control (as defined in the CIC Agreements).

In the event of a change in control, the CIC Agreements provide for severance benefits on a “double-trigger” basis with severance benefits payable only upon termination of employment (which is, generally, termination without cause or termination by employee for good reason as such terms are defined in the CIC Agreements), within two years following the change in control. Under the CIC Agreements, in consideration for the rights to receive such severance payments, the NEO is subject to confidentiality obligations during employment and after termination, non-competition obligations during the term of employment and non-solicitation obligations for two years after the date of termination. A change of control, as defined in the CIC Agreements, generally occurs upon: (i) the consummation of a transaction, approved by our stockholders, to merge or consolidate the company with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation; provided, however, that a change in control shall not occur if a transaction results in 50% or more of the beneficial ownership of the voting power of the company or other relevant entity being held by the same persons (although not necessarily in the same proportion) who held the voting power of the company immediately prior to the transaction (except that upon the completion of the transaction, employees or employee benefit plans of the company may be a new holder of such beneficial ownership); (ii) the beneficial ownership of securities representing 50% or more of the combined voting power of the company is acquired, other than from the company, by any person (with certain exceptions); or (iii) at any time during any period of two consecutive years, board members at the beginning of such period cease to constitute at least a majority of the Board (unless the election or the nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

Potential payments due to the NEOs under the scenarios listed above are presented in the table below based on the assumption that a termination occurred as of December 31, 2022. The acceleration of vesting of unvested equity awards benefit is estimated using the closing stock price of our common stock on December 31, 2022, of $112.73 per share. Under our company policy, each of our employees would be paid for their earned and unused vacation benefits upon termination under any termination scenario, so the value of this benefit is not included in the amounts below. Because the termination scenarios are as of December 31, 2022, the NEOs would have completed the performance year such that they would receive their annual bonus and their annual long-term equity incentive award for the 2022 performance year. Therefore, these payments are not considered to be severance benefits and such amounts are not included in the amounts presented.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	106

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name of Executive/Type of Benefit	Death	Disability	After Change in Control: Termination without Cause or Voluntary Termination for Good Reason(1)

Hamid Moghadam

Cash severance (salary and bonus)(2)	$1,500,000	—	$5,000,000

Health and welfare benefits(3)	—	—	$54,911

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)(7)	$169,627,230	$169,627,230	$169,627,230

Total Estimated Value	$171,127,230	$169,627,230	$174,682,141

Timothy Arndt

Cash severance (salary and bonus)(2)	$48,870	—	$2,097,740

Health and welfare benefits(3)	—	—	$109,305

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$8,784,384	$8,784,384	$8,784,384

Total Estimated Value	$8,833,254	$8,784,384	$10,991,429

Thomas Olinger*

Cash severance (salary and bonus)(2)	—	—	—

Health and welfare benefits(3)	—	—	—

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$49,631,062	$49,631,062	$49,631,062

Total Estimated Value	$49,631,062	$49,631,062	$49,631,062

Eugene Reilly

Cash severance (salary and bonus)(2)	$750,000	—	$3,500,000

Health and welfare benefits(3)	—	—	$81,911

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$58,248,257	$58,248,257	$58,248,257

Total Estimated Value	$58,998,257	$58,248,257	$61,830,168

Gary Anderson

Cash severance (salary and bonus)(2)	$527,500	—	$3,055,000

Health and welfare benefits(3)	—	—	$98,505

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$55,213,453	$55,213,453	$55,213,453

Total Estimated Value	$55,740,953	$55,213,453	$58,366,958

Edward Nekritz

Cash severance (salary and bonus)(2)	$495,000	—	$2,990,000

Health and welfare benefits(3)	—	—	$98,505

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$54,320,406	$54,320,406	$54,320,406

Total Estimated Value	$54,815,406	$54,320,406	$57,408,911

*	Mr. Olinger stepped down as our CFO effective April 1, 2022, and served as an advisor until December 16, 2022.

(1)

Cause is generally defined in the CIC Agreements as: (i) the willful and continued failure by the executive to substantially perform specified duties; (ii) the engaging in conduct that is demonstrably injurious to the company (monetarily or otherwise); or (iii) the engaging in egregious misconduct involving serious moral turpitude. Termination by employee for good reason, as generally defined in the CIC Agreements, can

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	107

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

occur should we: (i) change the executive’s duties such that they are inconsistent with the position held prior to the change in control and results in a material diminution in the executive’s authority, duties or responsibilities; (ii) material reduction in the executive’s annual base compensation after the change in control; (iii) relocate the executive’s place of employment more than 50 miles from the current location or require the executive to be based anywhere other than where the executive was based prior to the change in control without the executive’s written consent resulting in a material change to geographic location; or (iv) not comply with the provisions of the agreements or arrangements pertaining to the officer’s compensation and benefits.

(2)

Under the death and disability scenarios contained in the CIC Agreements, the NEO would receive a cash severance payment equal to his annual base salary plus the annual bonus amount that he received or was entitled to receive for the most recent annual period (target level for 2022) less amounts that would be paid to the executive from other company benefits. The starting amount under each scenario ($2,500,000 for Mr. Moghadam, $1,048,870 for Mr. Arndt, $1,750,000 for Mr. Reilly, $1,527,500 for Mr. Anderson and $1,495,000 for Mr. Nekritz) is based on the executive’s annual base salary (or in the case of Mr. Moghadam, salary plus any equity compensation paid in lieu of salary) as of December 31, 2022 ($1,000,000 for Mr. Moghadam, $525,000 for Mr. Arndt, $700,000 for Mr. Reilly and $650,000 for Mr. Anderson and Mr. Nekritz) and the executive’s annual bonus at target for 2022 ($1,500,000 for Mr. Moghadam, $523,870 for Mr. Arndt, $1,050,000 for Mr. Reilly, $877,500 for Mr. Anderson and $845,000 for Mr. Nekritz). Under the death scenario, each executive’s severance payment has been reduced by $1,000,000, which is the approximate present value of the life insurance benefit provided by the company. The life insurance benefit provided by the company is two times base salary with a limit of $1,000,000. Under the disability scenario, the starting amount is the same as under the death scenario and each executive’s severance payment has been reduced to zero based on the expected present value of future disability benefits that the executive would receive that are provided and funded by the company. The annual disability benefit provided by the company is 60% of base salary subject to a maximum of $300,000 per year. For this purpose, it is assumed that the present value of the future annual disability benefits to be received will be in excess of the payments required under the CIC Agreements. Under the change in control scenario, the NEO would receive cash severance equal to two times his annual base salary (or, in the case of Mr. Moghadam, base salary plus equity compensation paid in lieu of salary) and two times his annual bonus (at target) for the current year.

(3)

In the change in control scenario contained in the CIC Agreements, the NEO would receive a cash payment equal to the cost of continuation of health insurance coverage in place at the date of termination for 24 months. Additionally, the CIC Agreements provide for the payment of an amount equal to two times the company’s matching contribution under the 401(k) Plan ($27,000) and for outplacement services for one year with an estimated value of $20,000.

(4)

The CIC Agreements provide for the reduction of any payments to which the NEO is entitled after a change in control should such payments constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code). Such payments shall be either (a) reduced (but not below zero) so that the aggregate present value of the payment shall be $1.00 less than three times the officer’s “base amount” (also as defined in Section 280G of the Internal Revenue Code) so that no portion of the payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or (b) paid in full, whichever produces the better net after-tax result for the NEO (taking into account any applicable excise tax under Section 4999 and any applicable income taxes). Under the scenarios for 2022, none of the NEOs would receive a better net after-tax result with a reduction.

(5)

The estimates for each scenario reflect the value that would be realized as of December 31, 2022, as a result of accelerated vesting of earned but unvested stock awards, LTIP Units and POP LTIP Units. Values are included to the extent that vesting would be accelerated under the applicable scenario under the terms of the applicable agreements. All stock options held by the NEOs are vested so no additional value is realized under any scenario related to stock options. For each scenario, the value attributable to stock awards is computed based on the closing price of our common stock on December 31, 2022 ($112.73).

Under the death and disability scenarios, awards under POP would not be paid until the end of the applicable performance period and the actual awards paid would be based on performance for the entire performance period. Under these scenarios, the value of the POP Allocation to each NEO (and the POP LTIP Units exchanged for such POP Allocations) for the 2016-2018 performance period, 2017-2019 performance period, 2018-2020 performance period, 2019-2021 performance period, 2020-2022 performance period, 2021-2023 performance period and 2022-2024 performance period is computed as of December 31, 2022, using estimated compensation pools based on actual performance for the performance period through December 31, 2022. As of December 31, 2022, we estimate the aggregate compensation pool for these performance periods is $115.0 million for the 2016-2018 performance period, $142.1 million for the 2017-2019 performance period and $100.0 million for each of the 2018-2020, 2019-2021, 2020-2022, 2021-2023 and 2022-2024 performance periods. We have included values based on these estimated amounts assuming that applicable performance hurdles will be met at the applicable measurement dates.

As of December 31, 2022, the value of the aggregate compensation pool for the 2016-2018 performance period is $115.0 million, as Base Value awards (as Base Value is defined in POP) and Excess Value awards (as Excess Value is defined in POP) have met all applicable performance hurdles. Awards for the 2016-2018 performance period were determined by the Compensation Committee on January 9, 2019 (with respect to the Base Value awards), and on January 15, 2020, January 15, 2021, and January 18, 2022 (with respect to the first, second and third tranche of Excess Value awards). The portions of the awards that vested immediately in January 2019, 2020, 2021 and 2022 are excluded from the death, disability and change in control calculations (as the participant would have been paid these portions regardless of death, disability or a change in control). The portions of the awards that are subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts.

As of December 31, 2022, the value of the aggregate compensation pool for the 2017-2019 performance period is $142.1 million, assuming that Base Value awards and Excess Value awards have met all applicable performance hurdles. Awards for the 2017-2019 performance period were determined by the Compensation Committee on January 15, 2020 (with respect to the Base Value awards for the performance period), and on January 15, 2021, and January 18, 2022 (with respect to the first and second tranche of Excess Value awards). The portion of that award that vested immediately in January 2020, January 2021 and January 2022 is excluded from the death, disability and change in control amounts (as the participant would have been paid this portion regardless of death, disability or a change in control). The portion of the award that is subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts. The value of the Excess Value awards for which performance hurdles have not yet been met are also included in the death, disability and change in control calculations, assuming that such performance hurdles will be met and such Excess Value awards would be paid.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	108

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As of December 31, 2022, the value of the aggregate compensation pool for the 2018-2020 performance period is $100.0 million. Awards for the 2018-2020 performance period were determined by the Compensation Committee on January 15, 2021. The portion of that award that vested immediately in January 2021 is excluded from the death, disability and change in control amounts (as the participant would have been paid this portion regardless of death, disability or a change in control). The portion of the award that is subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts.

As of December 31, 2022, the value of the aggregate compensation pool for the 2019-2021 performance period is $100.0 million. Awards for the 2019-2021 performance period were determined by the Compensation Committee on January 18, 2022. The portion of that award that vested immediately in January 2022 is excluded from the death, disability and change in control amounts (as the participant would have been paid this portion regardless of death, disability or a change in control). The portion of the award that is subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts.

As of December 31, 2022, the value of the aggregate compensation pool for the 2020-2022 performance period is $100.0 million. Awards for the 2020-2022 performance period were determined by the Compensation Committee on January 17, 2023. The portion of that award that vested immediately in January 2023 is excluded from the death, disability and change in control amounts (as the participant would have been paid this portion regardless of death, disability or a change in control). The portion of the award that is subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts.

Under the change in control scenario, the Compensation Committee would determine the size of the compensation pool and pay awards according to the applicable POP agreements. Under this scenario, the values of the POP Allocations allocated to each NEO (and the POP LTIP Units exchanged for such POP Allocations) for the 2017-2019, 2020-2022, 2021-2023 and 2022-2024 performance periods are computed consistently with the values applicable to the death and disability scenarios (assuming that, upon a change in control, the Compensation Committee awards the full estimated value of the compensation pools (assuming all applicable performance hurdles are met) as of December 31, 2022, and the change in control occurs on December 31, 2022). As we are including amounts that are contingent upon future performance, there is no assurance that these estimates will be realized. Change in control amounts for the 2020-2022, 2021-2023 and 2022-2024 performance periods were prorated in accordance with the applicable POP provision governing change in controls occurring on or before the first anniversary of the beginning of the performance period. Awards can still be vested after retirement.

(6)

Any applicable retirement benefit with respect to equity compensation has been waived by our NEOs. Therefore, no acceleration benefit is reported for a retirement scenario except as stated below with respect to Mr. Moghadam.

(7)

Mr. Moghadam had 177,964 LTIP Units for which retirement eligibility had not been waived. Therefore, the vesting of these units would accelerate under the retirement scenario on December 31, 2022. The value attributable to these shares is $20,061,882 based on the closing price of our common stock on December 31, 2022 ($112.73).

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	109

CEO PAY RATIO

CEO Pay Ratio

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans and other benefits. As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Moghadam:

For 2022, our last completed fiscal year:

•	the annual total compensation of the employee identified at the median of our company as of December 31, 2022, (other than the CEO) was $119,453; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $48,152,756.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 403 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We identified our median compensated employee as of December 31, 2022.

•

To identify the median employee, we calculated compensation of our employees using their 2022 annual base salaries, bonuses for the 2022 performance year (including any bonus exchange premium received), annual LTI equity awards paid in 2022, value of POP Allocations for the 2022-2024 performance period, PPP awards paid in 2022 and company contributions to applicable retirement plans.

•	As of December 31, 2022, our employee population consisted of 2,466 individuals. The total number of U.S. and non-U.S. employees were 1,481 and 985, respectively.

•

We did not exclude any employees from our employee population. We excluded a limited number of temporary agency employees, whose compensation is determined by the agency and who are not considered our employees for purposes of the pay ratio calculation.

•	We annualized the base pay and cash incentive bonus for 2022 new hires.

•	Foreign salaries were converted to U.S. dollars at the December 31, 2022, exchange rate.

•	No cost of living adjustments were utilized in the compensation calculation.

•

Once the median employee was identified, we calculated the total compensation for our median employee for 2022 using the same methodology we used to calculate Mr. Moghadam’s total compensation in the Summary Compensation Table for the Fiscal Year 2022.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	110

PAY VERSUS PERFORMANCE

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to ou
r
CEO and to our other named executive officers and certain financial performance measures of Prologis, including our company-selected measure, Core FFO per share (excluding Promotes). Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our named executive officers during a covered year or the way in which the Compensation Committee views compensation decisions. For further information regarding Prologis’ pay-for-performance philosophy, please refer to “Compensation Discussion and Analysis”.

					Value of Initial Fixed $100 Investment Based on:

Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c) (1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e) (1)(2)	Total Shareholder Return (f)	Peer Group Total Shareholder Return (g) (3)	Net Income (h) (4)	Core FFO per share (excluding Promotes) (i) (5)

2022	$48,152,756	$(8,171,362)	$13,929,713	$(967,175)	$135.67	$101.78	$3,358,796	$4.61

2021	$24,901,490	$113,654,050	$9,031,383	$37,255,257	$197.54	$137.26	$2,933,571	$4.09

2020	$34,432,677	$56,804,770	$12,158,797	$19,996,334	$114.63	$95.00	$1,473,122	$3.58

(1)
Mr. Moghadam served as our principal executive officer (PEO) for the full year for each of 2022, 2021 and 2020. Our non-PEO
named executive officers (NEOs) included: (a) for 2022, Mr. Arndt, Mr. Olinger, Mr. Reilly, Mr. Anderson, and Mr. Nekritz; (b) for 2021, Mr. Olinger, Mr. Reilly, Mr. Anderson, and Mr. Nekritz; and (c) for 2020, Mr. Olinger, Mr. Reilly, Mr. Anderson, Mr. Nekritz, and Mr. Curless.

(2)
For each year, the values included in these columns for the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
NEOs reflect the following adjustments to the values included in columns (b) and (d), respectively:

PEO	2022	2021	2020

Summary Compensation Table (SCT) Total for PEO (column (b))	$48,152,756	$24,901,490	$34,432,677

- SCT “Bonus” column value	1,822,500	2,625,000	1,500,000

- SCT “Stock Awards” column value	46,317,755	22,263,989	32,851,741

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	41,653,257	35,310,730	37,504,449

-/+ year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(48,903,286)	69,320,229	14,533,240

+ vesting date fair value of equity awards granted and vested in the covered year	2,625,000	1,500,000	1,800,000

-/+ year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(6,952,518)	3,896,759	720,098

+ dollar value of dividends/earnings paid on equity awards in the covered year	3,393,684	3,613,831	2,166,047

Compensation Actually Paid to PEO (column (c))	$(8,171,362)	$113,654,050	$56,804,770

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	11 1

PAY VERSUS PERFORMANCE

Average for Non-PEO NEOs	2022	2021	2020

Average SCT Total for Non-PEO NEOs (column (d))	$13,929,713	$9,031,383	$12,158,797

- SCT “Bonus” column value	801,040	1,541,094	750,000

- SCT “Stock Awards” column value	9,629,146	6,208,316	8,638,320

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	8,569,695	10,065,438	10,176,652

-/+ year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(13,680,966)	23,243,559	5,231,052

+ vesting date fair value of equity awards granted and vested in the covered year	1,232,775	750,000	900,000

-/+ year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(1,490,331)	1,078,627	272,114

+ dollar value of dividends/earnings paid on equity awards in the covered year	902,125	835,660	646,039

Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$(967,175)	$37,255,257	$19,996,334

(3)
Peer group utilized for the Pay Versus Performance Table is the Cohen & Steers Realty Majors Portfolio Index (RMP) (the “Cohen & Steers REIT Index”). The same peer group has been used for all years disclosed. The returns of each component company in the peer group were weighted according to the respective company’s market capitalization at the beginning of each period for which a return is indicated. The Cohen & Steers REIT Index is used as a performance benchmark index for the calculation of LTI Equity awards. See “Compensation Discussion and Analysis” for further information.

(4)	Net income is rounded to t h e nearest thousand.

(5)
The company-selected measure is
Core FFO per share (excluding Promotes)
. See “Compensation Discussion and Analysis” for further information regarding how Core FFO per share is used as a metric in our NEO annual bonus determinations. Core FFO per share is a non-GAAP
measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

Narrative Discussion to the Pay Versus Performance Table
Compensation Actually Paid and Prologis TSR
:
The total shareholder return of Prologis, Inc. (“Prologis TSR”) was $
114.63
at the end of 2020, $
197.54
at the end of 2021 and $
135.67
at the end of 2022. Compensation Actually Paid to our PEO was $
56,804,770
in 2020, $
113,654,050
in 2021 and negative $
8,171,362
in 2022. The average Compensation Actually Paid to our
Non-PEO
Named Executive Officers
(“Non-PEO
NEOs”) was $
19,996,334
in 2020, $
37,255,257
in 2021 and negative $
967,175
in 2022. Prologis TSR increased by
15
% from December 31, 2019, to the end of 2020, with a total return of $
14.63
at the end of 2020 on an initial investment of $100 made at the closing price on December 31, 2019. Prologis TSR increased by
72
% from 2020 to 2021, with a total return of $
97.54
at the end of 2021 on an initial investment of $100 made at the closing price on December 31, 2019. Compensation Actually Paid to our PEO increased by 100% from 2020 to 2021. Average Compensation Actually Paid to our
Non-PEO
NEOs increased by 86% from 2020 to 2021. Prologis TSR declined by
31
% from 2021 to 2022 but remained positive with a total return of $
35.67
at the end of 2022 on an initial investment of $100 made at the closing price on December 31, 2019. Compensation Actually Paid to our PEO decreased by 107% from 2021 to 2022, resulting in negative Compensation Actually Paid to our PEO for 2022. Average Compensation Actually Paid to
Non-PEO
NEOs decreased by 103% from 2021 to 2022, also resulting in negative average Compensation Actually Paid to
Non-PEO
NEOs for 2022.

Compensation Actually Paid and Net Income / Core FFO per share:
Prologis’ Net Income has increased each year between 2020 and 2022, from $
1,473,122,000
in 2020 to $2,933,571,000 in 2021 (a 99% increase from 2020 to 2021) to $3,358,796,000 in 2022 (a 14% increase from 2021 to 2022). Similarly, Prologis’ Core FFO per share (excluding Promotes)
(6)
has increased each year between 2020 and 2022, from $3.58 in 2020 to $4.09 in 2021 (a 14% increase from 2020 to 2021) to $4.61 in 2022 (a 13% increase from 2021 to 2022). As discussed above, Compensation Actually Paid to our PEO and
Non-PEO
NEOs increased from 2020 to 2021 but declined from 2021 to 2022. The relationship between both Core FFO per share (excluding Promotes)
(6)
and Net Income and Compensation Actually Paid underscores that while Prologis’ stock price declined from year end 2021 to year end

2022—largely due to broader macroeconomic market factors—and thus resulted in lower Compensation Actually Paid (and Prologis TSR) from 2021 to 2022, our operational performance remained strong as demonstrated by key operational indicators like Net Income and Core FFO per share (excluding Promotes)
(6)
.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	11 2

PAY VERSUS PERFORMANCE

Prologis TSR vs. peer group total shareholder return:
Prologis TSR outpaced the total shareholder return of the Cohen & Steers REIT Index in each of 2020, 2021 and 2022. By year-end
2022, the value of a $100 investment made at the
closing price on December 31,
2019 in Prologis would have been worth $135.67 versus only $101.78 for such an investment made at the same time in the Cohen & Steers REIT Index, a difference of $33.89.
Tabular list of most important financial performance measures for 2022 fiscal year
Below is a
non-exhaustive
list of financial performance measures the company uses in analyzing executiv
e
compensation, presented in no particular order, which the company considers to be the most important financial performance measures used to link Compensation Actually Paid to our NEOs to company performance during the 2022 fiscal year
:

Financial Performance Measure

Three-year annualized TSR (7)

Core FFO Per Share (excluding Promotes) (6)(8)

Promote revenue earned by Prologis, Inc. from Strategic Capital vehicles (8)

(6)
Core FFO per share (excluding Promotes) is a metric used to calculate our NEO annual bonuses. See “Compensation Discussions & Analysis” for further information. Core FFO per share is a non-GAAP

measure. See Appendix A for definitions and discussions of

non-GAAP

measurements and reconciliations to the most directly comparable GAAP measures.

(7)	Prologis’ three-year annualized TSR is used to calculate our LTI Equity awards and POP awards. See “Compensation Discussions & Analysis” for further information.

(8)
Promote incentive fees are earned by Prologis, Inc. from certain of our Strategic Capital vehicles when vehicle rates of return exceed pre-set

performance hurdles. A portion of certain Promote fees paid to the company are used to pay awards in our Prologis Promote Plan (PPP). See “Compensation Discussions & Analysis” for further information regarding our Strategic Capital business, Promote fees earned from Strategic Capital vehicles, and the relationship between Promote fees and PPP awards.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	113

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

PROPOSAL 2

Advisory Vote to Approve the Company’s Executive Compensation for 2022

The Dodd-Frank Act allows our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

The compensation of our NEOs is discussed above under “Executive Compensation.” Our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the compensation of our NEOs for 2022.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation that is described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the company’s 2022 executive compensation, as discussed and disclosed in the company’s proxy statement for the 2023 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narratives.”

You may vote for, vote against or abstain from voting to approve the above resolution on the company’s executive compensation for 2022. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

As an advisory vote, this proposal is not binding on the company. However, the Compensation Committee values the opinions of our stockholders and reviews and considers the voting results when making executive compensation decisions. The company currently intends to hold an advisory vote on its executive compensation on an annual basis.

The Board unanimously recommends that the stockholders vote, on an advisory basis, FOR the approval of our 2022 executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	114

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION

PROPOSAL 3

Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation (Proposal 3)

As required by Section 14A of the Exchange Act, stockholders may cast a non-binding vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual or other meetings for which we must include executive compensation information. Stockholders may vote to have the advisory vote on executive compensation every year, every two years or every three years. Stockholders may also abstain from voting.

The Board believes that these votes should occur every year, if our stockholders so choose. You will be able to specify, through your vote, one of four choices on your proxy card: one year, two years, three years or abstain. The non-binding vote on the frequency of future advisory votes on executive compensation will be the frequency receiving the greatest number of votes at the annual meeting. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal.

As an advisory vote, this proposal is not binding on the company. However, the Board values input from our stockholders and will consider the outcome of the vote when making a determination on the frequency of future advisory votes on executive compensation.

The Board unanimously recommends that the stockholders vote, on an advisory basis, “FOR” future stockholder advisory votes on executive compensation to be held ANNUALLY.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	115

Director Compensation

117	Director Compensation

118	Nonqualified Deferred Compensation Plans for Directors

118	2012 NQDC Plan and AMB NQ Plans

118	Notional Account NQDC Plan

118	ProLogis Deferred Fee Plan for Trustees

119	Director Compensation for Fiscal Year 2022

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	116

DIRECTOR COMPENSATION

Director Compensation

Non-employee directors are compensated with a mix of cash and equity-based compensation, with a higher percentage of the overall mix in equity-based compensation. An employee who also serves as a member of the Board, such as Mr. Moghadam, does not receive additional compensation for service on the Board.

In May 2022, Pay Governance conducted a competitive review of our then-current non-employee director compensation to ensure that our compensation levels are competitive, and the structure of the program is consistent with corporate governance best practices. This analysis compared our then-current non-employee director compensation to Prologis’ executive compensation peer group(1) and the companies contained in the S&P 500 Index.

Pay Governance’s review found that (i) our then-current non-employee director compensation was below the peer group median and, while above the S&P 500 Index median, below the 75th percentile of the S&P 500 Index and (ii) the then-current mix between the cash and equity components of our non-employee director compensation (39% in cash and 61% in equity) was consistent with competitive practice, but with lesser emphasis on equity than the peer group.

Subsequently, the Compensation Committee recommended increasing the equity portion of director compensation from $190,000 to $225,000 beginning in 2022. The recommendation was approved by the full Board.

Compensation applicable to service on the Board by our non-employee directors for 2022 was as follows:

•	Annual cash retainer: $120,000

•	Annual equity awards: Valued on the grant date at $225,000

–

In the form of deferred share units (“DSUs”), each convertible into one share of our common stock, that will vest upon the earlier of one year from the grant date or the date of the next annual meeting. After vesting, receipt of the underlying common stock is deferred until at least three years from the grant date. The DSUs earn dividend equivalent units (“DEUs”) while they are outstanding.

•	Lead independent director retainer: $50,000

•	Annual retainer for serving as chair of a committee:

–	Audit: $30,000

–	Compensation: $25,000

–	Governance: $20,000

–	Executive: None

•	Excess meeting fee: Meeting fee of $1,500 for each meeting attended in excess of a combined 20 Board and committee meetings per year.

The equity component of the compensation paid to our directors is awarded under the terms of the 2020 LTIP. See the narrative discussion that follows the Grants of Plan-Based Awards for Fiscal Year 2022 table above under “Executive Compensation.” In addition, we reimburse our directors for reasonable travel costs incurred to attend the meetings of the Board and its committees.

(1)

The executive compensation peer group is comprised of Adobe Inc., American Tower Corporation, Automatic Data Processing, Inc., The Carlyle Group Inc., Crown Castle International Corp., Equinix, Inc., Evercore Inc., Global Payments Inc., Intuit Inc., Jefferies Financial Group Inc., Lazard Ltd., Northern Trust Corporation, Paychex, Inc., S&P Global, Inc., ServiceNow, Inc., State Street Corporation, Ventas, Inc., Welltower Inc. and Workday, Inc.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	117

DIRECTOR COMPENSATION

Nonqualified Deferred Compensation Plans for Directors

2012 NQDC Plan and AMB NQ Plans

Ms. Bita and Messrs. Fotiades and Webb elected to defer receipt of their annual retainers and other fees earned, as applicable, in 2022. The compensation earned by these directors has been converted into phantom shares in a hypothetical fee deferral account, under the terms of the 2012 NQDC Plan. The footnotes to the Director Compensation for Fiscal Year 2022 table below contain information on the amount of deferrals applicable to these directors.

In 2012, Mr. Fotiades deferred his annual cash retainer into a cash account under the 2012 NQDC Plan. As of December 31, 2022, Mr. Fotiades’ balance in the cash account under the 2012 NQDC Plan was $264,537, including a loss in 2022 of ($92,923).

See discussion of our deferred compensation plans in the narrative that follows the Nonqualified Deferred Compensation in Fiscal Year 2022 table above under “Executive Compensation.”

Notional Account NQDC Plan

Under the Notional Account NQDC Plan, Ms. Kennard received an initial account credit value in a notional earnings account equal to the amount of the deemed tax liability on the distributions she received in 2011 triggered by the Merger. The initial account credit value is hypothetically invested in measurement funds selected by the participant, which do not include our company stock. Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments. Notional earnings accounts are credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon her retirement from the Board, Ms. Kennard is entitled to the excess, if any, of the value in her notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over her initial account credit value.

The initial account credit values for Ms. Kennard was $98,047. As of December 31, 2022, the value of the notional earnings account exceeded the initial credit value for Ms. Kennard by $78,520, including a decrease attributable to 2022 of ($51,993).

See discussion of our deferred compensation plans in the narrative that follows the Nonqualified Deferred Compensation in Fiscal Year 2022 table above under “Executive Compensation.”

ProLogis Deferred Fee Plan for Trustees

This plan, which was assumed by us in the Merger, allowed members of the Trust’s board to receive their fees currently or elect to defer the receipt of their fees until after their board service ended. Deferrals were in the form of cash or Trust common shares. For those choosing shares, fees earned were credited to hypothetical fee deferral accounts based on the closing price of the common shares as of the date of the deferral. Under the Merger agreement, the Trust common shares in the deferral account were converted to our common stock using the Merger exchange ratio. Each share in the hypothetical account represents one share of our common stock and earns dividends under the same terms as dividends paid on our common stock. Upon retirement from the Board, the participant will be issued the shares of common stock included in their hypothetical fee deferral account pursuant to specific deferral elections, which generally delay payment until the next fiscal year after service on the Board ends. No additional deferrals could be made under this plan after December 31, 2011.

Mr. Fotiades participated in this plan at the time of the Merger. As of December 31, 2022, including amounts earned as dividends, Mr. Fotiades had a balance of 26,335 shares in his hypothetical fee deferral account.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	118

DIRECTOR COMPENSATION

Director Compensation for Fiscal Year 2022*

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)		Stock Awards ($) (c)		All Other Compensation ($) (g)		Total(1) ($) (h)
Cristina Bita	$120,000	(2)	$224,918	(3)	$9,659	(4)	$354,577
James Connor	$30,000		—	(3)	—	(4)	$30,000
George Fotiades	$145,000	(2)	$224,918	(3)	$12,000	(4)	$381,918
Lydia Kennard	$120,000		$224,918	(3)	$12,500	(4)	$357,418
Irving Lyons III	$170,000		$224,918	(3)	$12,500	(4)	$407,418
Avid Modjtabai	$120,000		$224,918	(3)	—	(4)	$344,918
David O’Connor	$120,000		$224,918	(3)	$12,500	(4)	$357,418
Olivier Piani	$120,000		$224,918	(3)	—	(4)	$344,918
Jeffrey Skelton	$140,000		$224,918	(3)	$12,500	(4)	$377,418
Carl Webb	$150,000	(2)	$224,918	(3)	$12,500	(4)	$387,418
William Zollars	$120,000		$224,918	(3)	—	(4)	$344,918

*	Columns (d), (e) and (f) have been omitted from this table because they are not applicable.

(1)

The compensation structure for the Board is described in the narrative discussion that precedes this table. Mr. Moghadam is an employee of the company and does not receive additional compensation associated with his service on the Board.

(2)

Directors may elect to defer their compensation under the 2012 NQDC Plan. Under this plan, the cash compensation is converted into phantom shares that are held in a hypothetical fee deferral account under the terms of the 2012 NQDC Plan. As of December 31, 2022, the balance in the hypothetical fee deferral accounts under the 2012 NQDC Plan (which also includes deferrals prior to 2022) and the years in which the deferral was elected were as follows:

• Ms. Bita: (2020-2022):	3,359 shares (including 71 DEUs earned in 2022)
• Mr. Fotiades (2013 to 2016):	13,903 shares (including 361 DEUs earned in 2022)
• Mr. Webb: (2013 to 2022):	21,248 shares (including 531 DEUs earned in 2022)

Based on their individual elections, each of the directors’ phantom shares will be distributed to them upon termination of service on the Board. See the discussion above and also the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2022 table above under “Executive Compensation.”

(3)

Represents the grant date fair value of 1,477 DSUs awarded to each of our non-employee directors who were elected at our annual meeting on May 4, 2022. The value of the DSUs is based on the closing price of our common stock on the date of grant which was $152.28 per share. The DSUs vest on the earlier of the date of our next annual meeting or the one-year anniversary of the grant date. These awards are expected to vest on May 4, 2023. Receipt of the vested DSUs is deferred until three years from the grant date. Messrs. Lyons and O’Connor have elected to further defer the receipt of the DSUs granted in 2022 until their service on the Board ends. While they are outstanding, DSUs earn DEUs, which are vested and paid to the director under the same terms as the underlying DSU award.

We awarded DSUs under similar terms to our directors in 2018, which were distributed (2,448 shares) in May 2022 to all directors other than Messrs. Fotiades, Lyons and O’Connor, each of whom had previously elected to defer receipt under our 2012 NQDC Plan and Ms. Modjtabai who was not a member of the Board in 2019. Awards granted in 2020 and 2021 are now fully vested and are scheduled to be distributed in April 2023 and April 2024, respectively, unless a specific deferral election has been made by the director.

Prior to the Merger, we granted restricted stock to our directors, and the Trust granted DSUs to members of its board. The restricted stock had a one-year vesting period and directors could elect to defer the awards after vesting under the AMB NQ Plans discussed above. The DSUs granted by the Trust were immediately vested but were required to be deferred until after the director’s service ended. The DSUs held by those trustees who joined our Board after the Merger were assumed by us under the Merger agreement, were converted based on the Merger exchange ratio, and continue to be deferred. These DSUs earn DEUs while they are outstanding.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	119

DIRECTOR COMPENSATION

DSUs and associated accrued DEUs outstanding as of December 31, 2022, were as follows and are vested unless otherwise noted (including DSUs and accrued DEUs granted by the Trust prior to the Merger):

• Ms. Bita:	5,456 shares (1,509 shares unvested) 2,246 shares to be distributed in April 2023; 1,701 shares to be distributed in April 2024; 1,509 shares to be distributed in May 2025
• Mr. Fotiades:

58,275 shares (1,509 shares unvested)

Receipt of all shares deferred until service on the Board ends, except 2,246 shares to be distributed in April 2023; 1,701 shares to be distributed in June 2025; 1,509 shares to be distributed in June 2026

• Ms. Kennard:	5,456 shares (1,509 shares unvested) 2,246 shares to be distributed in April 2023; 1,701 shares to be distributed in April 2024; 1,509 shares to be distributed in May 2025
• Ms. Modjtabai	5,456 shares (1,509 shares unvested) 2,246 shares to be distributed in April 2023; 1,701 shares to be distributed in April 2024; 1,509 shares to be distributed in May 2025
• Mr. Lyons:	33,583 shares (1,509 shares unvested) Receipt of all remaining shares deferred until service on the Board ends
• Mr. O’Connor:	19,308 shares (1,509 shares unvested) Receipt of all shares deferred until service on the Board ends
• Mr. Piani:	5,456 shares (1,509 shares unvested) 2,246 shares to be distributed in April 2023; 1,701 shares to be distributed in April 2024; 1,509 shares to be distributed in May 2025
• Mr. Skelton:	5,456 shares (1,509 shares unvested) 2,246 shares to be distributed in April 2023; 1,701 shares to be distributed in April 2024; 1,509 shares to be distributed in May 2025
• Mr. Webb:	5,456 shares (1,509 shares unvested) 2,246 shares to be distributed in April 2023; 1,701 shares to be distributed in April 2024; 1,509 shares to be distributed in May 2025
• Mr. Zollars:	5,456 shares (1,509 shares unvested) 2,246 shares to be distributed in April 2023; 1,701 shares to be distributed in April 2024; 1,509 shares to be distributed in May 2025

(4)

The Prologis Foundation will match the amount of charitable contributions to qualifying organizations made by our directors and all of our employees. Amounts reported represent charitable contributions of our charitable foundation that were paid directly to outside organizations to match qualifying contributions made by the director. The annual maximum amount of matching contributions in one year applicable to our directors is $12,500. Matching contributions in a particular year that are not used may be carried over to the subsequent year.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	120

SECURITY OWNERSHIP

Security Ownership

The number of shares of our common stock beneficially owned, as of the dates indicated in the footnotes below, by each person known to us to be the beneficial owner of more than five percent, in the aggregate, of our outstanding common stock as of the dates indicated in the footnotes below is as follows:

Name and Address(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of Common Stock
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	121,813,945	13.20%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	90,770,245	9.8%
State Street Corporation(4) State Street Financial Center One Lincoln Street Boston, MA 02111	61,924,614	6.71%

(1)

Entities included have filed a Schedule 13G representing that the shares of common stock they are reporting were acquired and are held in the ordinary course of business, were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Prologis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(2)

Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. (“Vanguard”) is included herein based on a Schedule 13G/A filed with the SEC on February 9, 2023. Such report provides that Vanguard: (i) is the beneficial owner of all such common shares; (ii) has sole voting power with respect to none of such common shares; (iii) has shared voting power with respect to 2,105,713 of such common shares; (iv) has sole dispositive power with respect to 117,211,872 of such common shares; and (v) has shared dispositive power with respect to 4,602,073 of such common shares.

(3)

Information regarding beneficial ownership of our common stock by entities related to BlackRock, Inc. is included herein based on a Schedule 13G/A filed with the SEC on January 24, 2023. Such report provides that BlackRock Inc.: (i) is the beneficial owner of all such common shares and has sole dispositive power with respect to all such common shares and (ii) has sole voting power with respect to 82,131,158 of such common shares.

(4)

Information regarding beneficial ownership of our common stock by entities related to State Street Corporation is included herein based on a Schedule 13G filed with the SEC on February 7, 2023. Such report provides that State Street Corporation is the beneficial owner of all such common shares and has shared dispositive power with respect to 61,754,838 common shares and shared voting power over 45,687,469 common shares.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	121

SECURITY OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned, as of March 7, 2023, by: (i) our CEO; (ii) our chief financial officer; (iii) our other NEOs; (iv) each of our directors; and (v) our directors and all of our executive officers as a group.

	Shares Beneficially Owned
Name(1)	Number of Shares of Common Stock as of March 7, 2023 (2)	Number of Shares of Common Stock That May Be Acquired by May 6, 2023(3)(4)(5)(6)(7)	Total Beneficial Ownership**	% of Outstanding Shares of Common Stock(8)	% of Outstanding Shares of Common Stock and Units(9)

NEOs:

Hamid Moghadam(10)	2,133,278	562,580	2,695,858	0.29%	0.29%

Timothy Arndt	3,597	43,331	46,928	*	*

Thomas Olinger(11)***	42,204	428,001	470,205	*	*

Eugene Reilly(12)	2,818	237,212	240,030	*	*

Gary Anderson	1,988	206,971	208,959	*	*

Edward Nekritz	2,045	684,544	686,589	*	*

Directors:

Cristina Bita	5,797	2,246	8,043

James Connor(13)	79,474	—	79,474

George Fotiades	22,710	2,246	24,956	*	*

Lydia Kennard	35,394	2,246	37,640	*	*

Irving Lyons III(14)	23,431	—	23,431	*	*

Avid Modjtabai	15,021	2,246	17,267

David O’Connor	9,000	—	9,000	*	*

Olivier Piani	6,392	2,246	8,638

Jeffrey Skelton	57,161	2,246	59,407	*	*

Carl Webb	84,326	2,246	86,572	*	*

William Zollars	18,227	2,246	20,473	*	*

All directors and executive officers as a group (17 total)	2,542,863	2,180,607	4,723,470	0.51%	0.50%

*	Represents less than 0.1% of the outstanding shares of common stock and limited partnership units, as applicable.

**

This column does not include LTIP Units held by NEOs that will not meet the waiting period and other applicable conditions for conversion and redemption by May 6, 2023. Our NEOs have elected to take most, if not all, their equity awards in the form of LTIP Units since 2014. This column also does not include deferred stock units held by our directors that are deferred per their terms or by election until after May 6, 2023.

***	Mr. Olinger stepped down as our CFO effective April 1, 2022, and served as an advisor until December 16, 2022.

(1)	The principal address of each person is: c/o Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

(2)

This column includes shares of our common stock beneficially owned as of the date indicated. Includes vested shares of our common stock owned through our 401(k) Plan and our nonqualified deferred compensation plans, as applicable. Unless indicated otherwise, all interests are owned directly and the indicated person has sole voting and dispositive power. For discussion of our nonqualified deferred compensation plans, see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2022 table above under “Executive Compensation.”

(3)

This column includes shares of our common stock that may be acquired within 60 days of March 7, 2023, through (i) scheduled vesting of restricted stock or restricted stock units, or payment of DSUs and associated accrued DEUs upon distribution and (ii) the exchange of limited partnership units beneficially owned directly or indirectly. Unvested and unearned awards granted under our employee stock plans that do not vest, or are not earned, by May 6, 2023, or vested awards that do not have a scheduled payment date by May 6, 2023, are not included. Vested LTIP Units earned under our employee stock plans that have not been held for the minimum holding period and cannot be converted to common partnership units by May 6, 2023, are not included. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and dispositive power upon receipt.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	122

SECURITY OWNERSHIP

(4)

This column does not include shares of phantom stock held in hypothetical fee deferral accounts under the terms of our nonqualified deferred compensation plans, all of which are non-voting. Phantom share balances as of March 7, 2023, were as follows:

• Ms. Bita:	3,359 shares
• Mr. Fotiades:	13,903 shares
• Mr. Webb:	21,248 shares

Generally, the director has deferred receipt of the underlying common stock until his service on the Board ends. See “Director Compensation—Director Compensation for Fiscal Year 2022.”

(5)

This column does not include shares of phantom stock held in a hypothetical fee deferral account by a director who was formerly a member of the Trust’s board, all of which are non-voting. Balance as of March 7, 2023, is as follows:

• Mr. Fotiades:	26,335 shares

Mr. Fotiades’ phantom stock will be distributed to him in January of the year following his termination from the Board. See “Director Compensation—Director Compensation for Fiscal Year 2022.”

(6)

This column does not include vested DSUs and associated accrued DEUs, all of which are non-voting, which were earned by directors who were formerly members of the Trust’s board. Balances as of March 7, 2023, were as follows:

• Mr. Fotiades:	21,108 shares
• Mr. Lyons:	9,727 shares

Generally, these awards are payable to the director when his or her service on the Board ends. See “Director Compensation—Director Compensation for Fiscal Year 2022.”

(7)

This column does not include vested or unvested DSUs and associated accrued DEUs, all of which are non-voting, receipt of which has been deferred to a date later than May 6, 2023, pursuant to a specific deferral election. See “Director Compensation—Director Compensation for Fiscal Year 2022.” Balances as of March 7, 2023, were as follows (not including shares disclosed in footnotes 4, 5 and 6):

• Ms. Bita:	3,210 shares
• Mr. Fotiades:	34,921 shares
• Ms. Kennard:	3,210 shares
• Mr. Lyons:	23,856 shares
• Ms. Modjtabai:	3,210 shares
• Mr. O’Connor:	19,308 shares
• Mr. Piani:	3,210 shares
• Mr. Skelton:	3,210 shares
• Mr. Webb:	3,210 shares
• Mr. Zollars:	3,210 shares

(8)

The percentage of shares of common stock beneficially owned by a person assumes that all the limited partnership units held by the person that can be exchanged as of May 6, 2023, are exchanged for shares of our common stock, and that none of the limited partnership units held by any other persons are so exchanged. The percentage of shares of common stock beneficially owned by all directors and executive officers as a group assumes that all the limited partnership units held by the group that can be exchanged as of May 6, 2023 are exchanged for shares of our common stock, and that none of the limited partnership units held by any person outside of the group are so exchanged.

(9)

The percentage of shares of common stock and units beneficially owned by a person assumes that all the limited partnership units held by the person that can be exchanged as of May 6, 2023, are exchanged for shares of our common stock, and that all the limited partnership units held by other persons that can be exchanged as of May 6, 2023, are so exchanged. The percentage of shares of common stock and units beneficially owned by all directors and executive officers as a group assumes that all the limited partnership units held by the group that can be exchanged as of May 6, 2023, are exchanged for shares of our common stock, and that all the limited partnership units held by other persons outside of the group that can be exchanged as of May 6, 2023, are so exchanged.

(10)

Includes 131,775 shares and 549,291 LTIP Units that are owned by LLCs of which Mr. Moghadam is the manager, 982,414 shares are held through a rabbi trust pursuant to the AMB NQ Plans and the 2012 NQDC Plan, for which the trustee holds all voting power. In addition, Mr. Moghadam shares voting and dispositive power with his spouse with respect to 1,019,089 of such shares.

(11)

Includes 13,034 shares directly owned, 159,375 LTIP Units that are indirectly held through a trust of which Mr. Olinger is the trustee, and 29,170 shares held through a rabbi trust pursuant to the AMB NQ Plans and the 2012 NQDC Plan, for which the trustee holds all voting power.

(12)	Includes 2,811 shares held through a trust for which Mr. Reilly’s spouse is the trustee.

(13)	Includes 4,234 shares held through a trust for which Mr. Connor’s spouse is the trustee.

(14)

Includes 22,431 shares that are held through a family trust of which Mr. Lyons and his spouse are trustees and 1,000 shares held in trust for the benefit of Mr. Lyons’ daughter for which Mr. Lyons is the trustee.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	123

SECURITY OWNERSHIP

Equity Compensation Plans

We currently grant equity awards only under the 2020 LTIP. However, we do have awards outstanding that were granted under the 2012 LTIP, AMB Plans and the Trust Plans. The available shares of common stock under the 2012 LTIP, AMB Plans and the Trust Plans as of April 29, 2020, the date our stockholders approved the 2020 LTIP, were added to the share reserve of the 2020 LTIP. All outstanding awards under the AMB Plans and the Trust Plans will remain outstanding until they vest, expire or are forfeited by the participant. The 2020 LTIP does not expire but no further awards can be granted under the plan after the tenth anniversary date of the plan approval. Information about our equity compensation plans as of December 31, 2022, is as follows:

Plan Category (a)	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (b)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (c)	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b)) (d)
Equity compensation plans approved by security holders(1)(2)	5,715,753	$—	21,037,495
Equity compensation plans not approved by security holders	—	—	—

(1)	The amount in column (b) includes 1,500,497 outstanding RSUs, DSUs, DEUs and phantom shares, and 4,215,256 LTIP Units.

(2)	Weighted average exercise price in column (c) not applicable for 2022.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	124

Audit Matters

126	Audit Committee Report

127	Independent Public Accountant

128	Ratification of the Appointment of the Independent Public Accountant (Proposal 4)

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	125

AUDIT MATTERS

Audit Committee Report

The purpose of the Audit Committee is to be an informed, vigilant and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. The committee is directly responsible for the appointment, compensation and oversight of our independent public accountant. The committee is comprised of the four directors named below. Each member of the committee is independent as defined by SEC and NYSE rules. In addition, the Board has determined that each member of the Audit Committee is an audit committee financial expert and is financially literate in accordance with applicable NYSE and SEC rules. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent public accountant is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by the Board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance. Information contained on our website is not incorporated by reference into this proxy statement or any other report we file with the SEC.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2022, and unaudited financial statements for the quarterly periods ended March 31, June 30 and September 30, 2022, with management and KPMG LLP, the company’s independent public accountant. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The committee has discussed with KPMG LLP the matters that are required to be discussed by the applicable requirements of the PCAOB and the SEC. KPMG LLP has provided to the company the written disclosures and confirmation required by applicable PCAOB requirements regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP its independence. The committee also concluded that KPMG LLP’s performance of non-audit services to us and our affiliates, as pre-approved by the committee and described in the next section, does not impair KPMG LLP’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for 2022. The foregoing report is provided by the following independent directors, who constitute the committee.

Audit Committee:

        Carl B. Webb (Chair)

        Cristina G. Bita

        Avid Modjtabai

        Olivier Piani

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	126

AUDIT MATTERS

Independent Public Accountant

The Audit Committee engaged KPMG LLP as our independent public accountant for the fiscal years ended December 31, 2022, and 2021. KPMG LLP was also retained to provide certain audit-related and tax services in 2022 and 2021.

In the course of the provision of services on our behalf, we recognize the importance of our independent public accountant’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the Audit Committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent public accountant. The independent public accountant is authorized to perform specified pre-approved services up to certain annual amounts and up to specified amounts for specific services. Such limits vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for 2022 and 2021 were pre-approved by the Audit Committee.

The following table represents fees for professional audit services rendered for the audit of our consolidated financial statements for the years ended December 31, 2022, and 2021 and fees billed for other services rendered in each year.

Types of Fees	2022	2021 (5)

Audit fees(1)	$6,398,241	$4,118,141

Audit-related fees(2)	$150,547	$165,305

Tax fees(3)	$235,063	$523,312

All other fees(4)	—	—

Totals	$6,783,851	$4,806,758

(1)

Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the PCAOB, and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, amounts include fees for services associated with comfort letters, statutory audits, audits of consolidated entities, consents, technical accounting consultations and reviews of documents filed with the SEC.

(2)	Audit-related fees consist of fees for assurance and related services associated with the issuance of attestation reports.

(3)	Tax fees are primarily fees for tax compliance, tax return preparation, tax planning and pre-approved tax consultations.

(4)	No other fees were billed for 2022 or 2021.

(5)	2021 audit fees are amended to include 2021 statutory audit fees for the United Kingdom that were completed in fiscal year 2022.

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AUDIT MATTERS

PROPOSAL 4

Ratification of the Appointment of the Independent Public Accountant

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent public accountants retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent public accountant for the year 2023. KPMG LLP has served in this role since 2002. The Audit Committee is responsible for the audit fee negotiations associated with the company’s retention of KPMG LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent public accountant. In conjunction with the mandated rotation of KPMG LLP’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG LLP’s new lead engagement partner. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent public accountant is in the best interest of the company and our stockholders.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent public accountant for the year 2023. In the event our stockholders do not approve the appointment, the appointment will be reconsidered by the Audit Committee.

KPMG LLP representatives are expected to attend the 2023 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

You may vote for, vote against or abstain from voting on ratifying the appointment of KPMG LLP as our independent public accountant for the year 2023. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

The Board unanimously recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent public accountant for the year 2023.

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Additional Information

130	Proxy and Annual Meeting FAQ

136	Submitting Stockholder Proposals

138	Delinquent Section 16(a) Reports

139	Annual Report to Stockholders and Corporate Governance Documents

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ADDITIONAL INFORMATION

Proxy and Annual Meeting FAQ

Proxy materials

We are required under SEC regulations to provide you with a proxy statement when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is a legal designation of another person to vote the stock you own, which person is also referred to as your “proxy.” This designation may be done in a written document that is called a “proxy” or “proxy card.”

The proxy materials consist of our 2023 Proxy Statement and our 2022 Annual Report to Stockholders, which includes our 2022 Annual Report on Form 10-K.

Your vote is very important. For this reason, our Board is requesting that you permit your common stock to be represented and voted at the annual meeting by the proxies named on the proxy card.

Notice of Internet Availability

We have implemented the Notice and Access Rule enacted by the SEC for distribution of materials for our annual meeting. Accordingly, we are sending a Notice of Internet Availability to many of our stockholders of record and our beneficial owners. All stockholders will be able to access the proxy materials. We believe that the electronic availability of materials is an appropriate proxy communication solution that will allow us to provide our stockholders with the materials they need, while lowering the cost of delivery and reducing the environmental impact of our annual meetings. Stockholders may request to receive printed copies of the proxy materials.

Distribution of proxy materials

On or about March 24, 2023, the Notice of Annual Meeting and Internet Availability of Proxy Materials (“Notice of Internet Availability”) will be distributed to many of our stockholders, either in printed form by mail or electronically by email, in lieu of mailing the printed proxy materials. The Notice of Internet Availability instructs stockholders as to how they may: (i) access and review all of the proxy materials through the Internet; (ii) submit their proxy; and (iii) receive printed proxy materials. Also on or about March 24, 2023, printed proxy materials, including our 2023 Proxy Statement and our Annual Report on Form 10-K for 2022, will be mailed to all other stockholders, as requested or required. On the mailing date, all stockholders and beneficial owners will have the ability to access all of the proxy materials on the Internet at www.proxyvote.com or on our website at http://ir.prologis.com/financials/sec-filings. Information contained on our website is not incorporated by reference into this proxy statement or any other report we file with the SEC.

Stockholders may request to receive proxy materials electronically by email on an ongoing basis by visiting our website and selecting the link “Consent for Electronic Delivery”. You can also sign up for electronic delivery of proxy materials by following the instructions on the proxy card and Notice of Internet Availability with respect to how to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. If you register to receive future proxy materials electronically by email, you will receive an email next year with instructions on how to access those proxy materials and how to vote. If you change your email address, you will need to update your registration. Your election on how to receive proxy materials will remain in effect until you terminate it.

Stockholders will receive printed copies of the proxy materials if they have elected this form of delivery or they are participants in our 401(k) Plan. Printed copies of the proxy materials will be provided upon request at no charge by submitting a written notice to Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

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ADDITIONAL INFORMATION

Voting at the annual meeting in virtual format

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares and a Notice of Internet Availability or printed proxy materials and a proxy card are being sent directly to you. As the stockholder of record, you have the right to attend and to vote virtually at the annual meeting. To be admitted to the virtual annual meeting you must enter the control number found on your proxy card or voting instruction form or notice you previously received. Even if you plan to attend the virtual annual meeting, we recommend that you authorize your proxy to vote your shares in advance so that your vote will be counted should you later decide not to attend the annual meeting.

Most of our stockholders hold their shares in street name through a broker, bank, trustee or other nominee rather than directly in their own name. In this case, you are considered the beneficial owner of shares held in street name, and a Notice of Internet Availability or printed proxy materials are being forwarded to you together with a voting instruction card by your broker, bank, trustee or nominee. As the beneficial owner, you are also invited to attend the virtual annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares virtually at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares, which will give you the right to vote the shares at the annual meeting. You will need to contact your broker, bank, trustee or nominee to obtain a legal proxy. Follow the instructions provided on the voting instruction form provided by your broker.

Voting without attending the annual meeting

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, trustee or nominee. In most cases, you will be able to do this by telephone, through the Internet or by mail. If you are a stockholder of record, please refer to the summary instructions on the proxy card included with your proxy materials or the instructions on how to vote contained in the Notice of Internet Availability. If you hold your shares in street name, the voting instructions will be communicated to you by your broker, bank, trustee or nominee. The Notice of Internet Availability also provides instructions on how you can request a printed copy of the proxy materials and proxy card, if you desire.

By Telephone or through the Internet—If you have telephone or Internet access, you may submit your proxy by following the instructions included with your proxy materials or, if you requested a printed copy of the proxy materials, on the proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed.

By Mail—If you requested a printed copy of the proxy materials, you may submit your proxy by mail by signing the proxy card or, for shares held in street name, by following the voting instruction card included by your broker, bank, trustee or nominee and mailing it in the postage-paid envelope that is included. If you provide specific voting instructions, your shares will be voted as you have instructed.

The telephone and Internet proxy voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on May 3, 2023, unless the meeting is postponed or adjourned, in which case such voting facilities may remain open or be reopened until the day before the postponed or adjourned meeting.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your broker, bank, trustee or nominee.

If you vote by telephone or through the Internet, you do not have to return a proxy card or voting instruction card.

The telephone and Internet proxy voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend the annual meeting virtually.

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ADDITIONAL INFORMATION

Changing your vote

You may revoke your proxy at any time and change your vote at any time before the final vote at the annual meeting. If you are a stockholder of record, you may do this by signing and submitting a written notice to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, by submitting a new proxy card with a later date, by voting again by telephone or through the Internet (your latest telephone or Internet proxy is counted), or by attending the annual meeting virtually and voting by ballot at the annual meeting. If you hold your shares beneficially in street name, you will need to contact your broker, bank, trustee or nominee to determine the process for revoking a voting instruction. Merely attending the annual meeting will not revoke a proxy unless you specifically request your proxy to be revoked.

All shares that have been properly voted (for which proxies have not been revoked) will be voted at the annual meeting.

Specific voting instructions not given

If you hold your shares directly in your name, and you sign and return a proxy card without giving specific voting instructions, the shares of common stock represented by that proxy will be voted as recommended by the Board. If you hold your shares in street name through a broker, bank, trustee or nominee and you do not provide specific voting instructions, your broker, bank, trustee or nominee will have discretion to vote such shares but only with respect to routine matters (Proposal 4).

If no voting instructions are received from you, and you hold your shares in street name, your broker, bank, trustee or nominee will not turn in a proxy card for your shares on the non-routine matters proposed at our annual meeting. Non-routine matters are the election of directors (Proposal 1) and the advisory vote to approve the company’s executive compensation for 2022 (Proposal 2) and the advisory vote on the frequency of future advisory votes on the company’s executive compensation (Proposal 3).

If you hold shares in your 401(k) Plan account and do not provide the trustee of the 401(k) Plan with specific voting instructions, the trustee will vote all uninstructed shares held in our 401(k) Plan in the same proportion as how instructed shares held in the 401(k) Plan are voted.

Vote required for proposals

Vote Required for Proposal 1 (Election of Directors): You may vote for, vote against or abstain from voting for any of the director nominees. Assuming a quorum is present, to elect a particular director nominee, the number of votes cast “For” a director nominee must exceed the number of such votes cast “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election. A more detailed description of these majority voting procedures is provided below under “Majority Voting.”

Vote Required for Proposal 2 (Advisory Vote to Approve the Company’s Executive Compensation for 2022): You may vote for, vote against or abstain from voting for the resolution on the company’s executive compensation for 2022. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Vote Required for Proposal 3 (Advisory Vote on Frequency of Future Advisory Votes on the Company’s Executive Compensation): You will be able to specify, through your vote, one of four choices on your proxy card: one year, two years, three years or abstain. You are voting to indicate your choice of frequency options. The non-binding vote on the frequency of future advisory votes on executive compensation will be the frequency receiving the greatest number of votes at the annual meeting. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

Vote Required for Proposal 4 (Ratification of the Appointment of Independent Public Accountant): You may vote for, vote against or abstain from voting on ratifying the appointment of KPMG LLP as our independent public accountant for the year 2023. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

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ADDITIONAL INFORMATION

Proxy solicitation

We pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees, in person or by telephone, facsimile or other electronic means. These people will not be specially compensated for their solicitation of proxies.

In accordance with the rules and regulations of the SEC and NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROLOGIS, INC. SINCE THE DATE OF THIS PROXY STATEMENT.

Admission to the annual meeting in virtual format

To be admitted to the annual meeting at www.virtualshareholdermeeting.com/pld2023, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the annual meeting by following the instructions available on the meeting website during the meeting. Technical support contact information will be available on the meeting website prior to the meeting start time.

Asking questions at the annual meeting in virtual format

Stockholders can ask and submit questions by typing them into the “Submit Question” field on the virtual meeting site. Questions may be asked throughout the annual meeting using the above process (or before or after the meeting by contacting our investor relations department). Questions that are not answered at the meeting will be addressed after the meeting by phone, email, meeting, disclosure on our corporate website, or otherwise as appropriate.

Board’s voting recommendations

The Board recommends a vote:

•	“for” the election of each of the eleven nominees to the Board named in the proxy statement (Proposal 1);

•	“for” the approval, on an advisory basis, of the company’s executive compensation for 2022 (Proposal 2);

•	“for” holding future advisory votes on the company’s executive compensation annually (Proposal 3); and

•	“for” the ratification of the appointment of KPMG LLP as our independent public accountant for the year 2023 (Proposal 4);

Who can vote

Each issued and outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Holders of record of Prologis common stock at the close of business on the record date, March 7, 2023, are entitled to notice of and to vote at the annual meeting. As of March 7, 2023, there were 923,449,652 shares of our common stock outstanding.

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ADDITIONAL INFORMATION

Quorum requirement

There is no right to cumulative voting. A quorum is met if a majority of the shares of common stock outstanding as of the record date are represented, in person or by proxy, at the virtual annual meeting. Your shares are counted as present at the virtual meeting if you are present and entitled to vote at the meeting, if you have properly submitted a proxy card, or if you authorize your proxy to vote your shares by telephone or through the Internet.

If you are present at the virtual annual meeting in person or by proxy, but you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining a quorum.

Broker non-votes are also counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares of our common stock for a beneficial owner is present at the virtual meeting, in person or by proxy, and entitled to vote, but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote with respect to that item from the beneficial owner.

Majority voting

Our bylaws provide that the vote required for election of directors is a “majority vote of the votes cast” in uncontested elections of directors. Accordingly, directors are required to be elected by the majority of votes cast by the shares present in person or represented by proxy with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “For” a director nominee by the holders of shares of common stock entitled to vote on the election of directors and represented in person or by proxy at the annual meeting must exceed the number of such shares voted “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal.

In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director. In the event of a contested election where the plurality vote standard applies, stockholders shall be permitted to vote only “for” a director nominee or to designate their vote be “withheld” from such nominee.

If a nominee who is serving as a director is not elected by a majority vote at the annual meeting, then, under Maryland law, such director would continue to serve as a “holdover director.” Under our bylaws, any director who fails to be elected by a majority vote shall tender his or her resignation to the Board, subject to acceptance by the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the Board’s decision. Non-incumbent directors who are not elected at the annual meeting would not become directors and would not serve on the Board as a “holdover director.”

Proxy access

In 2016, we adopted proxy access with a “3/3/20/20” market standard. The amendment and restatement of our bylaws provides that, subject to certain requirements, a stockholder or a group of up to 20 stockholders, owning three percent or more of our outstanding common stock continuously for at least three years, can require us to include in our annual meeting proxy materials director nominations for up to 20% of the number of directors, or two directors, whichever is greater. Proxy access rights are subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

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ADDITIONAL INFORMATION

Stockholder recommended nominees for director

The Governance Committee will evaluate nominees for director recommended by stockholders against the same criteria that it uses to evaluate other director nominees, as described under “Board of Directors and Corporate Governance—Director Qualifications, Skills and Experience.” The committee will consider nominees to the Board recommended by stockholders with respect to elections to be held at an annual meeting if notice of the nomination is timely delivered in writing to our secretary prior to the meeting. See “Submitting Stockholder Proposals” for notice requirements prescribed by our Bylaws.

Additional matters present at the annual meeting

We do not anticipate any other business to be brought before the 2023 annual meeting of stockholders. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters that may properly come before the meeting and any adjournments or postponements of the meeting.

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ADDITIONAL INFORMATION

Submitting Stockholder Proposals

There are no stockholder proposals for consideration at the 2023 annual meeting. You may submit proposals, including director nominations, for consideration at our next annual meeting expected to be held in 2024 as follows:

Deadline for submitting stockholder proposals for inclusion in our 2024 proxy statement. Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) provides that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a stockholder proposal to be considered for inclusion in the 2024 proxy statement for our 2024 annual meeting, it must be received at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) no later than November 24, 2023. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

If, however, the date of the 2024 annual meeting is advanced or delayed by more than 30 days from May 4, 2024, we must receive notice a reasonable time before we begin to print and distribute our proxy materials.

Deadline for submitting stockholder proposals or director nominations not to be included in our 2024 Proxy Statement. If you intend to present a proposal or nomination for director at our 2024 annual meeting, but you do not intend to have it included in our 2024 proxy statement, the notice of proposal or nomination must be delivered to, or mailed and received by, us at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) not earlier than January 5, 2024, and not later than February 4, 2024.

If, however, the date of the 2024 annual meeting is advanced or delayed by more than 30 days from May 4, 2024, we must receive the notice of proposal or nomination not more than 120 days prior to the date of the 2024 annual meeting and not less than 90 days prior to the date of the 2024 annual meeting.

If less than 100 days’ notice or prior public disclosure of the date of the 2023 annual meeting (which was advanced or delayed by more than 30 days from May 4, 2024) is given or made to stockholders, the deadline to receive the notice of proposal or nomination is the close of business on the 10th day following the day on which notice of the 2024 annual meeting date was mailed or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Deadline for submitting proxy access director nominations to be included in our 2024 proxy statement. If you intend to present a nomination for director at our 2024 annual meeting pursuant to the proxy access provisions in our bylaws and to comply with the SEC’s universal proxy rules (once effective), the notice of proxy access nomination must be delivered to, or mailed and received by, us at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) not earlier than January 5, 2024, and not later than February 4, 2024.

If, however, the date of the 2024 annual meeting is advanced or delayed by more than 30 days from May 4, 2024, we must receive the notice of nomination not more than 120 days prior to the date of the 2024 annual meeting and not less than 90 days prior to the date of the 2024 annual meeting.

If less than 100 days’ notice or prior public disclosure of the date of the 2024 annual meeting (which was advanced or delayed by more than 30 days from May 4, 2024) is given or made to stockholders, the deadline to receive the notice of nomination is the close of business on the 10th day following the day on which notice of the 2024 annual meeting date was given or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Stockholder notice. As set forth in our bylaws, for stockholder proposals other than director nominations, such stockholder’s notice must contain, among other things, with respect to each proposed matter:

•	a brief description of the business and the reasons for conducting such business at the annual meeting;

•	the name of the stockholder and any “stockholder associated person” (as defined in our bylaws);

•	the record address or current address, if different, of the stockholder and any stockholder associated person;

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ADDITIONAL INFORMATION

•

the class, series and number of shares the stockholder and any stockholder associated person beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares);

•	any material interest the stockholder or any stockholder associated person has in such business;

•

whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf, or by a stockholder associated person or on that person’s behalf (including any agreement, arrangement or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes or to increase the voting power of such stockholder or stockholder associated person) and a general description of such activity; and

•	to the extent known by the stockholder giving notice, the name and address of any other stockholder supporting a proposal of other business.

Please review our bylaws for more information regarding requirements to submit a stockholder proposal outside of Rule 14a-8.

As set forth in our bylaws, for director nominations, a stockholder’s notice must contain, among other things, with respect to each proposed nominee:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

•	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

•	the proposed nominee’s written consent to serve as a director if elected and, with respect to proxy access nominations, to be named in our proxy materials;

•

a statement whether such person, if elected or re-elected, or as a condition thereto, will tender an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board; and

•

with respect to the stockholder giving the notice: (i) the name of the stockholder, the record address (or current address, if different) of the stockholder, and the class, series and number of shares the stockholder beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares); (ii) whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf (including any agreement, arrangement or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes or to increase the voting power of such stockholder) and a general description of such activity; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any stockholder associated person.

We may require a proposed nominee to furnish other information to determine the eligibility of such proposed nominee to serve as one of our directors. Please review our bylaws for more information regarding proxy access eligibility, procedural and disclosure requirements and other relevant requirements to nominate directors.

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ADDITIONAL INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires our directors, certain officers and certain beneficial owners of our common stock to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information available to us, we believe that, in 2022, all of the above persons and entities met all applicable SEC filing requirements except one report with one transaction for Mr. Moghadam was not filed on a timely basis due to an administrative error.

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ADDITIONAL INFORMATION

Annual Report to Stockholders and Corporate Governance Documents

We will provide copies of our annual report to requesting stockholders, free of charge, by contacting Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, telephone (415) 394-9000. Our Code of Ethics and Business Conduct, Governance Guidelines and our Audit, Compensation and Governance Committee charters can be viewed on our website at http://ir.prologis.com/governance. In addition, copies of our Code of Ethics and Business Conduct, Governance Guidelines, our Audit, Compensation and Governance Committee charters and our bylaws can be obtained by any stockholder, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

March 24, 2023

San Francisco, California

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

APPENDIX A

Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Please refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and other public reports for further information about us and our business.

Annualized TSR is calculated based on the stock price appreciation and dividends paid to show a total return to a stockholder over a period of time. This calculation assumes dividends are reinvested into the stock on the day the dividend is paid. We annualize TSR by converting the total return of the stock at the end of a prescribed time period to an annualized basis.

Assets Under Management (“AUM”) represents the estimated fair value of the real estate we own or manage through both our consolidated and unconsolidated entities. We calculate AUM by adding Investment Capacity and the third-party investors’ share of the estimated fair value of the assets in the co-investment ventures to enterprise value (calculated as market equity plus our share of total debt).

Calculation of Per Share Amounts (in thousands, except per share amounts):

	2022	2021	2020	2019	2018	2017	2016

Net earnings

Net earnings	$3,358,796	$2,933,571	$1,473,122	$1,566,950	$1,643,426	$1,641,931	$1,203,218

Noncontrolling interest attributable to exchangeable limited partnership units	92,236	82,092	41,938	46,986	49,743	46,280	37,079

Adjusted net earnings—Diluted	$3,451,032	$3,015,663	$1,515,060	$1,613,936	$1,693,169	$1,688,211	$1,240,297

Weighted average common shares outstanding—Basic	785,675	739,363	728,323	630,580	567,367	530,400	526,103

Incremental weighted average effect on exchange of limited partnership units	21,803	20,913	20,877	19,154	17,768	15,945	16,833

Incremental weighted average effect of equity awards	4,130	4,486	5,214	5,169	5,104	5,955	3,730

Weighted average common shares outstanding—Diluted	811,608	764,762	754,414	654,903	590,239	552,300	546,666

Net earnings per share—Basic	$4.28	$3.97	$2.02	$2.48	$2.90	$3.10	$2.29

Net earnings per share—Diluted	$4.25	$3.94	$2.01	$2.46	$2.87	$3.06	$2.27

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	A-1

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

	2022	2021	2020	2019	2018	2017	2016

Core FFO

Core FFO	$4,187,516	$3,172,283	$2,864,148	$2,164,017	$1,788,149	$1,551,153	$1,400,498

Noncontrolling interest attributable to exchangeable limited partnership units	506	567	598	646	1,531	2,903	4,273

Core FFO—Diluted	$4,188,022	$3,172,850	$2,864,746	$2,164,663	$1,789,680	$1,554,056	$1,404,771

Weighted average common shares outstanding—Basic	785,675	739,363	728,323	630,580	567,367	530,400	526,103

Incremental weighted average effect on exchange of limited partnership units	21,803	20,913	20,877	19,154	17,768	15,945	16,833

Incremental weighted average effect of equity awards	4,130	4,486	5,214	5,169	5,104	5,955	3,730

Weighted average common shares outstanding—Diluted	811,608	764,762	754,414	654,903	590,239	552,300	546,666

Core FFO per share—Diluted	$5.16	$4.15	$3.80	$3.31	$3.03	$2.81	$2.57

See definition of Core FFO below in “Funds from Operations attributable to common stockholders and unitholders”.

Compound Annual Growth Rate, also referred to as CAGR, is used to determine the annual growth rate over a specified period of time longer than one year. The compound annual growth is calculated by dividing the ending value by the beginning value and multiplying the result to the power of one divided by the number of years in the calculation and then subtracting one from the result. We determined the ten-year compound annual growth rate of our Core FFO per share at December 31, 2022, to be 11.5% by dividing the 2022 diluted Core FFO per share of $5.16 by 2012 diluted Core FFO per share of $1.74, then multiplying the result to the one-tenth power and then subtracting one from the result.

The Dow Jones Sustainability Indices (“DJSI”) are global sustainability indices offered cooperatively by RobecoSAM and S&P Dow Jones Indices, tracking the stock performance of companies in terms of economic, environmental and social criteria.

Estimated Value Creation represents the value that we expect to create through our development and leasing activities. We calculate Estimated Value Creation by estimating the Stabilized NOI that the property will generate and applying a stabilized capitalization rate applicable to that property. Estimated Value Creation is calculated as the amount by which the value exceeds our TEI and does not include any fees or promotes we may earn.

Estimated Weighted Average Margin is calculated on development properties as the Estimated Value Creation less estimated closing costs and taxes, if any, on properties expected to be sold or contributed, divided by the TEI.

Funds from Operations attributable to common stockholders and unitholders (“FFO”). FFO is a non-GAAP financial measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings.

The National Association of Real Estate Investment Trusts (“NAREIT” or “Nareit”) defines FFO as earnings computed under GAAP to exclude historical cost depreciation and gains and losses from the sales, along with impairment charges, of previously depreciated properties. We also exclude the gains on revaluation of equity investments upon acquisition of a controlling interest and the gain recognized from a partial sale of our investment, as these are similar to gains from the sales of previously depreciated properties. We exclude similar adjustments from our unconsolidated entities and the third parties’ share of our consolidated co-investment ventures.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	A-2

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Our FFO Measures. Our FFO measures begin with NAREIT’s definition and we make certain adjustments to reflect our business and the way that management plans and executes our business strategy. While not infrequent or unusual, the additional items we adjust for in calculating FFO, as modified by Prologis, and Core FFO, both as defined below, are subject to significant fluctuations from period to period. Although these items may have a material impact on our operations and are reflected in our financial statements, the removal of the effects of these items allows us to better understand the core operating performance of our properties over the long term. These items have both positive and negative short-term effects on our results of operations in inconsistent and unpredictable directions that are not relevant to our long-term outlook.

We calculate our FFO measures, as defined below, based on our proportionate ownership share of both our unconsolidated and consolidated ventures. We reflect our share of our FFO measures for unconsolidated ventures by applying our average ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis. We reflect our share for consolidated ventures in which we do not own 100% of the equity by adjusting our FFO measures to remove the noncontrolling interests share of the applicable reconciling items based on our average ownership percentage for the applicable periods.

These FFO measures are used by management as supplemental financial measures of operating performance and we believe that it is important that stockholders, potential investors and financial analysts understand the measures management uses. We do not use our FFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs.

We analyze our operating performance principally by the rental revenues of our real estate and the revenues from our strategic capital business, net of operating, administrative and financing expenses. This income stream is not directly impacted by fluctuations in the market value of our investments in real estate or debt securities.

FFO, as modified by Prologis, attributable to common stockholders and unitholders (“FFO, as modified by Prologis”).

To arrive at FFO, as modified by Prologis, we adjust the NAREIT-defined FFO measure to exclude the impact of foreign currency-related items and deferred tax, specifically:

•	deferred income tax benefits and deferred income tax expenses recognized by our subsidiaries;

•

current income tax expense related to acquired tax liabilities that were recorded as deferred tax liabilities in an acquisition, to the extent the expense is offset with a deferred income tax benefit in earnings that is excluded from our defined FFO measure;

•

foreign currency exchange gains and losses resulting from (a) debt transactions between us and our foreign entities, (b) third-party debt that is used to hedge our investment in foreign entities, (c) derivative financial instruments related to any such debt transactions and (d) mark-to-market adjustments associated with other derivative financial instruments.

We use FFO, as modified by Prologis, so that management, analysts and investors are able to evaluate our performance against other REITs that do not have similar operations or operations in jurisdictions outside the U.S.

Core FFO attributable to common stockholders and unitholders (“Core FFO”). In addition to FFO, as modified by Prologis, we also use Core FFO. To arrive at Core FFO, we adjust FFO, as modified by Prologis, to exclude the following recurring and nonrecurring items that we recognized directly in FFO, as modified by Prologis:

•	gains or losses from the disposition of land and development properties that were developed with the intent to contribute or sell;

•	income tax expense related to the sale of investments in real estate;

•	impairment charges recognized related to our investments in real estate generally as a result of our change in intent to contribute or sell these properties;

•	gains or losses from the early extinguishment of debt and redemption and repurchase of preferred stock; and

•	expenses related to natural disasters.

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

We use Core FFO, including by segment and region, to: (i) assess our operating performance as compared to other real estate companies; (ii) evaluate our performance and the performance of our properties in comparison with expected results and results of previous periods; (iii) evaluate the performance of our management; (iv) budget and forecast future results to assist in the allocation of resources; (v) provide guidance to the financial markets to understand our expected operating performance; and (vi) evaluate how a specific potential investment will impact our future results.

Limitations on the use of our FFO measures. While we believe our modified FFO measures are important supplemental measures, neither NAREIT’s nor our measures of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP and are, therefore, limited as an analytical tool. Accordingly, these are only a few of the many measures we use when analyzing our business. Some of the limitations are:

•	The current income tax expenses that are excluded from our modified FFO measures represent the taxes that are payable.

•

Depreciation and amortization of real estate assets are economic costs that are excluded from FFO. FFO is limited, as it does not reflect the cash requirements that may be necessary for future replacements of the real estate assets. Furthermore, the amortization of capital expenditures and leasing costs necessary to maintain the operating performance of logistics facilities are not reflected in FFO.

•

Gains or losses from non-development property dispositions and impairment charges related to expected dispositions represent changes in value of the properties. By excluding these gains and losses, FFO does not capture realized changes in the value of disposed properties arising from changes in market conditions.

•

The deferred income tax benefits and expenses that are excluded from our modified FFO measures result from the creation of a deferred income tax asset or liability that may have to be settled at some future point. Our modified FFO measures do not currently reflect any income or expense that may result from such settlement.

•

The foreign currency exchange gains and losses that are excluded from our modified FFO measures are generally recognized based on movements in foreign currency exchange rates through a specific point in time. The ultimate settlement of our foreign currency-denominated net assets is indefinite as to timing and amount. Our FFO measures are limited in that they do not reflect the current period changes in these net assets that result from periodic foreign currency exchange rate movements.

•

The gains and losses on extinguishment of debt or preferred stock that we exclude from our Core FFO may provide a benefit or cost to us as we may be settling our obligation at less or more than our future obligation.

•	The natural disaster expenses that we exclude from Core FFO are costs that we have incurred.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	A-4

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

We compensate for these limitations by using our FFO measures only in conjunction with net earnings computed under GAAP when making our decisions. This information should be read with our complete Consolidated Financial Statements prepared under GAAP. To assist investors in compensating for these limitations, we reconcile our modified FFO measures to our net earnings computed under GAAP as follows (in millions).

	2022	2021	2020	2019	2018	2017	2016

Reconciliation of net earnings to FFO measures:

Net earnings attributable to common stockholders	$3,358.8	$2,933.6	$1,473.1	$1,567.0	$1,643.4	$1,641.9	$1,203.2

Add (deduct) NAREIT defined adjustments:

Real estate related depreciation and amortization	1,763.2	1,533.5	1,523.4	1,102.1	912.8	847.5	899.8

Gains on other dispositions of real estate properties, net of taxes (excluding development properties and land)	(595.0)	(748.9)	(252.2)	(390.2)	(371.2)	(855.4)	(423.0)

Reconciling items related to noncontrolling interests	(12.7)	5.0	(57.4)	(8.2)	23.1	(39.0)	(104.8)

Our share of reconciling items included in earnings from unconsolidated entities	363.0	200.4	267.9	246.0	141.8	147.5	162.1

Subtotal—NAREIT defined FFO	4,877.3	3,923.6	2,954.8	2,516.7	2,349.9	1,742.5	1,737.3

Add (deduct) our modified adjustments:

Unrealized foreign currency and derivative losses (gains), net	(85.4)	(172.8)	(172.8)	160.4	69.0	(120.4)	69.4

Deferred income tax expense (benefit)	12.6	1.3	1.3	0.7	12.2	1.4	(5.0)

Current income tax expense (benefit) on dispositions related to acquired tax assets	(21.2)	3.0	3.0	5.6	0.0	1.2	2.3

Reconciling items related to noncontrolling interests	—	0.9	0.9	(1.4)	0.4	(0.2)	(0.0)

Our share of reconciling items included in earnings from unconsolidated entities	(41.5)	(1.1)	(1.1)	(0.2)	(7.5)	(0.3)	(14.7)

FFO, as modified by Prologis	4,741.8	3,754.9	3,119.9	2,590.8	2,231.6	1,794.5	1,702.1

Adjustments to arrive at Core FFO:

Gains on dispositions of development properties and land, net	(597.7)	(817.0)	(817.0)	(464.9)	(467.6)	(469.8)	(327.5)

Current income tax expense on dispositions	18.4	38.0	38.0	41.0	15.1	17.1	19.1

Losses on early extinguishment of debt and preferred stock repurchase, net	20.1	187.5	187.5	198.6	16.1	2.6	72.3

Reconciling items related to noncontrolling interests	4.5	6.6	6.6	(2.5)	0.2	6.2	(0.4)

Our share of reconciling items included in earnings from unconsolidated entities	0.4	2.3	2.3	(27.9)	9.4	0.4	(6.8)

Core FFO	$4,187.5	$3,172.3	$2,864.2	$2,164.0	$1,788.1	$1,551.2	$1,400.5

General and Administrative Expenses (“G&A”). Generally our property management personnel perform the property-level management of the properties in our owned and managed portfolio, which include properties we consolidate and those we manage that are owned by the unconsolidated co-investment ventures. We allocate the costs of our property management function to the properties we consolidate (included in rental expenses) and the properties owned by the unconsolidated co-investment ventures (included in strategic capital expenses) by using the square feet owned by the respective portfolios. Strategic capital expenses also include the direct expenses associated with the asset management of the unconsolidated co-investment ventures provided by our employees who are assigned to our strategic capital segment and promote expenses. We do not allocate indirect costs to strategic capital expenses.

Global Customer Retention. The square footage of all leases commenced during the period that are rented by existing tenants divided by the square footage of all expiring and in-place leases during the reporting period. The square footage of

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	A-5

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

tenants that default or buy-out prior to expiration of their lease and short-term leases of less than one year, are not included in the calculation.

GRESB (“Global Real Estate Sustainability Benchmark”) assesses the sustainability performance of real estate and infrastructure portfolios and assets worldwide.

Investment Capacity is our estimate of the gross real estate that could be acquired by our co-investment ventures through the use of existing equity commitments, less any unpaid redemption requests, assuming the maximum leverage limits of the ventures are used.

LED lighting. LED stands for “light-emitting diode.” LED lighting is a type of energy efficient lighting.

Liquidity is equal to the sum of the current availability of our consolidated credit facilities ($3.8 billion) plus our consolidated cash and cash equivalents ($0.3 billion).

Loan-to-Market Value, or debt as a percentage of gross market capitalization, is a non-GAAP measure used by us to analyze the leverage risk in our debt risk portfolio. We make adjustments to reflect our economic ownership in each entity in which we invest, whether consolidated or unconsolidated. The following table presents the calculation of Loan-to-Market Value for the years ended December 31 (in thousands).

	2022	2021	2020	2019	2018	2017	2016

Debt as a % of gross real estate assets:

Consolidated debt	$23,875,961	$17,715,054	$16,849,076	$11,905,877	$11,089,815	$9,412,631	$10,608,294

Unamortized deferred financing costs and discounts, net	572,275	69,886	70,945	88,840	71,511	56,475	24,240

Consolidated debt (at par)	24,448,236	17,784,940	16,920,021	11,994,717	11,161,326	9,469,106	10,632,534

Noncontrolling interests share of consolidated debt (at par)	(14,842)	(15,138)	(5,708)	(6,752)	(13,119)	(70,422)	(634,945)

Prologis share of unconsolidated debt (at par)	3,203,943	2,856,239	2,712,239	2,187,043	2,048,777	2,040,271	1,557,561

Total Prologis share of debt (at par)	27,637,337	20,626,041	19,626,552	14,175,008	13,196,984	11,438,955	11,555,150

Prologis share of outstanding foreign currency derivatives	(61,015)	(2,236)	16,426	17,506	(1,519)	4,965	(22,349)

Consolidated cash and cash equivalents	(278,483)	(556,117)	(598,086)	(1,088,855)	(343,856)	(447,046)	(807,316)

Noncontrolling interests share of consolidated cash and cash equivalents	11,251	19,990	10,619	103,982	71,078	55,827	52,519

Prologis share of unconsolidated cash and cash equivalents	(448,461)	(193,143)	(167,605)	(202,342)	(203,997)	(132,276)	(138,773)

Total Prologis share of debt, net of adjustments	$26,860,629	$19,894,535	$18,887,906	$13,005,299	$12,718,690	$10,920,425	$10,639,231

Total outstanding common stock and limited partnership units	945,852	760,180	759,530	649,792	648,488	546,355	542,660

Share price at year end	112.73	168.36	99.66	89.14	58.72	64.51	52.79

Total equity capitalization	106,625,896	127,983,905	75,694,760	57,922,459	38,079,215	35,245,361	28,647,021

Total Prologis share of debt, net of adjustments	26,860,629	19,894,535	18,887,906	13,005,299	12,718,690	10,920,425	10,639,231

Gross market capitalization	$133,486,525	$147,878,440	$94,582,666	$70,927,758	$50,797,905	$46,165,786	$39,286,252

Debt as a % of gross market capitalization	20.1%	13.5%	20.0%	18.3%	25.0%	23.7%	27.1%

Nareit (or NAREIT) is the representative voice for real estate investment trusts and publicly traded real estate companies with an interest in U.S. real estate and capital markets.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	A-6

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Net Operating Income (“NOI”) is a non-GAAP financial measure used to evaluate our operating performance and represents rental revenue less rental expenses. For our consolidated properties, it is calculated directly from our Consolidated Financial Statements as Rental Revenue less Rental Expenses.

Net Promote Income includes actual promote revenue earned from third-party investors during the period, net of related cash and stock compensation expenses, and taxes and foreign currency derivative gains and losses, if applicable.

REIT is defined as a real estate investment trust.

Same Store. Our same store metrics are non-GAAP financial measures, which are commonly used in the real estate industry and expected from the financial community, on both a net effective and cash basis. We evaluate the performance of the operating properties we own and manage using a “same store” analysis because the population of properties in this analysis is consistent from period to period, which allows us and investors to analyze our ongoing business operations. We determine our same store metrics on property NOI, which is calculated as rental revenue less rental expense for the applicable properties in the same store population for both consolidated and unconsolidated properties based on our ownership interest, as further defined below.

We define our same store population for the three months ended December 31, 2022, as the properties in our Owned and Managed operating portfolio, including the property NOI for both consolidated properties and properties owned by the unconsolidated co-investment ventures at January 1, 2021, and owned throughout the same three-month period in both 2021 and 2022. We believe the drivers of property NOI for the consolidated portfolio are generally the same for the properties owned by the ventures in which we invest. The same store population excludes properties held for sale to third parties, along with development properties that were not stabilized at the beginning of the period (January 1, 2021) and properties acquired or disposed of to third parties during the period. To derive an appropriate measure of period-to-period operating performance, we remove the effects of foreign currency exchange rate movements by using the reported period-end exchange rate to translate from local currency into the U.S. dollar, for both periods.

We evaluate the results of our same store portfolio on a quarterly basis. The following table summarizes same store NOI and the change from the prior period for the four quarters of 2022 and on a cumulative annual basis and the square feet of the Owned and Managed operating portfolio used in the calculation (dollars and square feet in millions):

	Three Months Ended

	March 31	June 30	September 30	December 31	Full Year

2022 NOI—same store portfolio	$1,330.1	$1,334.3	$1,338.5	$1,359.8	$5,362.7

2021 NOI—same store portfolio	$1,252.8	$1,247.1	$1,239.1	$1,271.4	$5,010.4

Percentage change	6.2%	7.0%	8.0%	7.0%	7.0%

Square feet of portfolio	846.2	844.3	843.3	842.3

The following is a reconciliation of our consolidated rental revenues, rental recoveries, rental expenses and property NOI for the full year, as included in the Consolidated Statements of Income and within Note 19 to the Consolidated Financial Statements, in our annual reports on Form 10-K for year ended December 31, 2022, to the respective amounts in our same store portfolio analysis for the three months ended December 31 (dollars in millions):

	Three Months Ended

	March 31	June 30	September 30	December 31	Full Year

2022

Rental revenues	$1,076.9	$1,093.5	$1,151.8	$1,591.0	$4,913.2

Rental expenses	(275.7)	(270.5)	(284.7)	(374.9)	$(1,205.8)

Property NOI	$ 801.2	$ 823.0	$ 867.1	$1,216.1	$3,707.4

2021

Rental revenues	$1,021.7	$1,014.8	$1,037.3	$1,074.3	$4,148.0

Rental expenses	(277.9)	(245.1)	(256.6)	(261.7)	$(1,041.3)

Property NOI	$ 743.8	$ 769.6	$ 780.7	$ 812.6	$3,106.7

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,

dollars in thousands	2022	2021	Percentage Change

Reconciliation of Consolidated Property NOI to Same Store Property NOI measures:

Rental revenues	$1,591,012	$1,074,294

Rental expenses	(374,892)	(261,692)

Consolidated Property NOI	$1,216,120	$812,602

Adjustments to derive same store results:

Property NOI from consolidated properties not included in same store portfolio and other adjustments(1)	(471,578)	(118,484)

Property NOI from unconsolidated co-investment ventures included in same store portfolio(1)(2)	615,273	577,349

Third parties’ share of Property NOI from properties included in same store portfolio(1)(2)	(501,761)	(474,939)

Prologis Share of Same Store Property NOI – Net Effective(2)	$858,054	$796,528	7.7%

Consolidated properties straight-line rent and fair value lease adjustments included in the same store portfolio(3)	(17,071)	(24,026)

Unconsolidated co-investment ventures straight-line rent and fair value lease adjustments included in the same store portfolio(3)	(8,920)	(15,382)

Third parties’ share of straight-line rent and fair value lease adjustments included in the same store portfolio(2)(3)	6,779	11,643

Prologis Share of Same Store Property NOI – Cash(2)(3)	$838,842	$768,763	9.1%

(1)

We exclude properties held for sale to third parties, along with development properties that were not stabilized at the beginning of the period and properties acquired or disposed of to third parties during the period. We also exclude net termination and renegotiation fees to allow us to evaluate the growth or decline in each property’s rental revenues without regard to one-time items that are not indicative of the property’s recurring operating performance. Net termination and renegotiation fees represent the gross fee negotiated to allow a customer to terminate or renegotiate their lease, offset by the write-off of the asset recorded due to the adjustment to straight-line rents over the lease term. Same Store Property NOI is adjusted to include an allocation of property management expenses for our consolidated properties based on the property management services provided to each property (generally, based on a percentage of revenues). On consolidation, these amounts are eliminated and the actual costs of providing property management services are recognized as part of our consolidated rental expense.

(2)

We include the Property NOI for the same store portfolio for both consolidated properties and properties owned by the co-investment ventures based on our investment in the underlying properties. In order to calculate our share of Same Store Property NOI from the co-investment ventures in which we own less than 100%, we use the co-investment ventures’ underlying Property NOI for the same store portfolio and apply our ownership percentage at December 31, 2022, to the Property NOI for both periods, including the properties contributed during the period. We adjust the total Property NOI from the same store portfolio of the co-investment ventures by subtracting the third parties’ share of both consolidated and unconsolidated co-investment ventures. During the periods presented, certain wholly owned properties were contributed to a co-investment venture and are included in the same store portfolio. Neither our consolidated results nor those of the co-investment ventures, when viewed individually, would be comparable on a same store basis because of the changes in composition of the respective portfolios from period to period (e.g. the results of a contributed property are included in our consolidated results through the contribution date and in the results of the venture subsequent to the contribution date based on our ownership interest at the end of the period). As a result, only line items labeled “Prologis Share of Same Store Property NOI” are comparable period over period.

(3)

We further remove certain noncash items (straight-line rent and amortization of fair value lease adjustments) included in the financial statements prepared in accordance with U.S. GAAP to reflect a Same Store Property NOI—Cash measure. We manage our business and compensate our executives based on the same store results of our Owned and Managed portfolio at 100% as we manage our portfolio on an ownership blind basis. We calculate those results by including 100% of the properties included in our same store portfolio.

Stabilization is defined as the earlier of when a property that was developed has been completed for one year, is contributed to a co-investment venture following completion or is 90% occupied.

Stabilized NOI is equal to the estimated twelve months of potential gross rental revenue (base rent, including above or below market rents plus operating expense reimbursements) multiplied by 95% to adjust income to a stabilized vacancy factor of 5%, minus estimated operating expenses.

Total Expected Investment (“TEI”) represents total estimated cost of development or expansion, including land, development and leasing costs. TEI is based on current projections and is subject to change.

Total Stockholder Return (“TSR”) is calculated based on the stock price appreciation and dividends paid to show a total return to a stockholder over a period of time. This calculation assumes dividends are reinvested into the stock on the day the dividend is paid.

PROLOGIS PROXY STATEMENT | MARCH 24, 2023	A-8

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Mark, sign, and date your Proxy Voting Instruction Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Voting Instruction Form if you are authorizing your proxy by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00292-P87245-Z84399                                KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROLOGIS, INC.

The Board of Directors recommends you vote
FOR all the listed nominees:
1. Election of Directors
		For	Against	Abstain
Nominees:

1a. Hamid R. Moghadam		☐	☐	☐
1b. Cristina G. Bita		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
1c. James B. Connor		☐	☐	☐	2. Advisory Vote to Approve the Company’s Executive Compensation for 2022			☐	☐	☐

1d. George L. Fotiades		☐	☐	☐	The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain
1e. Lydia H. Kennard		☐	☐	☐	3. Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation		☐	☐	☐	☐
1f. Irving F. Lyons III		☐	☐	☐

1g. Avid Modjtabai		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

1h. David P. O’Connor		☐	☐	☐	4. Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Year 2023			☐	☐	☐

1i. Olivier Piani		☐	☐	☐

1j. Jeffrey L. Skelton		☐	☐	☐

1k. Carl B. Webb		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V00293-P87245-Z84399

PROLOGIS, INC.

Annual Meeting of Stockholders

May 4, 2023 1:30 P.M. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Hamid R. Moghadam, Timothy D. Arndt, and Edward S. Nekritz as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the Annual Meeting of Stockholders to be held on May 4, 2023, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this form.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED AND THE SHARES ARE HELD DIRECTLY IN YOUR NAME, IT WILL BE VOTED (1) FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT, (2) FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPANY’S EXECUTIVE COMPENSATION FOR 2022, (3) FOR AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION EVERY YEAR, (4) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2023, AND (5) IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

IF THESE SHARES ARE HELD IN YOUR 401(K) PLAN ACCOUNT AND YOU DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, THE TRUSTEE WILL VOTE ALL UNINSTRUCTED SHARES HELD IN THE COMPANY’S 401(K) PLAN IN THE SAME PROPORTION AS HOW INSTRUCTED SHARES HELD IN THE 401(K) PLAN ARE VOTED. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT, AND THIS PROXY. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side